As filed with the Securities and Exchange Commission on September 7, 1995
                                                  Registration No. ________
---------------------------------------------------------------------------
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                                __________

                                 FORM S-4
                          REGISTRATION STATEMENT
                                   UNDER
                        THE SECURITIES ACT OF 1933
                               ____________

                        GENERAL SIGNAL CORPORATION
          (Exact name of Registrant as specified in its charter)

           NEW YORK                 38230                     16-0445660
(State or other jurisdiction of  (Primary Standard          (IRS Employer
incorporation or organization)   Industrial Classification  Identification
                                 Code Number)               No.)

                            ONE HIGH RIDGE PARK
                       STAMFORD, CONNECTICUT  06904
                              (203) 329-4100
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                         _________________________


                            EDGAR J. SMITH, JR.
                        GENERAL SIGNAL CORPORATION
                            ONE HIGH RIDGE PARK
                       STAMFORD, CONNECTICUT  06904
                              (203) 329-4330
          (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         _________________________

                                Copies to:

W. LESLIE DUFFY, ESQ.                           SHAWN A. SMITH, ESQ.
CAHILL GORDON & REINDEL                         DATA SWITCH CORPORATION
80 PINE STREET                                  ONE WATERVIEW DRIVE
NEW YORK, NY  10005                             SHELTON, CT  06484
(212) 701-3000                                  (203) 926-1801

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger (the "Merger") of General Signal Acquisition Corporation ("Merger Sub") with and into Data Switch
Corporation ("Data Switch") pursuant to the Merger Agreement described in the enclosed Prospectus have been satisfied or are waived.

      If the only securities being registered on this Form are being offered in connection with the formation of a holding company and there is
compliance with General Instruction G, check the following box.   /__/


                      CALCULATION OF REGISTRATION FEE

                                       Proposed      Proposed
                                       Maximum       Maximum
Title of Each                          Offering      Aggregate     Amount of
Class of Securities  Amount to Be      Price         Offering      Registration
to Be Registered(1)  Registered(1)(2)  Per Share(3)  Price(4)      Fee(5)
-------------------  ----------------  ------------  -----------   ------------

Common Stock, $1.00
  par value.........   2,055,310       $ 31.00       $63,716,425   $ 21,971.18

(1) Also includes associated General Signal Purchase Rights. See "Description of General Signal Capital Stock; The Merger Agreement."

(2) The amount of common stock, par value $1.00 per share, of the Registrant (the "Common Stock") to be registered has been determined by multiplying the maximum exchange ratio of 0.14677 for such shares in the Merger by the maximum number of shares of common stock, par value $.01 per share, of Data Switch Corporation (the "Data Switch Common Stock") to be exchanged in the Merger, assuming the exercise prior to the effective time of the Merger (the "Effective Time") of all Data Switch stock options and warrants (whether or not currently exercisable).

(3) The proposed maximum offering price per share has been determined by dividing the maximum aggregate offering price (calculated in accordance with footnote (4) below) by the number of shares being registered hereby.

(4) The maximum aggregate offering price is determined by multiplying $4.55 (the value assigned to each share of Data Switch Common Stock pursuant to the Merger Agreement) by the maximum number of shares of Data Switch Common Stock to be exchanged in the Merger as calculated in footnote (2) above.

(5) In accordance with Rule 457(b), the total registration fee of $21,971.18 has been reduced by $11,830.52, which was previously paid on June 30, 1995 at the time of filing under the Securities Exchange Act of 1934, as amended, of a preliminary copy of Data Switch's proxy materials included herein. Accordingly, the registration fee payable upon filing of this Registration Statement is $10,140.66

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Cross-Reference Sheet Between Items in
            Form S-4 and Prospectus/Proxy Statement Pursuant to
                       Item 501(b) of Regulation S-K


Item No.    Form S-4 Caption                    Heading in Prospectus
--------    ----------------                    ---------------------
Item 1      Forepart of Registration Statement  Outside Front Cover
            and Outside Front Cover Page of     Page of Prospectus
            Prospectus

Item 2      Inside Front and Outside Back       Available Information;
            Cover Pages of Prospectus           Incorporation of Documents
                                                by Reference; Table of
                                                Contents

Item 3      Risk Factors, Ratio of Earnings     Summary; The Merger; The
            to Fixed Charges and Other          Merger Agreement; The
            Information                         Special Meeting

Item 4      Terms of the Transaction            Summary; The Merger; The
                                                Merger Agreement; Certain
                                                Related Matters; Certain Tax
                                                Consequences; Description of
                                                General Signal Capital
                                                Stock; Comparative Rights of
                                                Stockholders

Item 5      Pro Forma Financial Information     Summary; Unaudited Pro Forma
                                                Combined Condensed Financial
                                                Statements

Item 6      Material Contacts with the          Summary; The Merger; Certain
            Company Being Acquired              Related Matters


Item 7      Additional Information Required     Not Applicable
            for Reoffering by Persons and
            Parties Deemed to be Underwriters

Item 8      Interests of Named Experts and      Legal Matters; Experts
            Counsel

Item 9      Disclosure of Commission Position   Not Applicable
            on Indemnification for Securities
            Act Liabilities

Item 10     Information with Respect to S-3     Not Applicable
            Registrants

Item No.    Form S-4 Caption                    Heading in Prospectus
--------    ----------------                    ---------------------

Item 11     Incorporation of Certain            Incorporation of
            Information by Reference            Documents by Reference

Item 12     Information with Respect to S-2     Not Applicable
            or S-3 Registrants

Item 13     Incorporation of Certain            Not Applicable
            Information by Reference

Item 14     Information with Respect            Not Applicable
            to Registrants Other Than
            S-2 or S-3 Registrants

Item 15     Information with Respect to S-3     Not Applicable
            Companies

Item 16     Information with Respect to S-2     Outside Front Cover Page of
            or S-3 Companies                    Prospectus; Incorporation of
                                                Documents by Reference;
                                                Summary

Item 17     Information with Respect to         Not Applicable
            Companies Other Than S-2 or
            S-3 Companies

Item 18     Information if Proxies, Consents    Outside Front Cover Page of
            or Authorizations are to be         Prospectus; Available
            Solicited                           Information; Incorporation
                                                of Documents by Reference;
                                                The Special Meeting; The
                                                Merger; The Merger Agreement

Item 19     Information if Proxies, Consents    Not Applicable
            or Authorizations are not to be
            Solicited, or in an Exchange Offer

[LOGO]
                                                   CONFIDENTIAL, FOR USE OF
                                                   THE COMMISSION ONLY



                        DATA SWITCH CORPORATION
                          One Waterview Drive
                     Shelton, Connecticut  06484


                                                         September __, 1995

To the Stockholders of Data Switch Corporation:


            The Board of Directors of Data Switch Corporation
(herein "Data Switch") invites you to the Special Meeting of the Stockholders, which will be held on October __, 1995, commencing at _____________ at the __________________.

            At the Special Meeting you will be asked to consider and approve the proposed merger of General Signal Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of General Signal Corporation ("General Signal"), with and into Data Switch (the "Merger") pursuant to the Agreement and Plan of Merger (the "Merger Agreement") dated May 8, 1995 among General Signal, Merger Sub and Data Switch. A copy of the Merger Agreement is included as Annex A to the Prospectus/Proxy Statement. If approved, the Data Switch stockholders will receive shares of General Signal Common Stock in exchange for their Data Switch shares, based on a valuation of $4.55 per share of Data Switch, and, in accordance with Delaware law, will not have statutory appraisal rights.

            The proposed Merger has been approved by the Boards of Directors of Data Switch and General Signal and is subject to approval by holders of a majority of the outstanding common stock of Data Switch.

            The Board of Directors of Data Switch believes that the Merger is in the best interests of Data Switch and its stockholders and therefore unanimously recommends that you vote FOR the Merger. Details of the background and reasons for the proposed Merger appear in the attached Prospectus/Proxy Statement. Additional information regarding Data Switch and General Signal is also set forth in the Prospectus/Proxy Statement. I urge you to read this material carefully.

            The Data Switch Board of Directors has received the opinion of Needham & Company, Inc., Data Switch's financial advisor, that the consideration being offered in the Merger is fair from a financial point of view to Data Switch stockholders. A copy of this opinion is included as Annex B to the Prospectus/Proxy Statement.

            To ensure that you are represented at the meeting, please promptly sign and return the enclosed proxy. You may revoke your proxy at any time prior to its exercise, by written notice to Data Switch, by executing and delivering to Data Switch a later proxy prior to the meeting, or by attending the meeting and voting your shares in person.

            Proxies which are signed without being marked AGAINST the Merger will be voted FOR the Merger.

            PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS
TIME.  IF THE MERGER IS APPROVED YOU WILL BE SENT INSTRUCTIONS
REGARDING THE EXCHANGE OF YOUR EXISTING STOCK CERTIFICATES.

                                                Sincerely,

                                                WILLIAM J. LIFKA
                                                Chairman of the Board
                                                and Chief Executive
                                                Officer

                                                   CONFIDENTIAL, FOR USE OF
                                                   THE COMMISSION ONLY

                        DATA SWITCH CORPORATION
                          One Waterview Drive
                     Shelton, Connecticut  06484



                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                                      , 1995

                       ____________________________


            A Special Meeting of Stockholders of Data Switch Corporation (herein "Data Switch") will be held on October __, 1995 commencing at _____________ at ___________
to consider and vote upon the proposed merger of General Signal Acquisition Corporation ("Merger Sub"), a wholly-owned subsidiary of General Signal Corporation ("General Signal"), with and into Data Switch pursuant to an Agreement and Plan of Merger (the "Merger Agreement") dated May 8, 1995, among General Signal, Merger Sub and Data Switch.

            At the meeting, there shall be presented to the shareholders:

            (i) A resolution to approve the Merger and Merger Agreement in accordance with the terms of which (a) Merger Sub shall be merged with and into Data Switch, and
      (b) holders of common stock, par value $.01, of Data Switch ("Data Switch Common Stock") will be entitled to receive shares of common stock, par value $1.00, of General Signal ("General Signal Common Stock") based upon an exchange value of $4.55 per share of Data Switch Common Stock. The number of shares of General Signal Common Stock issuable to each shareholder of Data Switch shall be determined by dividing $4.55 by the Average Market Value, as defined in the Merger Agreement, during the thirty (30) consecutive trading days ending with the last trading day prior to the scheduled date of the Special Meeting.

            Approval of the Merger and Merger Agreement requires the affirmative vote of holders of a majority of the outstanding Data Switch Common Stock. If the Merger is approved, Data Switch stockholders, in accordance with Delaware law, will not have statutory appraisal rights. The Board of Directors unanimously recommends a vote FOR the Merger and Merger Agreement; and

           (ii) In the event that less than a majority of the outstanding Data Switch Common Stock is voted FOR the Merger and Merger Agreement on the scheduled date of the Special Meeting, a proposal to adjourn the meeting for up to 30 days in order to permit further solicitation of proxies in connection therewith.

            Pursuant to the Bylaws of Data Switch, the Board of Directors has fixed the close of business on September 18, 1995 as the date for determination of stockholders of record entitled to notice of, and to vote at, the Special Meeting.

            After reviewing the accompanying Prospectus/Proxy
Statement, please vote your shares in connection with the Merger and Merger Agreement, by signing and returning the Proxy card in the enclosed envelope.

            Proxies which are signed without being marked AGAINST the Merger will be voted FOR the Merger.

            PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS
TIME.  IF THE MERGER IS APPROVED, YOU WILL BE SENT INSTRUCTIONS
REGARDING THE EXCHANGE OF YOUR EXISTING STOCK CERTIFICATES.


                              By Order of the Board of Directors


                                    SHAWN A. SMITH
                                    Secretary and Corporate Counsel

Shelton, Connecticut
September __, 1995

                                                   CONFIDENTIAL, FOR USE OF
                                                   THE COMMISSION ONLY

         SUBJECT TO COMPLETION, DATED SEPTEMBER __, 1995
                            _______________

   GENERAL SIGNAL CORPORATION         DATA SWITCH CORPORATION

                   Prospectus and Proxy Statement
                            _______________


            This Prospectus/Proxy Statement ("Prospectus/Proxy Statement") is being furnished to stockholders of Data Switch Corporation, a Delaware corporation ("Data Switch") in connection with the solicitation of proxies by the Board of Directors of Data Switch for use at the Special Meeting of Stockholders (including any adjournment or postponement thereof) to be held on October __, 1995 (the "Special Meeting"). At the Special Meeting, stockholders of Data Switch will be asked to approve, and this Prospectus/Proxy Statement relates to, the proposed merger of General Signal Acquisition Corporation, a Delaware corporation ("Merger Sub") and a wholly owned subsidiary of General Signal Corporation, a New York corporation ("General Signal"), with and into Data Switch (the "Merger") with Data Switch as the Surviving Corporation, pursuant to the Agreement and Plan of Merger (the "Merger Agreement"), dated May 8, 1995, among General Signal, Merger Sub and Data Switch.

            If the Merger is approved by the stockholders of Data Switch, each share of common stock, par value $.01 of Data
Switch ("Data Switch Common Stock"), shall be converted into the right to receive the fraction of a share of common stock, par value $1.00, of General Signal ("General Signal Common Stock"), determined by dividing $4.55 by a valuation of General Signal Common Stock based upon the average price per share of General Signal Common Stock on the New York Stock Exchange for the thirty trading days prior to the Special Meeting; provided that such fraction shall not be greater than 0.14677 nor less than 0.10581 of a share of General Signal Common Stock. This Prospectus/Proxy Statement also constitutes a prospectus of General Signal with respect to the General Signal Common Stock.

            This Prospectus/Proxy Statement is accompanied by a copy of Data Switch's Annual Report on Form 10-K for the year ended December 31, 1994.

            This Prospectus/Proxy Statement and accompanying form
of proxy are first being mailed to stockholders of Data Switch on or about September __, 1995.
                              _______________

 THE SECURITIES ISSUABLE IN THE MERGER HAVE NOT BEEN APPROVED
  OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR
   ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
        PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PRO-
         SPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS
                          A CRIMINAL OFFENSE.
                              _______________

The date of this Prospectus/Proxy Statement is September __,
1995

                           AVAILABLE INFORMATION

            General Signal and Data Switch are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission") relating to their business, financial position, results of operations and other matters. Such reports and other information can be inspected and copied at the Public Reference Section maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its Regional Offices located at The Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, 15th Floor, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The General Signal Common Stock is listed on the New York Stock Exchange ("NYSE") and the Pacific Stock Exchange ("PSE"). The Data Switch Common Stock is quoted on the Nasdaq National Market System ("NASDAQ"). Such material can also be inspected at the offices of such exchanges and NASDAQ. The offices of such exchanges and NASDAQ are: the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Pacific Stock Exchange, 115 Sansome Street, Suite 1104, San Francisco, California 94104; and the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

            General Signal has filed with the Commission a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Common Stock offered hereby. This Prospectus/Proxy Statement does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to General Signal, Data Switch and the General Signal Common Stock offered hereby.

            No person is authorized to give any information or to make any representation not contained in this Prospectus/Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized by General Signal, Data Switch or any other person. This Prospectus/Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus/Proxy Statement nor any distribution of the securities made under this Prospectus/Proxy

Statement shall, under any circumstances, create an implication that there has been no change in the affairs of General Signal or Data Switch since the date of this Prospectus/Proxy
Statement.

                  INCORPORATION OF DOCUMENTS BY REFERENCE

            The following documents filed with the Commission by General Signal (File No. 1-996) and Data Switch (File
No. 1-9780) pursuant to the Exchange Act are incorporated by reference in this Prospectus/Proxy Statement:

            1. General Signal's Annual Report on Form 10-K for the year ended December 31, 1994;

            2. General Signal's Quarterly Reports on Form 10-Q for the three months ended March 31, 1995 and the six months ended June 30, 1995;

            3. General Signal's Current Reports on Form 8-K dated March 7, 1986, June 21, 1990, June 17, 1993 and
      June 26, 1995;

            4. Data Switch's Annual Report on Form 10-K for the year ended December 31, 1994, as amended by Form 10-K/A dated August 29, 1995;

            5. Data Switch's Quarterly Reports on Form 10-Q for the three months ended March 31, 1995 and the six months ended June 30, 1995; and

            6.    Data Switch's Current Report on Form 8-K dated
      June 21, 1988.

            All documents and reports filed by General Signal and Data Switch pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus/Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference in this Prospectus/Proxy Statement and to be a part hereof from the dates of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus/Proxy Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus/Proxy Statement.

            This Prospectus/Proxy Statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this Prospectus/Proxy Statement is delivered, on written or oral request, in the case of documents relating to General Signal, to General Signal Corporation, One High Ridge Park, Stamford, Connecticut 06904 (telephone number (203) 329-4100), Attn:
Secretary, or, in the case of documents relating to Data Switch, to Data Switch Corporation, One Waterview Drive, Shelton, Connecticut 06484 (telephone number (203) 926-1801),
Attn: Secretary. In order to ensure timely delivery of the incorporated documents, requests should be received prior to October __, 1995.

                             TABLE OF CONTENTS


                                                                     Page
                                                                     ----
AVAILABLE INFORMATION ................................................iii
INCORPORATION OF DOCUMENTS BY REFERENCE .............................. iv
SUMMARY ..............................................................  1
INTRODUCTION ......................................................... 27
THE COMPANIES......................................................... 27
THE SPECIAL MEETING .................................................. 28
   Date, Time and Place .............................................. 28
   Purpose of Special Meeting ........................................ 28
   Record Date; Voting Rights; Proxies ............................... 28
   Required Vote ..................................................... 29
   Proxy Solicitation ................................................ 30
THE MERGER ........................................................... 30
   Background of the Merger .......................................... 30
   Merger ............................................................ 32
   Merger Terms; Average Market Value ................................ 33
   Data Switch's Reasons for the Merger;
      Recommendation of the Data Switch Board of
      Directors ...................................................... 34
   Opinion of Data Switch's Financial Advisor ........................ 35
   Interest of Certain Persons in the Merger ......................... 41
   Possible Effect of Merger Termination Fee on
      Other Bids ..................................................... 43
   Resales by Affiliates of Data Switch .............................. 43
   Governmental Regulation ........................................... 44
   Accounting Treatment .............................................. 45
THE MERGER AGREEMENT ................................................. 45
   General............................................................ 45
   Representations and Warranties .................................... 48
   Covenants ......................................................... 48
   No Solicitation ................................................... 49
   Conditions ........................................................ 50
   Termination ....................................................... 50
   Termination Fees and Expenses ..................................... 52
   Indemnification; Insurance ........................................ 53
   Amendment ......................................................... 54
   Waivers; Consents ................................................. 54
   Appraisal Rights .................................................. 54
CERTAIN RELATED MATTERS .............................................. 54
   Data Switch Rights Agreement Amendment ............................ 54
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
      STATEMENTS ..................................................... 56
CERTAIN TAX CONSEQUENCES ............................................. 69
   General ........................................................... 69
   Federal Income Tax Consequences of the Merger ..................... 69
DESCRIPTION OF GENERAL SIGNAL CAPITAL STOCK .......................... 71
COMPARATIVE RIGHTS OF STOCKHOLDERS ................................... 73
   Amendments to Certificate of Incorporation ........................ 73

   Amendments to By-Laws ............................................. 73
   Directors ......................................................... 74
   Removal of Directors .............................................. 75
   Newly Created Directorships and Vacancies ......................... 75
   Vote Required for Certain Transactions ............................ 76
   Business Combinations ............................................. 76
   Appraisal Rights .................................................. 78
   Limitation on Directors' Liability ................................ 79
   Indemnification ................................................... 80
   Loans to Directors and Officers ................................... 81
   Special Meetings .................................................. 81
   Stockholder Action ................................................ 82
   Stockholder Action by Written Consent ............................. 82
   Payment of Dividends .............................................. 83
   Rights or Options ................................................. 83
   Preemptive Rights ................................................. 84
LEGAL MATTERS ........................................................ 84
EXPERTS .............................................................. 84
STOCKHOLDER PROPOSALS ................................................ 85

Annex A  -- Agreement and Plan of Merger
Annex B  -- Form of Fairness Opinion of Needham &
            Company, Inc.

                                  SUMMARY


            The following is a summary of certain information contained in this Prospectus/Proxy Statement. This summary does not contain a complete statement of all material information relating to General Signal, Merger Sub, Data Switch, the Merger or the Merger Agreement and is qualified in all respects by reference to the more detailed information and financial statements contained elsewhere or incorporated by reference in this Prospectus/Proxy Statement.

                                  General

            This Prospectus/Proxy Statement is being furnished in connection with the Merger Agreement among General Signal, Merger Sub and Data Switch. A copy of the Merger Agreement is attached as Annex A to this Prospectus/Proxy Statement.

                               The Companies

General Signal Corporation
One High Ridge Park
P.O. Box 10010
Stamford, Connecticut 06904
(203) 329-4100 ...................... General Signal Corporation,
                                      incorporated in New York in
                                      1904, designs, manufactures and
                                      sells equipment and instruments
                                      for the process control,
                                      electrical, automotive, mass
                                      transportation and
                                      telecommunications industries.
                                      General Signal serves these
                                      markets through three product
                                      sectors:  (1) Process Controls,
                                      (2) Electrical Controls, and
                                      (3) Industrial Technology.  The
                                      Telenex unit of General Signal,
                                      a part of the Industrial
                                      Technology sector, designs,
                                      develops, manufactures, sells
                                      and services network
                                      connectivity control and
                                      management systems; cable
                                      management and building wiring
                                      systems; and network
                                      diagnostics and analysis tools.

                                    -2-
Data Switch Corporation
One Waterview Drive
Shelton, Connecticut 06484
(203) 926-1801....................... Data Switch Corporation,
                                      incorporated in Delaware in
                                      1977, designs, develops,
                                      manufactures, markets and
                                      services products for large
                                      scale data center networks.
                                      Product categories include
                                      fiber-based systems, channel
                                      networking systems,
                                      communication systems and
                                      channel switches.


                            THE SPECIAL MEETING


Date, Place and Time ................ The Special Meeting will be held in [place], on [date and
                                      time], Eastern Daylight Savings
                                      Time ("EDT").

Purpose of the Special
Meeting ............................. At the Special Meeting, the
                                      holders of shares of Common
                                      Stock, par value $.01 per
                                      share, of Data Switch (the
                                      "Data Switch Common Stock")
                                      will consider and vote upon the
                                      adoption of the Merger
                                      Agreement and the transactions
                                      contemplated therein.

Record Date ......................... The record date for the Special
                                      Meeting is September 18, 1995.

Required Vote ....................... Under Section 252 of the
                                      Delaware General Corporation
                                      Law ("DGCL"), the affirmative
                                      vote or written consent of more
                                      than 50% of the outstanding
                                      shares of Data Switch Common
                                      Stock is required to approve
                                      the Merger Agreement.  Each of
                                      the directors and executive
                                      officers of Data Switch has
                                      advised Data

                                      Switch that he or
                                      she intends to vote or direct
                                      the vote of all shares of Data
                                      Switch Common Stock over which
                                      he or she has voting control (a
                                      total of 194,441 or
                                      approximately 1.6%, of the
                                      outstanding shares of Data
                                      Switch Common Stock as of
                                      June 30, 1995) in favor of
                                      approval of the Merger
                                      Agreement.  Richard E. Greene
                                      has entered into a letter
                                      agreement with General Signal,
                                      pursuant to which he has agreed
                                      to vote all shares of Data
                                      Switch Common Stock over which
                                      he has voting control (a total
                                      of 2,041,275 shares, or
                                      approximately 16% of the
                                      outstanding shares of Data
                                      Switch Common Stock as of
                                      June 30, 1995) in favor of
                                      approval of the Merger
                                      Agreement.  See "The Special
                                      Meeting -- Required Vote."

                                THE MERGER

Merger .............................. Subject to the requisite approval of Data Switch's
                                      stockholders and the satisfaction
                                      or waiver of certain other
                                      conditions, at the effective time
                                      of the Merger, Merger Sub shall
                                      be merged with and into Data
                                      Switch.  Data Switch shall be the
                                      Surviving Corporation and shall
                                      continue its corporate existence
                                      under the laws of the State of
                                      Delaware as a wholly owned
                                      subsidiary of General Signal.
                                      The Merger shall have the effects
                                      on Data Switch and Merger Sub as
                                      constituent corporations of the
                                      Merger as provided under the
                                      DGCL.  At the effective time of
                                      the Merger, the separate
                                      existence of Merger Sub shall
                                      cease.

Merger Terms; Average
  Market Value ...................... Upon consummation of the
                                      Merger, each share of Data Switch
                                      Common Stock, shall be converted
                                      into the right to receive the
                                      fraction of a share of General
                                      Signal Common Stock determined by
                                      dividing $4.55 by the Average
                                      Market Value (as hereinafter
                                      defined) of General Signal Common
                                      Stock; provided that such
                                      fraction shall be not greater
                                      than 0.14677 nor less than
                                      0.10581 of a share of General
                                      Signal Common Stock.  See "The
                                      Merger Agreement."

                                      Based on the closing price of
                                      General Signal Common Stock on
                                      the New York Stock Exchange
                                      composite tape during the thirty
                                      trading days ended September __,
                                      1995, the exchange ratio would
                                      have resulted in each share of
                                      Data Switch Common Stock being
                                      converted into _____ of a share
                                      of General Signal Common Stock.
                                      The market price for shares of
                                      General Signal Common Stock
                                      fluctuates daily.  The exchange
                                      ratio will be adjusted in
                                      accordance with the Merger
                                      Agreement based upon the closing
                                      prices for the General Signal
                                      Common Stock over the thirty
                                      trading days ending on the day
                                      prior to the scheduled date of
                                      the Special Meeting.
                                      Accordingly, the exchange ratio,
                                      the aggregate number of shares of
                                      General Signal Common Stock to be
                                      issued to Data Switch
                                      shareholders and the aggregate
                                      market value thereof will be
                                      subject to adjustment up to the
                                      day prior to the scheduled
                                      special meeting date.

                                      General Signal shall also issue
                                      shares of General Signal Common
                                      Stock in connection with its
                                      assumption of outstanding Data
                                      Switch employee stock options, to
                                      the extent such options are
                                      exercised after the Merger.
                                      There are currently outstanding
                                      options for 476,172 shares of
                                      Data Switch Common Stock held by
                                      officers and non-employee
                                      directors of Data Switch to
                                      purchase shares of Data Switch
                                      Common Stock with exercise prices
                                      ranging from $2.00 to $8.13 per
                                      share.  The exercise price of
                                      87.3% of the Data Switch options
                                      is at or below $4.55 per share.

Data Switch's Reasons for
  Merger; Recommendation of
  the Board of Directors of
  Data Switch........................ On May 5, 1995, the Board of
                                      Directors of Data Switch
                                      unanimously approved the Merger
                                      Agreement and the Merger as being
                                      in the best interest of its
                                      stockholders and resolved to
                                      recommend that its stockholders
                                      approve the Merger Agreement and
                                      the transactions contemplated
                                      thereby.  See "The Merger -- Data
                                      Switch's Reasons for the Merger;
                                      Recommendation of the Board of
                                      Directors of Data Switch."

Opinion of Financial
Advisor.............................. Needham & Company, Inc.
                                      ("Needham") delivered its oral
                                      opinion on April 27, 1995 to the
                                      Data Switch Board of Directors to
                                      the effect that, as of the date
                                      of such opinion, the
                                      consideration to be received by
                                      the stockholders of Data Switch
                                      in the Merger was fair, from a
                                      financial point of view, to the
                                      stockholders of Data Switch.
                                      Needham & Company confirmed its
                                      oral opinion in a written opinion
                                      dated September   , 1995.  The
                                      full text of Needham's written
                                      opinion, which sets forth the
                                      assumptions made, matters
                                      considered, limitations on and
                                      scope of its review, is attached
                                      hereto as Annex B.  Data Switch
                                      stockholders are urged to, and
                                      should, read such opinion in its
                                      entirety.  See "The Merger --
                                      Opinion of Data Switch's
                                      Financial Advisor."

Interests of Certain
  Persons in the Merger ............. The Merger Agreement includes certain provisions relating to
                                      the indemnification of Data
                                      Switch's officers and directors
                                      and provides for the continuation
                                      of current directors' and
                                      officers' liability insurance for
                                      Data Switch directors and
                                      officers.  See "The Merger
                                      Agreement --Indemnification;
                                      Insurance."

                                      As of June 30, 1995, the twelve
                                      executive officers and directors
                                      of Data Switch (as a group)
                                      beneficially owned an aggregate
                                      of 194,441 shares of Data Switch
                                      Common Stock (excluding shares
                                      subject to outstanding stock
                                      options).  All such shares will
                                      be treated in the Merger in the
                                      same manner as shares of Data
                                      Switch Common Stock held by other
                                      stockholders of Data Switch.  See
                                      "The Merger -- Merger Terms;
                                      Average Market Value."

                                      As of June 30, 1995, the
                                      executive officers of Data Switch
                                      (as a group) also held options to
                                      purchase an aggregate of 348,672
                                      shares of Data Switch Common
                                      Stock pursuant to Data Switch's
                                      stock option plans.  In addition,
                                      as of June 30, 1995, the non-
                                      employee directors of Data Switch

                                      (as a group) held options to
                                      purchase an aggregate of
                                      127,500 shares of Data Switch
                                      Common Stock.  The treatment of
                                      such options is described under
                                      "The Merger Agreement -- Effect
                                      on Company Options."

                                      Data Switch has entered into
                                      Executive Severance Compensation
                                      Agreements with its executive
                                      officers pursuant to which such
                                      officers would be entitled to
                                      receive payments of six months'
                                      salary, plus up to 50% of such
                                      officer's aggregate total
                                      compensation during the five
                                      fiscal years preceding the
                                      Merger, if the individual
                                      officer's employment with Data
                                      Switch is involuntarily
                                      terminated (as defined in such
                                      Agreements) for reasons other
                                      than cause following the Merger,
                                      or during the six-month period
                                      preceding the Merger.  See "The
                                      Merger -- Interests of Certain
                                      Persons in the Merger."

Governmental and
  Regulatory Matters ................ The Merger is subject to the
                                      Hart-Scott-Rodino Antitrust
                                      Improvements Act of 1976, as
                                      amended (the "HSR Act"), and
                                      the rules and regulations
                                      thereunder, which provide that
                                      certain transactions may not be
                                      consummated until required
                                      information and material have
                                      been furnished to the Antitrust
                                      Division of the Department of
                                      Justice (the "Justice
                                      Department") and the Federal
                                      Trade

                                      Commission (the "FTC")
                                      and certain waiting periods
                                      have expired or been
                                      terminated.  General Signal and
                                      Data Switch filed the required
                                      information and material with
                                      the Justice Department and the

                                      FTC on May 18, 1995 and the
                                      waiting period terminated on
                                      June 2, 1995.  See "The
                                      Merger -- Governmental
                                      Regulation."

Accounting Treatment ................ The Merger is expected to qualify as a
                                      "pooling-of-interests" for
                                      accounting and financial
                                      reporting purposes.

Effective Time of
  the Merger ........................ If the Merger Agreement is
                                      approved and adopted by Data
                                      Switch's stockholders and the
                                      other conditions to the Merger
                                      are satisfied or waived, the
                                      Merger will be consummated and
                                      become effective at the time of
                                      filing of, or at such later
                                      time specified in, a
                                      certificate of merger, with the
                                      Secretary of State of the State
                                      of Delaware in accordance with
                                      the provisions of Section 252
                                      of the DGCL (the date and time
                                      of such effectiveness being the
                                      "Effective Time").  Assuming
                                      all other conditions of the
                                      Merger are satisfied or waived,
                                      the Merger is expected to
                                      become effective as promptly as
                                      practicable after obtaining the
                                      necessary approval of Data
                                      Switch's stockholders.  See
                                      "The Merger Agreement."

Conditions to the Merger;
  Termination ....................... The obligations of General
                                      Signal and Data Switch to
                                      effect the Merger are subject
                                      to the
                                      satisfaction or waiver
                                      of certain conditions set forth
                                      in the Merger Agreement,
                                      including, among other things,
                                      that General Signal and Data
                                      Switch shall have received a
                                      letter from Cahill Gordon &
                                      Reindel that, in their opinion,
                                      for federal income tax
                                      purposes, the Merger will be
                                      treated as a tax-free
                                      reorganization.  See "The
                                      Merger Agreement --
                                      Conditions."  The Merger
                                      Agreement may be terminated
                                      (i) by mutual consent of
                                      General Signal and Data Switch,
                                      (ii) by either party if the
                                      Merger is not consummated on or
                                      before December 31, 1995,
                                      (iii) by either party if any
                                      court of competent jurisdiction
                                      in the United States or other
                                      governmental body in the United
                                      States shall have issued an
                                      order (other than a temporary
                                      restraining order), decree or
                                      ruling or taken any other
                                      action restraining, enjoining
                                      or otherwise prohibiting the
                                      Merger, (iv) by either party if
                                      the requisite stockholder
                                      approval of Data Switch has not
                                      been obtained at the Special
                                      Meeting and (v) in certain
                                      other situations.  See "The
                                      Merger Agreement -- Termina-
                                      tion."

Termination Fees
  and Expenses ...................... Under certain circumstances, if the Merger Agreement is
                                      terminated, General Signal may
                                      be entitled to receive a
                                      termination fee of $2.4 million
                                      and the payment of up to $1.5
                                      million for fees and expenses
                                      relating to the transaction.

                                      See "The Merger -- Possible
                                      Effect of Merger Termination
                                      and Fee on Other Bids; The
                                      Merger Agreement -- Termination
                                      Fees and Expenses."

Appraisal Rights .................... Holders of Data Switch Common
                                      Stock do not have statutory
                                      appraisal rights.  See "The
                                      Merger Agreement -- Appraisal
                                      Rights."

Certain Federal
  Income Tax Consequences ........... It is expected that the Merger will qualify as a tax-free
                                      reorganization for federal
                                      income tax purposes.
                                      Accordingly, no gain or loss
                                      should be recognized by holders
                                      of Data Switch Common Stock
                                      upon receipt of shares of
                                      General Signal Common Stock in
                                      the Merger in exchange for such
                                      Data Switch Common Stock
                                      (receipt of cash in lieu of a
                                      fractional interest in General
                                      Signal Common Stock will,
                                      however, be taxable).  See
                                      "Certain Tax Consequences."
                                      Data Switch stockholders are
                                      urged to consult their own tax
                                      advisors as to the specific tax
                                      consequences to them of the
                                      Merger.

Comparative Rights
  of Stockholders ................... For a comparison of New York and Delaware laws and of the
                                      respective certificates of
                                      incorporation and by-laws of
                                      General Signal and of Data
                                      Switch governing the rights of
                                      General Signal stockholders and
                                      Data Switch stockholders,
                                       respectively, see "Comparative
                                       Rights of Stockholders."

                             ________________

              SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA
                       OF GENERAL SIGNAL CORPORATION

      The following selected financial information of General Signal for each of the years ended December 31, 1994, 1993, 1992, 1991 and 1990 has been derived from General Signal's audited financial statements contained in its Annual Reports on Form 10-K for the years then ended and is qualified in its entirety by such documents. The selected financial information of General Signal as of and for the six months ended June 30, 1995 and 1994 has been derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended June 30, 1995 are not necessarily indicative of results for the full year. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the Notes thereto incorporated by reference into this Prospectus/ Proxy Statement.

                                                               -13-
                                  Six Months Ended
                                       June 30,                               Year Ended December 31,
                                ---------------------     --------------------------------------------------------------
                                 1995         1994        1994            1993          1992           1991        1990
                                                                       (In millions, except per share data)
Summary of Operations:
  Net sales .................    $852.4       $721.1    $1,527.7        $1,354.2      $1,477.8      $1,424.1    $1,497.3
  Cost of sales .............     590.9        512.1     1,109.5           959.0       1,070.2       1,015.7     1,061.8
  Selling, general and
    administrative expenses..     147.4        131.4       292.3           259.3         287.7         282.7       304.9
  Transaction and
    consolidation charge.....      --           --          --              13.2(b)       --            --          --
  Acquisition of businesses
    and special items .......       7.4         --         (46.2)(a)       (33.0)(c)      85.6(d)      --          83.3(e)
                                 ------       ------    --------        --------      --------      --------    --------

  Total operating costs and
    expenses ................     745.5        643.5     1,355.6         1,198.5       1,443.5       1,298.4     1,450.0
                                 ------       ------    --------        --------      --------      --------    --------
  Operating earnings ........      86.9         77.6       172.1           155.7          34.3         125.7        47.3
  Interest expense, net .....      (8.9)        (5.7)      (11.8)          (16.6)        (24.8)        (28.3)      (31.8)
                                 ------       ------    --------        --------      --------      --------    --------
  Earnings (loss) from
    continuing operations
    before income taxes .....      78.0         71.9       160.3           139.1           9.5          97.4        15.5
  Income taxes ..............      27.3         24.4        56.2            41.0           3.2          28.2         7.3
                                 ------       ------    --------        --------      --------      --------    --------

Earnings (loss) from
    continuing operations ...      50.7         47.5       104.1            98.1           6.3          69.2          8.2
  Discontinued operations ...     (49.6)(g)      2.1(f)    (23.4)(f)(g)    (31.5)(f)       6.1(f)      (15.0)(f)(g) (41.1)(f)(g)
  Extraordinary charge, net
    of taxes.................      --           --         --               (6.6)(h)      (0.3)(h)       --           --
  Cumulative effect of
    accounting changes ......      --           --         --              (25.3)(i)     (92.4)(j)       --           --
                                 ------       ------    --------        --------      --------      --------       --------

  Net earnings (loss) .......      $1.1        $49.6       $80.7           $34.7        $(80.3)        $54.2       $(32.9)

                                                                        -14-


                                       Six Months Ended
                                           June 30,                                  Year Ended December 31,
                                      --------------------       ----------------------------------------------------------------
                                      1995        1994           1994            1993             1992           1991      1990
                                                                             (In millions, except per share data)

  Earnings (loss) per share
    of common stock
    Continuing operations ........     $1.07      $1.00          $2.20           $2.17            $0.15         $1.80      $0.21
    Discontinued operations ......     (1.05)      0.05          (0.49)          (0.70)            0.15         (0.40)     (1.07)
    Extraordinary charge .........        --        --            --             (0.14)           (0.01)          --        --
    Cumulative effect of
      accounting changes .........        --        --            --             (0.56)           (2.21)          --        --
                                       ------     -----          -----           -----           -------        -----     ------
   Net earnings (loss) ..........      $0.02      $1.05          $1.71           $0.77           $(1.92)        $1.40     $(0.86)
                                       ------     -----          -----           -----           -------        -----     ------
  Cash dividends per share .......     $0.48      $0.45          $0.90           $0.90            $0.90         $0.90      $0.90
  Average common shares
    outstanding ..................     47.3       47.4           47.3            45.2              41.8          38.6       38.4

                                                                  -15-


                                         June 30,                                     December 31,
                                        ---------        ---------------------------------------------------------------------------
                                           1995              1994             1993             1992           1991         1990
                                                                         (In millions, except per share data)
Summary of Financial Position
-----------------------------
  (at end of period):
  -------------------
  Working capital ...................       $388.0          $360.1           $268.8           $347.8         $243.9       $310.6
  Property, plant and
    equipment, net ..................        298.8           280.5            263.4            246.9          263.7        283.0
  Total assets ......................      1,549.8         1,342.6          1,224.9          1,258.4        1,180.2      1,294.6
  Total long-term liabilities .......        658.2           437.6            373.9            537.7          345.7        440.8
  Shareholders' equity ..............        533.6           547.9            525.2            374.8          476.4        450.3

_____________________________

(a)  Includes $55.2 million of proceeds from the break-up of the merger with Reliance Electric Company, partially offset by related transaction costs of $9.0 million.

(b)  Represents a transaction and consolidation charge of $13.2 million for the acquisition of Revco Scientific, Inc.

(c)  Represents credits of $53.2 million for the reversal of excess semiconductor equipment operations reserves, partially offset by $15.0 million provided for factory consolidation and rearrangement, reorganization of lines of distribution and administration, and product realignment, and $5.2 million for other previously divested operations.

(d)  Represents an $85.6 million charge ($58.2 million, net of related income tax benefits) in the fourth quarter of 1992 related to the divestiture of the semiconductor equipment operations.

(e)  Represents a $76.0 million charge related to the disposal of certain semiconductor units and a $7.3 million charge related to the reduction of operation capacity, employment and product lines at various General Signal locations.

(f)  Represents the income (loss) from operations of General Signal's discontinued businesses.

(g)  Represents net of tax charges for the disposal of General Signal's discontinued businesses.

(h)  Represents charges for early extinguishment of debt.

(i)  A non-cash charge of $25.3 million was incurred in 1993 as a result of the adoption by General Signal of new accounting standards for post-employment benefits (FAS 112).

(j)  A non-cash charge of $92.4 million was incurred in 1992 as a result of adoption by General Signal of new accounting standards for post-retirement benefits other than pensions (FAS 106) and income taxes (FAS 109).


      SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DATA SWITCH


            The following selected financial information of Data Switch for each of the years ended December 31, 1994, 1993, 1992, 1991 and 1990 has been derived from Data Switch's audited financial statements contained in its Annual Reports on Form 10-K for the years then ended and is qualified in its entirety by such documents. The selected financial information of Data Switch as of and for the six months ended June 30, 1995 and 1994 has been derived from unaudited consolidated financial statements which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such information for the unaudited interim periods. The operating results for the six months ended June 30, 1995 are not necessarily indicative of results for the full year. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations and the Consolidated Financial Statements and the Notes thereto incorporated by reference into this Prospectus/Proxy Statement.

                                                                       -18-
                                         Six Months Ended
                                              June 30,                                   Year Ended December 31,
                                        -----------------       ---------------------------------------------------------------
                                        1995         1994      1994           1993          1992         1991         1990
                                                                             (in millions, except per share data)
STATEMENT OF OPERATIONS DATA
Revenues, net                          $48.1        $43.4       $90.6         $95.1         $84.0        $103.0        $121.8
Cost of revenues                        27.1         24.0        49.6          55.0          42.7          52.1          59.4
                                      ------       ------      ------        ------        ------        ------        ------
Gross profit                            21.0         19.4        41.0          40.1          41.3          50.9          62.4
Selling, general and
    administrative                      12.1         12.0        24.6          25.0          26.7          32.8          34.1
Engineering and development              4.9          5.6        10.5          13.0          12.7          11.7          11.9
Restructuring charge                       -            -           -           1.8(a)          -             -             -
Relocation expense                       0.4            -           -             -             -             -             -
Goodwill amortization and
    write-down                           0.1          0.1         0.2           0.2           0.2          34.5(b)        2.9
                                      ------       ------      ------        ------        ------        ------        ------
Income (loss) from operations            3.5          1.7         5.7           0.1           1.7         (28.1)         13.5
Other expense                           (0.7)        (0.8)       (1.7)         (2.2)         (2.9)         (3.8)         (5.3)
                                      ------       ------      ------        ------        ------        ------        ------
Income (loss) before income taxes        2.8          0.9         4.0          (2.1)         (1.2)        (31.9)          8.2
Provision for (benefit from)
    income taxes                         1.0          0.3         1.4          (0.1)         (0.2)          0.9           4.9
                                      ------       ------      ------        ------        ------        ------        ------
Income (loss) before
    extraordinary gain                   1.8          0.6         2.6          (2.0)         (1.0)        (32.8)          3.3
     Extraordinary gain                  0.1            -           -             -             -           0.4(c)        2.8(c)
                                      ------       ------      ------        ------        ------        ------        ------
    Net income (loss)                   $1.9         $0.6        $2.6         ($2.0)        ($1.0)       ($32.4)         $6.1
                                      ------       ------      ------        ------        ------        ------        ------
                                      ------       ------      ------        ------        ------        ------        ------
Income (loss) before extraordinary
    gain per common share              $0.14        $0.05       $0.21        ($0.16)       ($0.08)       ($2.76)        $0.28
                                      ------       ------      ------        ------        ------        ------        ------
                                      ------       ------      ------        ------        ------        ------        ------
Net income (loss) per common share     $0.15        $0.05       $0.21        ($0.16)       ($0.08)       ($2.73)        $0.52
                                      ------       ------      ------        ------        ------        ------        ------
                                      ------       ------      ------        ------        ------        ------        ------
Cash dividends per share                   -            -           -             -             -             -             -
                                      ------       ------      ------        ------        ------        ------        ------
                                      ------       ------      ------        ------        ------        ------        ------
Weighted average number of common
    shares outstanding                12,801       12,325      12,358        12,120        11,993        11,892        11,693
                                      ------       ------      ------        ------        ------        ------        ------
                                      ------       ------      ------        ------        ------        ------        ------

                                                                        -19-

                                          As of June 30, 1995                        Year Ended December 31,
                                          -------------------    --------------------------------------------------------------
                                                                   1994            1993             1992        1991     1990
                                                                 (in millions, except per share data)



BALANCE SHEET DATA
------------------
Working capital                                   $32.2             $28.6           $34.0            $27.8      $40.8     $41.2
Total assets                                       61.1              57.7            60.1             56.8       68.7     104.9
Short-term debt and current
    portion of long-term debt and
    capital lease obligations                       2.1               1.8             0.2              1.1        1.8       0.7
Capital lease obligations,
    less current portion                            0.6               0.5             0.7              0.6        0.6       0.4
Long-term debt, less current portion               20.9              19.6            25.5             19.5       30.6      34.0
Redeemable warrants                                   -                 -             0.9              0.8        0.7       0.6
Total shareholders' equity                         24.7              22.6            19.7             21.5       22.7      55.0

(a) Represents severance and related expenses in connection with a workforce reduction of approximately 10% that commenced in the fourth quarter of 1993.

(b) Includes a charge of $33.0 million related to the write down of goodwill associated with the T-Bar purchase to estimated recoverable value and write off of goodwill associated with the purchase of a minority interest in Intellinet Corporation.

(c) Net gain from exchange of convertible debentures in 1990 and from repurchases of debt in 1991 and 1990.

                SELECTED UNAUDITED PRO FORMA FINANCIAL DATA


            The selected pro forma financial information of General Signal and Data Switch is derived from the pro forma combined condensed financial statements and should be read in conjunction with such pro forma financial statements and notes thereto. Historical and pro forma information for certain periods is derived from financial statements for certain periods that are not included herein. For pro forma purposes, General Signal's consolidated financial statements for the six-month periods ended June 30, 1995 and 1994 and for each of the five years ended December 31, 1994 have been combined with the financial statements of Data Switch for such periods giving effect to the proposed transaction under the pooling-of-interests method of accounting.

            The pro forma information is presented for comparative purposes only and does not purport to be indicative of the operating results or financial position that would have resulted if the Merger had been consummated, nor is it necessarily indicative of future operating results or financial position.

                                                                       -21-


                                       Six Months Ended
                                          June 30,                               Year Ended December 31,
                                    --------------------        ----------------------------------------------
                                    1995            1994        1994         1993        1992            1991        1990
                                                                     (In millions, except per share data)

Pro Forma - General Signal
  and Data Switch:
Operating Earnings ..............      $87.9       $84.9       $178.0      $155.7         $35.7          $97.5        $60.7
Earnings from Continuing
  Operations ....................       52.5        48.1        106.7        96.1           5.3           36.4         11.5
Net Earnings ....................       (4.2)       49.5         83.3        32.7         (81.3)          21.8        (26.8)
Earnings per Share from
  Continuing Operations .........       1.07        0.98         2.18        2.05          0.12           0.90         0.29
Weighted Average Common Stock
  and Equivalent Common
  Stock .........................       49.0        49.1         49.0        46.9          43.5           40.3         40.1
Total Assets at End of
  Period ........................    1,605.8     1,358.0      1,400.3     1,285.2       1,315.2        1,248.9      1,399.5
Long-term Obligations............      679.9       442.8        457.7       400.1         557.9          376.9        475.2
Shareholders' Equity at
  End of Period .................      546.9       576.3        570.5       544.9         396.3          499.1        505.3
Dividends per Share .............       0.48        0.45         0.90        0.90          0.90           0.90         0.90

                        COMPARATIVE PER SHARE DATA

            The following table sets forth certain historical and pro forma combined per share data giving effect to the Merger on a pooling-of-interest accounting basis as described more fully in the notes to the unaudited combined condensed pro forma financial statements. The data should be read in conjunction with the selected historical and pro forma financial data, the pro forma financial data, the pro forma combined condensed financial statements and the separate historical consolidated financial statements of General Signal and Data Switch and notes thereto, incorporated into this Prospectus/Proxy Statement. The unaudited pro forma combined financial data are not necessarily indicative of the operating results that would have been achieved had the transaction been in effect at the beginning of the periods presented and should not be considered indicative of future operations.

            Equivalent pro forma combined Data Switch per share amounts are calculated by multiplying the pro forma earnings per share of General Signal Common Stock from continuing operations, pro forma book value per share of General Signal Common Stock, and historical dividends per share of General Signal Common Stock by an assumed exchange ratio so that the per share amounts are equated to the comparative values for each share of Data Switch Common Stock. The assumed exchange ratio used in the following table is 0.12133, which would be the exchange ratio if the Average Market Value (as hereinafter defined) of General Signal Common Stock were $37.50. The actual exchange ratio can range from 0.10581 to 0.14677 (reflecting an Average Market Value ranging from $43 to $31 per share of General Signal Common Stock). During the last thirty trading days ended September __, 1995, the price of General Signal Common Stock has ranged from __________ to __________.

                                                             -23-


                                                  Six Months                          Year Ended
                                                Ended June 30,                        December 31,
                                            ---------------------         -----------------------------------
                                              1995         1994           1994           1993          1992
                                            --------      -------         ------         -----         -------
Historical per General Signal Share:
Earnings from Continuing Operations ....       $1.07       $1.00           $2.20          $2.17         $0.15
Dividends ..............................        0.48        0.45            0.90           0.90          0.90
Book Value .............................       11.23                       11.64

Historical per Data Switch Share:
Earnings from Continuing Operations ....        0.14        0.05            0.21          (0.16)        (0.08)
Dividends ..............................          --          --                --            --           --
Book Value .............................        1.97                        1.82

Pro Forma Combined per General
  Signal Share:
Earnings from Continuing
  Operations (a) .......................        1.07        0.98            2.18           2.05          0.12
Dividends ..............................        0.48        0.45            0.90           0.90          0.90
Book Value (a) .........................       11.15                       11.69

Pro Forma Combined per Data
  Switch Share:
Earnings from Continuing Operations ....        0.13        0.12            0.26           0.25          0.01
Dividends ..............................        0.06        0.05            0.11           0.11          0.11
Book Value .............................        1.35                        1.42

Pro Forma Combined per General
------------------------------
  Signal Share assuming minimum and
  ---------------------------------
  maximum exchange ratios (b):
  ---------------------------
Earnings from Continuing Operations ....   1.06-1.08   0.97-0.98       2.16-2.19         2.04-2.06         0.12-0.12
Dividends ..............................        0.48        0.45            0.90              0.90         0.90
Book Value ............................. 11.05-11.16                 11.62-11.74



Pro Forma Combined per Data
---------------------------
  Switch Share assuming minimum and
  ---------------------------------
  maximum exchange ratios (b):
  ---------------------------
Earnings from Continuing Operations.....   0.11-0.16   0.10-0.14       0.23-0.32         0.22-0.30          0.01-0.02
Dividends ..............................   0.05-0.07   0.05-0.07       0.10-0.13         0.10-0.13          0.10-0.13
Book Value .............................   1.17-1.64                   1.23-1.72


(a) Based on the aggregate of (1) historical General Signal weighted average shares outstanding and (2) 0.12133 times the historical Data Switch weighted average shares outstanding.

(b) Reflects minimum and maximum exchange ratios ranging from 0.10581 to 0.14677.

             COMPARATIVE MARKET PRICE AND DIVIDEND INFORMATION

General Signal and Data Switch Common Stock Price Range and
Dividends

           The General Signal Common Stock is listed for trading on the NYSE and the PSE under the symbol GSX. The Data Switch Common Stock is quoted on the Nasdaq National Market System under the symbol DASW. The following table sets forth the high and low sale prices of the General Signal Common Stock as reported on the NYSE Composite Tape and the Data Switch Common Stock as reported on NASDAQ for the periods indicated.

                                       General
                                       Signal             Data Switch

                                       High      Low      High     Low
1992
  First Quarter........................31        25 7/8   3 3/8     1 3/4
  Second Quarter.......................32 5/8    28 5/8   2 1/2       7/8
  Third Quarter........................29 7/8    26 7/8   2 3/8     1 5/16
  Fourth Quarter.......................30 7/8    26 1/2   2 7/8     1 5/8

1993
  First Quarter........................31 7/8    30 1/8   4 5/8     2 3/16
  Second Quarter.......................33 7/8    30 1/16  4 1/4     2 5/8
  Third Quarter........................33 7/8    30 1/2   3 3/8     1 7/8
  Fourth Quarter.......................37 7/8    31 1/2   2 3/4     1 1/2

1994
  First Quarter........................38        32 1/2   3         1 1/2
  Second Quarter.......................34 5/8    30 1/8   2 15/16   2
  Third Quarter........................37 1/2    32 1/4   2 5/8     2 1/8
  Fourth Quarter.......................37 1/4    31       3         2 1/8

1995
  First Quarter........................36 5/8    31       4 1/8     3
  Second Quarter ......................40        35 1/8   4 3/8     2 13/16
  Third Quarter to
    September __, 1995.................

            The market value of General Signal Common Stock received for each share of Data Switch Common Stock is $4.55, calculated as set forth in the Merger Agreement. See "The
Merger -- Merger Terms; Average Market Value."

            On May 5, 1995, the last full day of trading prior to the announcement of the Merger, the last reported sale prices for the Data Switch Common Stock on NASDAQ and for the General Signal Common Stock on the NYSE Composite Tape were $3.75 and $37.50, respectively.

            On September__, 1995, the last reported sale prices for the Data Switch Common Stock on NASDAQ and for the General
Signal Common Stock on the NYSE Composite Tape were $______ and
$______, respectively.

            General Signal has paid cash dividends of $.90 per share each year from 1985 through, and including, 1994. In the first quarter of 1995, General Signal increased its dividend to $.96 per share. Although it is General Signal's present intention to continue to pay regular dividends, the payment of dividends in the future is subject to the discretion of General Signal's Board of Directors, which may consider such factors as General Signal's earnings and financial condition and other factors which it deems relevant. Data Switch has never paid a cash dividend to its stockholders.

                               INTRODUCTION

            This Prospectus/Proxy Statement constitutes the proxy statement of Data Switch relating to the solicitation of proxies from Data Switch's stockholders by the Board of Directors of Data Switch for use at the Special Meeting and any adjournment or postponement thereof. This Prospectus/Proxy Statement also constitutes the prospectus of General Signal filed with the Commission as part of the Registration Statement under the Securities Act relating to the General Signal Common Stock to be issued to stockholders of Data Switch upon the consummation of the Merger.

                               THE COMPANIES

General Signal Corporation

            General Signal Corporation, incorporated in New York in 1904, designs, manufactures and sells equipment and instruments for the process control, electrical, automotive, mass transportation and telecommunications industries. General Signal serves these markets through three product sectors:
(i) Process Controls, (ii) Electrical Controls, and
(iii) Industrial Technology. The Telenex unit of General Signal, a part of the Industrial Technology sector, designs, develops, manufactures, sells and services network connectivity control and management systems; cable management and building wiring systems; and network diagnostics and analysis tools. General Signal's corporate strategy is to develop its current three product sectors and their related core businesses through internal growth, expansion into international markets and the acquisition of businesses which extend the product lines of General Signal's current operations. General Signal seeks to achieve a critical mass of sales in each of its operating units to allow each business unit to compete effectively on a global basis.

Data Switch Corporation

            Data Switch Corporation, incorporated in Delaware in 1977, designs, develops, manufactures, markets and services products for large scale data center networks. Product categories include fiber-based systems for connecting fiber processors and peripherals, channel networking systems for connecting channel-attached devices and processors over extended distances, communication systems for connecting users onto the networks entering a data center and channel switches for connecting legacy channels to peripherals. The Company's products are intended to facilitate the flow of data through complex information processing resources, such as airline reservation systems, financial networks and common carrier networks.

                            THE SPECIAL MEETING

Date, Time and Place

            The Special Meeting will be held on October __, 1995 at _____, local time, at ___________________________.

Purpose of Special Meeting

            At the Special Meeting, Data Switch stockholders of record on the Record Date will be asked to consider and vote on a proposal to approve the Merger Agreement pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into Data Switch; Data Switch, as the Surviving Corporation, will become a wholly-owned subsidiary of General Signal; and each share of Data Switch Common Stock issued and outstanding at the Effective Time will be converted into the right to receive the fraction of a share of General Signal Common Stock determined by dividing $4.55 by the Average Market Value (as hereinafter defined) of General Signal Common Stock. See "The Merger Agreement." No fractional General Signal Common Stock will be issued in the Merger. Data Switch stockholders will receive cash in lieu of fractional shares. The Special Meeting will also transact such other business, if any, as may properly come before the Special Meeting.

            THE BOARD OF DIRECTORS OF DATA SWITCH HAS UNANIMOUSLY
APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT
ALL SHAREHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

Record Date; Voting Rights; Proxies

            The Board of Directors of Data Switch has fixed the close of business on September 18, 1995 as the Record Date for the determination of stockholders entitled to notice of and to vote at the Special Meeting. Only holders of record of Data Switch Common Stock at the close of business on the Record Date will be entitled to notice of and to vote at the Special Meeting or any adjournment or postponement thereof. Each shareholder is entitled to one vote per share held of record on the Record Date. Data Switch stockholders are entitled to cast their votes at the Special Meeting in person or by properly executed proxies. Data Switch Common Stock represented by properly executed proxies received at or prior to the Special Meeting will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. If no instructions are indicated, such shares will be voted FOR approval of the Merger Agreement, and, at the discretion of the proxy holder, as to any other matter which may properly come before the Special Meeting. Abstentions and broker non-votes will have the same effect as votes against approval of the Merger Agreement. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice thereof to the Secretary of Data Switch, by signing and returning a later dated proxy, or by voting in person at the Special Meeting; however, mere attendance at the Special Meeting will not itself have the effect of revoking the proxy.

Required Vote

            As of June 30, 1995 there were 12,524,400 shares of Data Switch Common Stock outstanding, held by approximately 2,300 holders of record. The DGCL requires the affirmative vote of the holders of a majority of the outstanding Data Switch Common Stock to approve the Merger Agreement. Each of the directors and executive officers of Data Switch has advised Data Switch that he or she intends to vote or direct the vote of all shares of Data Switch Common Stock over which he or she has voting control in favor of approval and adoption of the Merger Agreement. As of June 30, 1995, such directors and executive officers of Data Switch were entitled to vote or direct the voting of an aggregate of 194,441, or approximately 1.6%, of the outstanding shares of Data Switch Common Stock.

            In connection with the execution of the Merger Agreement and to facilitate the consummation of the Merger, General Signal entered into a letter agreement with Richard E. Greene, pursuant to which Mr. Greene agreed to vote the 2,041,275 shares of Data Switch Common Stock which he holds, beneficially or of record (representing approximately 16% of Data Switch Common Stock outstanding as of June 30, 1995), and any shares of Data Switch Common Stock he may acquire after May 8, 1995 in favor of approval of the Merger Agreement, the Merger and the other transactions contemplated thereby. Mr. Greene has also granted General Signal an irrevocable proxy, which shall remain in effect until December 31, 1995, to vote such shares and any shares of Data Switch Common Stock acquired after May 8, 1995, as specified above.

Proxy Solicitation

            Data Switch will pay for cost of solicitation of proxies on behalf of the Board of Directors of Data Switch, except that expenses incurred in printing, mailing and filing this Prospectus/Proxy Statement will be shared equally by General Signal and Data Switch. In addition to soliciting proxies by mail, directors, officers and employees of Data Switch may solicit proxies in person or by telephone, telecopy, telegram or other means of communication. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of proxy solicitation material to beneficial owners of shares of Data Switch Common Stock held of record by such persons, and Data Switch may reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith. Data Switch has retained a proxy solicitor at an estimated cost not to exceed $5,000, plus reimbursement of expenses, to assist in its solicitation of proxies from stockholders.

                                THE MERGER

Background of the Merger

            The Data Switch Perspective. From its inception in 1977, Data Switch has designed, manufactured, marketed and serviced switching systems for large scale, high-speed data networks. From a base of products for data processing systems, Data Switch expanded into communications networks, channel access and protocol conversion systems and fiber optic cabling systems.

            IBM's introduction of fiber based (ESCON) technology in September, 1990 opened new avenues of opportunity for Data Switch, which has since expended a significant portion of its research and development resources in exploring a broad array of products which enable users to make the transition from copper-based (Bus and Tag) to ESCON technology. As early as late 1992, Data Switch recognized that these opportunities would be significantly enhanced if the interests of Data Switch could be combined with a strong partner. Since that time, Data Switch has developed a number of strategic alliances with other entities in the computer and communications industry, but without any provision for a capital infusion. General Signal was one of several companies with which Data Switch explored possibilities for a strategic alliance in late spring and ending in early summer of 1994. Thereafter, Data Switch expected to fashion its business plans based on continuing as an independent, stand-alone entity, although one with loose ties to various other entities.

            On or about March 17, 1995, General Signal initiated discussions with Data Switch, and such discussions proceeded through a series of intensive meetings in April of 1995 leading up to the Merger Agreement of May 8, 1995. Throughout the process Data Switch, represented by its financial advisor, Needham, continued to weigh the benefits and risks of alternative actions. The principal benefit of rejection of the Merger Agreement discussed by the Board of Directors was the opportunity for the Company to complete its development of certain new products as an independent entity with a relatively small capital base in order to retain the prospective value and profits of such products for the existing shareholder base. Management had also discussed alliances with other potential suitors. No such suitor made any offer, bid or suggestion concerning any merger transaction. The Board considered the possibility that such a transaction might arise in the future.

            The principal risks of rejecting the General Signal merger proposal considered by the Board included potential failure of and/or delivery delays with respect to the new products, the adequacy of the Company's capital if new product development was deferred, market share and competitive product considerations and uncertainties with respect to prospective management transitions.

            At the time the Merger Agreement was presented to the Data Switch Board for action on April 27, 1995 and May 5, 1995, the basic proposal presented was the Merger with General
Signal, or continuation by Data Switch as an independent entity, with a new President/Chief Executive Officer. The
Board determined that, on balance, the consideration to the stockholders of the Merger and Merger Agreement was of greater value than the benefits of remaining as an independent entity faced with difficult challenges in a competitive marketplace.
See "Data Switch's Reasons for the Merger; Recommendation of the Board of Directors of Data Switch."

            The General Signal Perspective. In March, 1995, the President of General Signal's Telenex unit and the Chief Executive Officer of Data Switch began discussions in which each recognized that by merging Data Switch with the Telenex unit, the combined entity would be able to compete more effectively and to support extensive international sales efforts. Both Telenex and Data Switch have focused on providing products and services to support large data centers serving banks, credit card operations, airline reservation systems and similar operations. Telenex has specialized in products and services employing the communications technology required by such data centers, while Data Switch products and services have been directed to the data processing functions of data center operations. The combined entity will have a complementary, wide range of products, service skills and research and development capabilities, to meet all connectivity and switching requirements of large data centers, domestically and abroad. Overseas, Telenex has supported distributors in various countries through direct support centers in Europe and the Far East. Data Switch has direct sales forces in Germany, the United Kingdom and Italy. These sales and support entities can readily be combined with Telenex distribution channels to accelerate sales growth overseas.

            Subsequently, the President of the Telenex unit, the Chief Executive Officer of Data Switch and the senior executive officers of General Signal agreed to enter into serious negotiations regarding such a merger and General Signal commenced its due diligence review.

            The negotiations culminated on May 5, 1995 when the respective Boards of Directors of General Signal and Data
Switch met and approved the Merger. The Merger Agreement was executed as of May 8, 1995.

Merger

            Following the approval and adoption of the Merger by the requisite vote of the stockholders of Data Switch and the satisfaction or waiver of the other conditions to the Merger, General Signal Acquisition Corporation ("Merger Sub") will be merged with and into Data Switch, with Data Switch continuing as the Surviving Corporation and as a wholly owned subsidiary of General Signal. The Merger will become effective upon the filing with the Secretary of State of the State of Delaware a duly executed certificate of merger (the "Certificate of Merger"), in the form required by and in accordance with the DGCL, or at such time thereafter as is provided in the Certificate of Merger.

Merger Terms; Average Market Value

            As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:
(i) each share of Data Switch Common Stock issued and outstanding immediately prior to the Effective Time (except for shares owned by Data Switch or any of its subsidiaries) shall be converted into the right to receive the fraction of a share (the "Exchange Ratio") of General Signal Common Stock determined by dividing $4.55 by the Average Market Value (as hereinafter defined); provided, however, that the Exchange
Ratio shall be calculated to five decimal places and shall in no event be greater than 0.14677 of a share of General Signal Common Stock or less than 0.10581 of a share of General Signal Common Stock. Holders of Data Switch Common Stock shall also have the right to receive together with each share of General Signal Common Stock issued in the Merger, an associated common stock purchase right ("General Signal Purchase Right") pursuant to the Rights Agreement dated as of March 7, 1986, as amended, between General Signal and the Rights Agent named therein. All shares of Data Switch Common Stock shall automatically be cancelled as a result of the consummation of the Merger at the Effective Time. References herein to the Data Switch Common Stock being converted in the Merger shall be deemed to include the associated Data Switch Purchase Rights (as hereinafter defined) and the General Signal Common Stock issuable in the Merger shall be deemed to include the associated General Signal Purchase Rights.

            The shares of General Signal Common Stock and General Signal Purchase Rights to be delivered by General Signal in exchange for shares of Data Switch Common Stock are hereinafter sometimes called the "Closing Consideration." "Average Market Value" means the arithmetic average of the closing price per share of General Signal Common Stock as reported on the New
York Stock Exchange (the "NYSE") composite tape for the thirty
(30) consecutive trading days ending with the last trading day prior to the scheduled date of the Special Meeting specified in this Prospectus/Proxy Statement. In the event of any change in General Signal Common Stock or Data Switch Common Stock by reason of any stock split, readjustment, stock dividend, exchange of shares, reclassification, recapitalization or otherwise, the Exchange Ratio shall be correspondingly adjusted.

Data Switch's Reasons for the Merger; Recommendation of the
Board of Directors of Data Switch

            The Board of Directors of Data Switch unanimously believes that the Merger and the Merger Agreement are fair to, and in the best interests of, Data Switch and its stockholders, and accordingly recommends a vote FOR approval of the Merger and Merger Agreement.

            In making its determination, prior to entering into the Merger Agreement, the Board of Directors and Data Switch considered (i) the historical financial results of Data Switch and General Signal; (ii) the prospects for and the risks involved in Data Switch's traditional products, including data processing and communications switching systems, high performance computer networking systems, and channel access systems; (iii) the prospects for and risks involved in Data Switch's recently introduced and potential products, including ESCON (fiber based) directors, fiber management systems for the data center, wide area channel extension for ESCON, and switching solutions for developing technologies, including Fiber Distributed Data Interface, Asynchronous Transfer Mode and Synchronous Optical Network; (iv) trends in the industry to form strategic alliances among joint development, service and support and distribution partners; (v) recent developments in the computer and communications networking markets resulting in the elimination, by purchase or combination, of other small and limited product offering entities; (vi) the benefits to Data Switch of becoming a part of the General Signal organization with its greater financial resources and potentially synergistic operations; (vii) the operating benefits to be gained by a combination of Data Switch operations with those of the Telenex unit of General Signal; (viii) recent market prices for the Common Stock of Data Switch and the Common Stock of General Signal; (ix) the amount of consideration to be received by Stockholders of Data Switch in the Merger; and (x) the opinion of Data Switch's financial advisor that the consideration to be received in the Merger is fair, from a financial point of view, to the stockholders of Data Switch. Each of the foregoing considerations supported the Board's determination to recommend a vote FOR approval of the Merger.

            The Board also considered the option of remaining independent, and determined that the risks and challenges of remaining independent outweighed the potential benefits of such a course in the face of the opportunity to merge Data Switch with General Signal. As an independent entity, Data Switch would continue to confront alone the significant challenges in the networking industry resulting from the fact that a large number of its competitors have substantially greater financial and manpower resources than Data Switch, increased consolidations among and between other participants, declining revenues from its mature products, and risks to the development and acceptance of its newer products. The Data Switch Board also considered potential impediments to the achievement of its 1995 operating plan, including the need to accelerate the introduction of new products and to increase the proportion of revenues and gross profits being derived from newer products. The Company's products operate in the heart of data centers in which the customer's capacity for down-time is near zero. Data Switch also recognized that the increasing focus on the high-growth LAN/WAN switching and ATM markets is likely to mandate significant future investments in research and development. During 1994, Data Switch's research and development expenditures, as a fraction of revenues, was 11.6%. Finally, when Mr. William J. Lifka undertook in early 1994 to serve as interim Chairman and Chief Executive Officer, it was on the express understanding that a fully qualified new President/CEO would be promptly sought and hired by the Company. Data Switch was on the verge of hiring an individual whom it believed to be fully competent for the tasks. However, in considering the General Signal merger proposal the Board determined that the uncertainties involved in the transition to any new leader of a complex enterprise were a risk factor to any decision to remain independent under all of the circumstances presented.

            Based on all of the foregoing factors, the Data
Switch Board unanimously recommends a vote FOR the Merger and Merger Agreement.

Opinion of Data Switch's Financial Advisor

            Pursuant to an engagement letter dated July 6, 1994, Data Switch retained Needham to furnish financial advisory and investment banking services with respect to a possible merger and to render an opinion as to the fairness, from a financial point of view, to the Data Switch stockholders, of the consideration offered in any proposed merger. The amount of consideration to be exchanged in the Merger was determined through negotiations between Data Switch management and General Signal management and not by Needham, although Needham did assist Data Switch management in certain of these negotiations by facilitating discussions between the parties directly and indirectly; by initiating contacts with third parties to help management gauge the relative range of receptivity in the event that the Company were made available for sale generally, and not as part of a negotiated merger transaction; and by locating and analyzing comparable transactions in the computer and communications industries for the purpose of helping management consider the value of the General Signal merger proposal.

            At a meeting of the Board of Directors of Data Switch on April 27, 1995, Needham delivered its oral opinion that, as of such date and based upon the matters described therein, the consideration to be received by the stockholders of Data Switch in the Merger is fair to the stockholders of Data Switch from a financial point of view. Needham has subsequently delivered its written opinion, reaffirming its oral opinion, that as of the date of this Prospectus/Proxy Statement and based upon the matters described therein, the consideration to be received by the stockholders of Data Switch in the Merger is fair to the stockholders of Data Switch from a financial point of view. Needham's opinion is directed only to the financial terms of the Merger Agreement and does not constitute a recommendation to any stockholder of Data Switch as to how such stockholder should vote at the Data Switch Special Meeting.

            Needham is not expressing any opinion as to what the value of General Signal Common Stock will be when issued to the stockholders of Data Switch pursuant to the Merger or the price at which General Signal Common Stock will trade subsequent to the Merger. The complete text of the September 5, 1995 opinion (the "Needham Opinion") is attached to this Prospectus/Proxy Statement as Annex B, and the summary of the Needham Opinion set forth in this Prospectus/Proxy Statement is qualified in its entirety by reference to the Needham Opinion. Data Switch stockholders are urged to read the Needham Opinion carefully and in its entirety for a description of the procedures followed, the factors considered and the assumptions made by Needham.

            In arriving at its opinion, Needham reviewed and analyzed, among other things, (i) the Merger Agreement; (ii) certain other documents related to the Merger, including drafts of the Prospectus/Proxy Statement; (iii) certain publicly available information concerning Data Switch and General Signal and certain other relevant financial and operating data of Data Switch and General Signal made available from the internal records of Data Switch and General Signal; (iv) the historical stock prices and trading volumes of Data Switch's and General Signal's Common Stock; (v) publicly available financial data of public companies which it deemed generally comparable to Data Switch; (vi) the financial terms of certain other business combinations, which it deemed generally relevant; and
(vii) certain financial forecasts and projections prepared by Data Switch's and General Signal's respective managements. In addition, Needham held discussions with certain members of both Data Switch's and General Signal's senior managements concerning their current and future business prospects and participated in the discussions and negotiations among representatives of Data Switch and General Signal and their legal advisors and independent auditors. Needham visited the Data Switch facility in Shelton, Connecticut and performed such other studies, analyses, inquiries and investigations as it deemed appropriate. Needham assumed and relied upon, without independent verification, the accuracy and completeness of the information it reviewed for purposes of its opinion. With respect to Data Switch's and General Signal's financial forecasts provided to Needham by their respective managements, Needham has assumed that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Data Switch and General Signal. Needham did not make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of Data Switch or General Signal. Needham's opinion stated that it is necessarily based on economic, monetary and market conditions existing as of the date of such opinion.

            Based on this information, Needham performed a variety of financial analyses of the Merger and the Merger consideration. The following paragraphs summarize the significant quantitative and qualitative analyses performed by Needham in arriving at its opinion presented to the Data Switch Board of Directors.

            Comparable Company Analysis.  Needham compared
            ---------------------------
selected historical and projected operating and stock market data and operating and financial ratios for Data Switch to the corresponding data and ratios of certain other publicly traded mainframe-related connection companies, which it deemed generally comparable to Data Switch. Such data and ratios included total market capitalization to historical and projected revenue, price per share to historical and projected earnings per share and market value to historical book value.

            Companies deemed to be generally comparable to Data
Switch included Apertus Technologies Incorporated, Computer

Network Technology Corporation, Dynatech Corporation and General DataComm Industries. For these companies the multiples of projected 1996 revenues ranged from 0.4 to 2.1 with a mean of 1.0 and a median of 0.6, compared to a multiple of projected 1996 revenues for Data Switch of 0.6; the multiples of projected 1996 net income ranged from 4.6 to 15.3 with a mean of 10.5 and a median of 10.4, compared to a multiple of projected 1996 net income for Data Switch of 7.8; and the multiples of historical book value ranged from 1.6 to 5.8 with a mean of 2.9 and a median of 1.8, compared to a multiple of historical book value for Data Switch of 3.1.

            Comparable Transaction Analysis.  Needham also
            -------------------------------
analyzed publicly available financial information for twenty-six selected mergers and acquisitions of companies in the computer technology industry. In examining these transactions, Needham analyzed certain income statement and balance sheet parameters of the acquired companies relative to the consideration offered. Multiples analyzed included consideration offered plus debt assumed to historical revenue, consideration offered plus debt assumed to historical earnings before interest and taxes, consideration offered to historical net income and consideration offered to historical book value. In certain cases, complete financial data was not publicly available for these transactions and only partial information was used in such instances.

            Proposed and completed computer technology deals analyzed by Needham included: Prime Computer, Inc./ Computervision Corporation; Tandem Computers Incorporated/ Ungermann-Bass, Inc.; Anacomp, Inc./Xidex Corporation; Massachusetts Computer Corporation/Concurrent Computer Corporation; Unisys Corporation/Convergent, Inc.; STC PLC/Computer Consoles, Inc.; Olivetti USA, Inc./ISC Systems Corporation; Novell, Inc./Excelan, Inc.; Hewlett-Packard Company/Apollo Computer, Inc.; Archive Corporation/Cipher Data Products, Inc.; HND Corporation/Dataproducts Corporation; Acer America Corporation/Altos Computer Corporation; American Telephone & Telegraph Company/NCR Corporation; NCR Corporation/ Teradata Corporation; Conner Peripherals, Inc./ Archive Corporation; Network Systems Corporation/Bytex Corporation; DCA Holdings, Inc./Digital Communications Associates; The MacNeal-Schwendler Corporation/PDA Engineering; Cirrus Logic, Inc./PicoPower Technology, Inc.; Storage Technology Corporation/Network Systems Corporation; Raytheon Company/ Xyplex, Inc.; Arrow Electronics, Inc./Anthem Electronics, Inc.; Avid Technology, Inc./ Digidesign, Inc.; Powersoft Corporation/ Sybase, Inc.; Thomson

Corporation/MEDSTAT Group, Inc.; and Siemens Nixdorf Information AG/Pyramid Technology Corporation. For these transactions the multiples of last twelve months' revenues ranged from 0.4 to 8.9 with a mean of
1.8 and a median of 1.0, compared to Data Switch's multiple of last twelve months' revenues of 0.8. The multiples of last twelve months' earnings before interest and taxes ranged from 6.5 to 61.4 with a mean of 19.3 and a median of 18.5, compared to Data
Switch's multiple of last twelve months' earnings before interest and taxes of 11.9. The multiples of last twelve months' net income ranged from 3.6 to 263.8 with a mean of 42.8 and a median of 29.7, compared to Data Switch's multiple of last twelve months' net income of 27.5. The multiples of historical book value ranged from 0.7 to 7.7 with a mean of 2.7 and a median of 2.4, compared to Data Switch's multiple of historical book value of 3.1.

            Premiums Paid in Mergers.  Needham analyzed the
            ------------------------
premiums paid (for those transactions where premiums were available) in the twenty-six merger transactions listed. Based on stock prices four weeks prior to the announcement date, 16.0% of the transactions were for premiums less than or equal to 40%, 44.0% of the transactions were for premiums greater than 40% but not more than 60%, and 40.0% of the transactions were for premiums greater than 60%.

            Based on Data Switch's average closing stock price four weeks prior to the announcement date of the Merger, the premium for the Merger is 52%, which approximates to the median for such transactions of 54%.

            Stock Trading History.  Needham examined the history
            ---------------------
of trading prices and volumes for Data Switch Common Stock and General Signal Common Stock, both separately and in relation to each other, and the relationship between movements of Data Switch Common Stock and General Signal Common Stock and movements in composite indices such as the Standard & Poor's 500, Nasdaq Composite and the Dow Jones Industrials.

            Analysis of the Company's stock trading history revealed that Data Switch Common Stock traded in a range of $2.00 to $4.0625 over the previous year with an average stock price of $2.67 over this period. The $4.55 per share consideration to be paid to Data Switch stockholders in the Merger represents a 70% premium to such average stock price. Needham's analysis also indicated that, in general, the General Signal Common Stock traded in line with the Standard & Poors' 500 composite index over the previous year. Needham further noted that the General Signal Common Stock traded at an average daily volume of 136,066 over the previous year compared with the average daily volume of the Data Switch Common Stock of 40,487, which implies that the General Signal Common Stock to be received by Data Switch stockholders in the Merger should be more liquid than the Data Switch Common Stock.

            No company or transaction used in any comparable analysis as a comparison is identical in the case of Data Switch. Accordingly, these analyses are not mathematical; rather they involve complex considerations and judgments concerning differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading and acquisition values of the comparable companies and transactions to which they are being compared.

            The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not really susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of either Data Switch or General Signal. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable as set forth therein. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold.

            Pursuant to its engagement letter, Needham has been paid a retainer fee of $50,000 and will receive an additional $100,000 relating to Needham's advisory role; Needham will also receive an additional transaction fee, due and payable upon the closing of the Merger, of $350,000 plus an additional $2,000 for every $0.01 that the fair market value of the consideration per share at the time of the Merger is greater than $3.75, provided that the total transaction fee does not exceed $550,000.

Based on the consideration to be paid in the Merger, Needham will receive, on consummation of the Merger, a transaction fee of $510,000. Data Switch has also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Needham as financial advisor to Data Switch.

            Needham is a nationally recognized investment banking firm. As part of its investment banking services Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. During the first five months of 1995, based upon information published by AutEx, Needham was not a significant market maker for Data
Switch Common Stock. However, in the normal course of its market-making activities Needham may, from time to time, have a long or short position in, and buy or sell, Data Switch securities, which positions, on occasion, may be material in size relative to the volume of trading activity. Needham was retained by the Data Switch Board of Directors to act as Data Switch's financial advisor in connection with the Merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with the mainframe-related connection industry. In the normal course of its business, Needham may actively trade the equity securities of General Signal for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities. In addition, Needham has previously provided investment banking services to General
Signal on matters unrelated to the Merger, including acting as a financial advisor to General Signal in the sale by General Signal of its Ultratech Stepper subsidiary and as co-manager of an initial public offering of 6,200,000 shares of common stock and a subsequent public offering of 2,300,000 shares of common stock of Electroglas, Inc., a former subsidiary of General Signal.

Interest of Certain Persons in the Merger

            Holdings of Data Switch's Officers and Directors.
            -------------------------------------------------
In considering the Merger, stockholders should be aware that Data Switch's directors and members of Data Switch's management have interests in the Merger as described below.

            Indemnification. Pursuant to the terms of the Merger Agreement, General Signal shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of Data Switch against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and Data Switch's Restated Certificate of Incorporation and By-laws in effect on May 8, 1995 (to the extent consistent with applicable law).

            The Merger Agreement further provides that for a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect, subject to certain limits, the current policies of directors' and officers' liability insurance maintained by Data Switch (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time.

            Employee Plans and Severance Arrangements.  As of
            -----------------------------------------
June 30, 1995, the executive officers and directors of Data Switch (as a group) beneficially owned an aggregate of 194,441 shares of Data Switch Common Stock (excluding shares subject to outstanding stock options). All such shares will be treated in the Merger in the same manner as shares of Data Switch Common Stock held by other stockholders of Data Switch.

            As of June 30, 1995, the executive officers of Data Switch (as a group) also held options to purchase an aggregate of 348,672 shares of Data Switch Common Stock pursuant to Data Switch's stock option plans. In addition, as of June 30, 1995, the non-employee directors of Data Switch (as a group) held options to purchase an aggregate of 127,500 shares of Data Switch Common Stock. The treatment of such options is described under "The Merger Agreement -- Effect on Company Options." Assuming the Exchange Ratio is 0.12133, based on an Average Market Value of $37.50 for General Signal Common Stock, if all such options are exercised for the positive difference (if any) between the Average Market Value and the exercise price under the option (after conversion), the aggregate value of the General Signal Common Stock so acquired by all executive officers would be $1,586,414 and the aggregate value of the General Signal Common Stock so acquired by all non-employee directors would be $580,109.

            Data Switch has entered into Executive Severance Compensation Agreements with its executive officers pursuant to which such officers will be entitled to receive payments of six months' salary, plus up to 50% of such officer's aggregate total compensation during the five fiscal years preceding the Merger, if the individual officer's employment with Data Switch is involuntarily terminated (including a reduction in compensation or demotion in title) for reasons other than cause following the Merger, or during the six-month period preceding the Merger. If all such officers' employment with Data Switch were terminated, the aggregate payments to such officers under the Executive Severance Compensation Agreements would be $3,260,340.37.


Possible Effect of Merger Termination Fee on Other Bids

            The Merger Agreement provides that General Signal will receive a merger termination fee of $2.4 million under certain circumstances. Specifically, Data Switch will promptly pay the fee to General Signal if General Signal terminates the Merger Agreement because Data Switch furnishes or discloses, or publicly discloses its intention to furnish or disclose, non-public information to a third party with respect to an Acquisition Transaction (as defined under "The Merger Agreement -- No Solicitation"). Further, if the Merger Agreement has not otherwise been terminated (except by the mutual consent of General Signal's and Data Switch's Boards of Directors) and if a person has made a bona fide proposal concerning a Business Transaction (as defined under "The Merger Agreement -- Termination Fees and Expenses") and Data Switch or any of its subsidiaries has entered into an agreement to effect, or has effected, such transaction by May 8, 1996, then Data Switch will pay to General Signal such merger termination fee immediately before entering into such agreement or effecting such transaction. The Merger cancellation fee described above could have the effect of discouraging a third party from pursuing a takeover of, or other acquisition transaction involving, Data Switch or any of its subsidiaries because the cost of such takeover or other acquisition transaction, if successful, would be increased by the amount of such fee.

Resales by Affiliates of Data Switch

            None of the shares of General Signal Common Stock received by Data Switch stockholders in connection with the Merger will be subject to restrictions on transfer under the Securities Act, except that shares of General Signal Common Stock received by persons who are deemed to be "affiliates" (as such term is defined in Rule 144 under the Securities Act) of Data Switch prior to the Merger may be resold by them only in transactions permitted by the resale provisions of Rule 145(d) or, in the case of any such persons who become affiliates of

General Signal, Rule 144 under the Securities Act, or as otherwise permitted under the Securities Act.

            Pursuant to letter agreements dated May 8, 1995, each of the executive officers and directors of Data Switch
(12 persons), and Richard E. Greene, a founder of, and major stockholder in, Data Switch, have agreed with General Signal that they will not sell, transfer or otherwise dispose of any General Signal Common Stock received by him in the Merger until after such time as results covering at least 30 days of combined operations of Data Switch and General Signal have been published by General Signal, in the form of a quarterly earnings report, a report to the SEC on Form 10-K, 10-Q or 8-K, or any other public filing or announcement which includes such combined results of operations.

Governmental Regulation

            Antitrust. Certain acquisition transactions, including the Merger, may not be consummated until certain information has been furnished to the Justice Department and the FTC pursuant to the HSR Act, and certain waiting period requirements thereunder have been satisfied. General Signal and Data Switch filed the required information and material with the Justice Department and the FTC with respect to the Merger Agreement on May 18, 1995 and the waiting period was terminated on June 2, 1995. No additional filings are applicable with respect to the Merger pursuant to the HSR Act and the rules promulgated thereunder.

            At any time before or after the Effective Time, the Justice Department or the FTC or a private person or entity could seek under the antitrust laws, among other things, to enjoin the Merger or to cause the Surviving Corporation to divest itself, in whole or in part, of businesses presently conducted by General Signal or Data Switch. There can be no assurance that a challenge to the Merger will not be made or that, if such a challenge is made, General Signal and Data Switch will prevail. The obligations of General Signal and Data Switch to consummate the Merger are subject to the condition that there be no preliminary or permanent injunction or other order by any court or governmental or regulatory authority of competent jurisdiction prohibiting consummation of the Merger.

            Environmental Matters.  Connecticut has enacted
            ---------------------
environmental statutes governing the change of control of facilities located in this state. These statutes apply to the sale or transfer of stock in a corporation resulting in a merger. The Connecticut statute requires the owner or operator of an establishment to submit a negative declaration to the transferee and a copy of such declaration to the Commissioner of the Connecticut Department of Environmental Protection (the "Commissioner"). If the owner or operator is unable to submit a negative declaration, the transferee or other party must certify to the Commissioner prior to the transfer that, to the extent necessary to minimize or mitigate a threat to human health or the environment, such person shall contain, remove or otherwise mitigate the effects of any discharge, spillage, uncontrolled loss, seepage or filtration of hazardous waste on-site in accordance with procedures and a time schedule approved by the Commissioner. Approval by the Commissioner of the procedures and time schedule may occur after the transfer. Data Switch has agreed to comply with the foregoing requirements under these transfer laws and to obtain any other necessary environmental approvals. General Signal does not anticipate that any environmental requirements will delay the completion of the Merger.

Accounting Treatment

            General Signal will account for the Merger by the pooling-of-interests method of accounting under GAAP. See
"Unaudited Pro Forma Combined Condensed Financial Statements."

                           THE MERGER AGREEMENT

General

            The following is a brief summary of certain
provisions, including all material terms, of the Merger
Agreement.   This summary is qualified in its entirety by
reference to the Merger Agreement, which is attached as Annex A to this Prospectus/Proxy Statement and is incorporated herein by reference in its entirety.

            The Merger Agreement provides that, following the approval and adoption of the Merger by the requisite vote of the stockholders of Data Switch and the satisfaction or waiver of the other conditions to the Merger, Merger Sub will be merged with and into Data Switch, with Data Switch continuing as the Surviving Corporation and as a wholly owned subsidiary of General Signal. The Merger will become effective upon filing with the Secretary of State of the State of Delaware a duly executed Certificate of Merger, in the form required by and in accordance with the DGCL, or at such time thereafter as is provided in the Certificate of Merger.

            The Restated Certificate of Incorporation and By-laws of Data Switch as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and By-laws of the Surviving Corporation until thereafter amended as provided by law.

            The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Data Switch immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

            Exchange of Common Stock.  Promptly after the
            ------------------------
Effective Time, General Signal shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Data Switch Common Stock (the "Certificates"), a form letter of transmittal and instructions for use in effecting the surrender of the Certificates for exchange. Data Switch stockholders should not send in their Certificates until they receive a transmittal form. Upon surrender to General Signal of a Certificate, together with such letter of transmittal duly executed together with any other required documents, the holder of such Certificate shall be entitled to receive from General Signal in exchange therefor that number of shares of General Signal Common Stock which such holder has the right to receive under the Merger Agreement, and such Certificate shall forthwith be cancelled. Until surrendered in accordance with the provisions of the Merger Agreement, each Certificate shall represent, for all purposes, the right to receive the Closing Consideration in respect of the number of shares of Data Switch Common Stock evidenced by such Certificate, without any interest thereon.

            No Fractional General Signal Common Stock. Each holder of shares of Data Switch Common Stock who upon surrender of Certificates would be entitled to receive a fraction of a share of General Signal Common Stock shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Average Market Value. The fractional share interests of each Data Switch stockholder will be aggregated, and no Data Switch stockholder will receive cash in an amount equal to or greater than the value of one full share of General Signal Common Stock. Except for the discussions under "Summary -- The Merger -- Certain Federal Income Tax Consequences" and "Certain Tax Consequences," all references in this Prospectus/Proxy Statement to shares of General Signal Common Stock to be issued as Closing Consideration shall be deemed to include any cash in lieu of fractional shares payable pursuant to the Merger Agreement.

            Effect on Data Switch Options.  As of the Effective
            -----------------------------
Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Data Switch Common Stock that is outstanding under the Data Switch Plans immediately prior to the Effective Time, whether or not exercisable, shall be assumed by General Signal in such manner that each such option shall be exercisable upon the same terms and conditions as under the applicable Data Switch Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of General Signal Common Stock (rounded up to the nearest whole share) into which the number of shares of Data Switch Common Stock subject to such option immediately prior to the Effective Time would be converted as described above if such option were exercised prior to the Effective Time, and
(ii) the option price per share of General Signal Common Stock shall be an amount equal to the option price per share of Data Switch Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided, however, that in the case of options intended to qualify as "incentive stock options" pursuant to Section 422 of the Code, any such adjustment shall be made in such a manner as not to disqualify such options as "incentive stock options."

            Prior to the Effective Time, Data Switch shall (i) obtain any consents from holders of outstanding options to purchase Data Switch Common Stock granted under the Data Switch Plans and (ii) make any amendments to the terms of the Data Switch Plans or any award granted thereunder that, in the case of either (i) or (ii), are necessary to give effect to the transactions contemplated by the first paragraph of "--Effect on Data Switch Options" above; provided, however, that any such consents and amendments shall not change the vesting of such options in accordance with their current terms.

Representations and Warranties

            The Merger Agreement contains certain customary representations and warranties by each of General Signal and Data Switch (as to such party) concerning: the organization and qualification of General Signal and Data Switch and their respective subsidiaries; the capitalization of each of General Signal and Data Switch; the authority of each of General Signal and Data Switch relative to the execution and delivery of, and performance of its respective obligations under, the Merger Agreement and approval by the Board of Directors of each of General Signal and Data Switch regarding certain related matters; obtaining necessary approvals to consummate the transactions contemplated by the Merger Agreement and the absence of any conflict with, or violations of, the corporate documents and certain binding instruments of each of General Signal and Data Switch or their respective subsidiaries or with or of any statute, rule, regulation, order or decree of courts or governmental entities, subject to certain exceptions; the accuracy of reports and documents filed by each of General Signal and Data Switch with the Commission since January 1, 1993 and certain financial statements of each company; the absence of undisclosed liabilities or obligations of Data Switch and its subsidiaries; the absence of material changes since December 31, 1994; the absence of material litigation involving either General Signal or Data Switch or their respective subsidiaries that would impair their respective abilities to consummate the Merger; compliance by each of General Signal and Data Switch and their respective subsidiaries with applicable laws and agreements; the amendment of the Data Switch Rights Agreement so that the Merger does not trigger the Rights thereunder, and certain accounting matters.

            In addition, the Merger Agreement contains representations and warranties of Data Switch concerning: Data
Switch's title to, and the condition of, its properties;
leases; contracts, including union contracts or other collective bargaining agreements and employment contracts;
intellectual property rights; taxes; ERISA; and certain environmental matters.

Covenants

            The Merger Agreement obligates Data Switch and its subsidiaries each to conduct its business in the ordinary course of business consistent with past practice including specific covenants as to certain permissible activities.

No Solicitation

            Data Switch has agreed that, prior to the Effective Time, it and its subsidiaries shall not, and shall not give authorization or permission to any of its or its subsidiaries' directors, officers, employees, agents or representatives to, and shall use all commercially reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving Data Switch or its subsidiaries, acquisition of all or any substantial portion of the assets or capital stock of Data Switch and its subsidiaries taken as a whole, or inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than General Signal or its affiliates) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions expressly contemplated by the Merger Agreement, or contemplated to be a material part thereof; provided that in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide financially capable third party that contains no financing contingency, Data Switch, in its discretion, shall be permitted to furnish to and communicate with any such party all publicly available information requested by such party. In the event that such party requests information in addition to that which is publicly available, Data Switch may furnish to and communicate with such third party non-public information only if (i) five business days' written notice shall have been given to General Signal; and (ii)(A) Data Switch's Board of Directors shall have been advised in writing by its investment banker that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction that would yield a higher value to Data Switch's stockholders than will the Merger, (B) Data Switch's Board of Directors shall have been advised, by the written opinion of outside counsel to Data Switch, that any failure to provide such non-public information to such party would constitute a breach of the fiduciary responsibilities of the Board of Directors to the stockholders of Data Switch and (C) the Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to an Acquisition Transaction with such third party that would yield a higher value to Data Switch's stockholders than will the Merger and that failing to furnish such information would constitute a breach of the Board's fiduciary duties.

            Data Switch has agreed immediately to advise General
Signal in writing of the receipt of any inquiries or proposals relating to an Acquisition Transaction and any actions taken pursuant to the preceding paragraph.

Conditions

            The obligations of each party to effect the Merger are subject to, among other things, the fulfillment or waiver of the following conditions: the effectiveness of the Prospectus/Proxy Statement in accordance with the provisions of the Securities Act; the requisite vote of the stockholders of Data Switch necessary to consummate the Merger and the transactions contemplated thereby; the obtaining of all necessary consents and approvals and the expiration or termination of any waiting period applicable to the consummation of the Merger under the HSR Act (which condition has been satisfied by the termination of the waiting period on June 2, 1995); and the receipt of an opinion of Cahill Gordon & Reindel that the Merger constitutes a tax-free reorganization. The obligations of each of General Signal and Data Switch to consummate the Merger are further subject to the fulfillment or waiver of, among other things, the following conditions: the representations and warranties of the other party contained in the Merger Agreement shall be true and correct in all material respects; the other party to the Merger Agreement shall have complied in all material respects with all of its agreements required by the Merger Agreement; no writ, order, decree or injunction of a court of competent jurisdiction or governmental entity shall be in effect against either party, and no proceedings therefor shall have been threatened or commenced by any governmental entity, which seek to prohibit or restrict the consummation of the Merger; and there shall not have occurred since June 30, 1994 any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of Data Switch.

Termination

            Mutual Consent or by Either Party.  The Merger
            ---------------------------------
Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Data Switch: (a) by mutual consent of the Boards of Directors of General Signal and Data Switch; (b) by either General Signal or

Data Switch if, without fault of such terminating party, the Merger shall not have been consummated on or before December 31, 1995, which date may be extended by mutual consent of the parties; (c) by either General Signal or Data Switch, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or (d) by either General Signal or Data Switch, if the requisite stockholder approval of the stockholders of Data Switch is not obtained at the meeting of stockholders duly called and held therefor.

           By General Signal Only.  The Merger Agreement may be
           ----------------------
terminated and the Merger may be abandoned by action of the Board of Directors of General Signal, at any time prior to the Effective Time, before or after the approval by the stockholders of Data Switch, if (a) Data Switch shall have failed to comply in any material respect with any of the covenants or agreements contained in certain articles of the Merger Agreement to be complied with or performed by Data Switch at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of Data Switch contained in the Merger Agreement such that the closing conditions in favor of General Signal would not be satisfied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not have been cured within 15 days of delivery to Data Switch of written notice of such failure, breach or breaches, or (c) Data Switch shall furnish or disclose non-public information to a third party with respect to any Acquisition Transaction, or shall have resolved to do the foregoing and publicly disclosed such resolution.

            By Data Switch Only. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of Data Switch, by action of the Board of Directors of Data Switch, if (a) General Signal or Merger Sub shall have failed to comply in any material respect with any of the covenants or agreements contained in certain articles of the Merger Agreement to be complied with or performed by General Signal or Merger Sub at or prior to such date of termination or (b) there exists a breach or breaches of any representation or warranty of General Signal or Merger Sub contained in the Merger

Agreement such that the closing conditions in favor of Data Switch would not be satisfied; provided, however, that if such failure, breach or breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not have been cured within 15 days of delivery to General Signal of written notice of such failure, breach or breaches.

Termination Fees and Expenses

            Except as set forth below, each of General Signal and Data Switch shall bear their respective expenses incurred in connection with the Merger except that expenses incurred in printing, mailing and filing this Prospectus/Proxy Statement shall be shared equally by General Signal and Data Switch.

            If the Merger Agreement is terminated (i) pursuant to the first paragraph of "-Termination" above (except clause (a)) and prior to such termination any person shall have made a bona fide proposal concerning a Business Combination Transaction (as defined below) to Data Switch or its stockholders by public announcement or written communication that is or becomes subject to public disclosure, or (ii) by General Signal pursuant to the second paragraph of "-Termination" above, then, Data Switch shall pay General Signal by wire transfer of immediately available funds to an account specified by General Signal up to $1.5 million to reimburse General Signal for its documented fees and expenses (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with the Merger Agreement and the transactions contemplated thereby and if terminated pursuant to clause (c) of the second paragraph of "-Termination" above, an additional fee of $2.4 million, and if an additional fee has not already become payable and within twelve months after the date of the Merger Agreement, Data Switch or any of its subsidiaries enters into a definitive agreement with a third party with respect to a Business Combination Transaction or a Business Combination Transaction is effected, then Data Switch, prior to entering into any such definitive agreement or any such Business Combination Transaction being effected, shall promptly pay General Signal by wire transfer of immediately available funds to an account specified by General Signal, an additional fee of $2.4 million. As used herein, the term "Business Combination Transaction" shall mean any of the following involving Data Switch or any of its subsidiaries, that is material to the business, results of operation, prospects or financial condition of Data Switch and its subsidiaries taken as a whole:
(1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of Data Switch and its subsidiaries, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of the Data Switch Common Stock, whether by tender offer, exchange offer or otherwise.

            In the event of a termination of the Merger Agreement by Data Switch pursuant to the third paragraph of "-Termination" above, then General Signal shall promptly pay
Data Switch up to $1.5 million for all documented fees and expenses incurred by Data Switch (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with the Merger Agreement and the transactions contemplated thereby.

Indemnification; Insurance

            General Signal shall cause the Surviving Corporation to indemnify, defend and hold harmless the present and former officers and directors of Data Switch against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and Data Switch's Restated Certificate of Incorporation and By-Laws in effect at the date of the Merger Agreement (to the extent consistent with applicable law).

            For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Data Switch (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed an amount equal to 150% of the annual premiums paid as of the date of the Merger Agreement by Data Switch for such insurance.

Amendment

            Subject to applicable law, the Merger Agreement may be amended, modified or supplemented only by written agreement of General Signal, Merger Sub and Data Switch at any time prior to the Effective Time with respect to any of the terms contained therein; provided, however, that, after the Merger Agreement is adopted by the stockholders of Data Switch, no such amendment or modification shall change the amount or form of the consideration to be delivered in respect of shares of Data Switch Common Stock.

Waivers; Consents

            Any failure of General Signal or Merger Sub, on the one hand, or Data Switch, on the other hand, to comply with any obligation, covenant, agreement or condition contained in the Merger Agreement may be waived by Data Switch or General Signal or Merger Sub, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever the Merger Agreement requires or permits consent by or on behalf of any party to the Merger Agreement, such consent shall be given in writing pursuant to the terms thereof.

Appraisal Rights

            In accordance with Section 262 of the DGCL, holders of Data Switch Common Stock do not have statutory appraisal rights.

                          CERTAIN RELATED MATTERS

Data Switch Rights Agreement Amendment

            On May 5, 1995, the Board of Directors of Data Switch adopted an amendment (the "Amendment") to the Data Switch
Rights Agreement (the "Rights Plan") dated as of June 21, 1988 between Data Switch and the rights agent named therein. The Amendment provided that pursuant to the transactions contemplated by the Merger Agreement, neither General Signal nor Merger Sub is an "Acquiring Person" (as defined in the Rights Plan) and that no "Triggering Event," "Distribution
Date" or "Unapproved Transaction" (each as defined in the Rights Plan) has occurred or will occur as a result of the Merger Agreement or the Merger.

        UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS

            The following unaudited pro forma combined condensed financial statements give effect to the merger of General
Signal and Data Switch as described more fully in the accompanying notes to these financial statements. This pro forma information has been prepared utilizing the historical consolidated financial statements of General Signal and Data Switch. This information should be read in conjunction with the historical financial statements and notes thereto, which are incorporated into this Prospectus/Proxy Statement. The pro forma financial data are provided for comparative purposes only and do not purport to be indicative of the results which would have been obtained if the Merger had been effected during the periods presented.

            In addition to showing the effects of the merger between General Signal and Data Switch, the following pro forma information also includes the effects of General Signal's acquisition of Best Power Technology, Incorporated ("Best") which took effect June 13, 1995. Results of operations for Best prior to the date of acquisition and all necessary adjustments have been shown separately.

            The pro forma financial information is based on the pooling-of-interests method of accounting for the Merger. The pro forma adjustments are described in the accompanying notes to the unaudited pro forma combined condensed financial statements.

                                                                        -57-

                                                 PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS
                                              -------------------------------------------------------
                                                               FOR THE SIX MONTHS ENDED
                                                                    JUNE 30, 1995
                                                         (in millions, except per share data)

                                                                           Pro Forma
                                                                           Combined
                                                                           General Signal
                                 General     Data                          and               Best Power                 Pro Forma
                                 Signal     Switch     Adjustments(1)      Data Switch       Technology   Adjustments   Combined
                                 -------   --------    -----------         --------------    -----------  -----------  -----------
Net Sales                          $832.4    $48.0                           $880.4            $59.4                     $938.8
                                   ------    -----        ------             ------            -----       ----          ------

Cost of Sales                       590.7     27.0                            617.7             36.4                      654.1
Selling, General and Adminis-
  trative Expenses                  147.4     12.2           5.1              164.7                        23.2 (1)       190.4
                                                                                                            2.5 (7)
Acquisition of Businesses and
  Special Items                       7.4                                       7.4                                         7.4
Engineering and Development                    4.9          (4.9)               0.0                                         0.0
Relocation Expense                             0.4          (0.4)               0.0                                         0.0
Selling and Marketing                                                                           11.0      (11.0)(1)         0.0
Administrative                                                                                   5.1       (5.1)(1)         0.0
Research and Development                                                                         3.6       (3.6)(1)         0.0
                                   ------    -----        ------             ------            -----       ----          ------

  Total Operating Costs and
   Expenses                         745.5     44.5          (0.2)             789.8             56.1        6.0           851.9
                                   ------    -----        ------             ------            -----       ----          ------
Operating Earnings                   86.9      3.5           0.2               90.6              3.3       (6.0)           87.9
Interest Income                                                                                  0.3       (0.3)(1)         0.0
Interest Expense, Net                (8.9)    (0.9)                            (9.8)            (0.3)       0.3 (1)       (15.7)
                                                                                                           (5.9)(6)
Foreign Exchange Gain/(Loss)                                                    0.0              0.3       (0.3)(1)         0.0
Minority Interest                                                                                0.8       (0.8)(1)         0.0
Other, Net                                     0.2          (0.2)               0.0             (4.6)       4.6 (1)         0.0
                                   ------    -----        ------             ------            -----       ----          ------

                                                                          -58-



Earnings from Continuing Opera-
  tions before Income Taxes          78.0      2.8           0.0               80.8             (0.2)      (8.4)           72.2

Income Taxes                         27.3      1.0                             28.3              1.0       (2.4)           26.9
                                   ------    -----        ------             ------            -----       ----          ------

Earnings from Continuing



  Operations                        $50.7     $1.8           0.0              $52.5            ($1.2)     ($6.0)          $45.3
                                   ======    =====        ======             ======            =====       ====          ======
Earnings per Share of Common
  Stock from Continuing
  Operations                        $1.07    $0.14                            $1.07(5)                                    $0.92(5)
                                   ======    =====                           ======                                      ======

Weighted Average Common Stock
  and Equivalent Common Stock        47.3     12.8                             49.0(5)                                     49.0(5)
                                   ======    =====                           ======                                      ======

____________________

See accompanying notes to pro forma combined condensed financial statements.

                                                                             -59-

                                                      PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                                                                      FOR THE YEAR ENDED
                                                                      DECEMBER 31, 1994
                                                             (in millions, except per share data)



                                                                            Pro Forma
                                                                            Combined
                                                                            General Signal
                                 General      Data                          and               Best Power                 Pro Forma
                                 Signal      Switch     Adjustments(1)      Data Switch       Technology   Adjustments   Combined
                                 -------    --------    -----------         --------------    -----------  -----------  -----------
Net Sales                        $1,527.7   $90.6                            $1,618.3          $149.4                   $1,767.7
                                  -------   -----       ------               --------          ------      --------     --------

Cost of Sales                     1,109.5    49.6                             1,159.1            86.4                    1,245.5
Selling, General and Adminis-
 trative Expenses                   292.3    24.8          10.3                 327.4                         45.3(1)      377.7
                                                                                                               5.0(7)
Engineering and Development                  10.5         (10.5)                  0.0                                        0.0
Disposition of Businesses
  and Special Charges               (46.2)                                      (46.2)                                     (46.2)
Selling and Marketing                                                                            26.4        (26.4)(1)       0.0
Administrative                                                                                   10.9        (10.9)(1)       0.0
Research and Development                                                                          8.6         (8.6)(1)       0.0
                                  -------    -----        ----                -------          ------      --------      -------
   Total Operating Costs
   and Expenses                   1,355.6    84.9         (0.2)               1,440.3            45.9          4.4       1,490.6
                                  -------    ----         ----                -------          ------      -------       -------

Operating Earnings                  172.1     5.7          0.2                  178.0            17.1         (4.4)        190.7
Interest Income                                                                                   0.7         (0.7)(1)       0.0
Interest Expense, Net               (11.8)   (2.0)                              (13.8)           (0.2)       (11.7)(6)     (25.0)
                                                                                                              (0.7)(1)
Foreign Exchange Gain/(Loss)                  0.1         (0.1)                   0.0             2.0         (0.2)(1)       1.8
Minority Interest                                                                                 0.3         (0.3)(1)       0.0
Other, Net                                    0.1         (0.1)                   0.0             0.1         (0.1)(1)       0.0
                                  -------    ----         ----                -------          ------      --------      -------

Earnings from Continuing Opera-
  tions before Income Taxes         160.3     3.9                               164.2            18.2        (16.7)        165.7


                                                                   -60-

Income Taxes                         56.2     1.3                                57.5             7.2         (4.7)         60.0
                                  -------    -----        ----                -------          ------      -------       -------

Earnings from Continuing
  Operations                       $104.1    $2.6         $0.0                 $106.7           $11.0       ($12.0)       $105.7
                                  =======    =====        ====                =======          ======      =======       =======

Earnings per Share of Common
  Stock from Continuing
  Operations                        $2.20   $0.21                               $2.18(5)                                   $2.16(5)
                                  =======    =====                            =======                                    =======

Weighted Average Common Stock
  and Equivalent Common Stock        47.3    12.4                                49.0(5)                                    49.0(5)
                                  =======    =====                            =======                                    =======

____________________

See accompanying notes to pro forma combined condensed financial statements.

                                                                           -61-

                                                      PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                                                                   FOR THE SIX MONTHS ENDED
                                                                        JUNE 30, 1994
                                                             (in millions, except per share data)

                                                                            Pro Forma
                                                                            Combined
                                                                            General Signal
                                 General      Data                          and               Best Power                 Pro Forma
                                 Signal      Switch     Adjustments(1)      Data Switch       Technology   Adjustments   Combined
                                 -------    --------    -----------         --------------    -----------  -----------  -----------
Net Sales                        $721.1      $43.4                          $764.5               $70.8                   $835.3
                                 -------     -----        -----             -------              -----     ------        ------

Cost of Sales                     521.1       24.0                           536.1                41.9                    578.0
Selling, General and Adminis-
 trative Expenses                 131.4       12.1          5.5              149.0                          20.9 (1)      172.4
                                                                                                             2.5 (7)
Engineering and Development                    5.6         (5.6)               0.0                                          0.0
Relocation Expense
Selling and Marketing                                                                             12.2     (12.2)(1)        0.0
Administrative                                                                                     4.7      (4.7)(1)        0.0
Research and Development                                                                           4.3      (4.3)(1)        0.0
                                 -------     -----        -----             -------              -----     ------        ------
   Total Operating Costs
   and Expenses                   643.5       41.7         (0.1)             685.1                63.1       2.2          750.4
                                 -------     -----        -----             -------              -----     ------        ------

Operating Earnings                 77.6        1.7          0.1               79.4                 7.7      (2.2)          84.9
Interest Income                                                                                    0.3      (0.3)(1)        0.0
Interest Expense, Net              (5.7)      (1.0)                           (6.7)                0.0       0.3 (1)      (12.3)
                                                                                                            (5.9)(6)        0.0
Foreign Exchange Gain/(Loss)                   0.1         (0.1)               0.0                 0.3      (0.3)(1)        0.0
Minority Interest                                                                                                           0.0
Other, Net                                                                     0.0                                          0.0
                                 -------     -----        -----             -------              -----     ------        ------


Earnings from Continuing Opera-
  tions before Income Taxes        71.9        0.8          0.0               72.7                 8.3      (8.4)          72.6

Income Taxes                       24.4        0.2                            24.6                 3.0      (2.4)          25.2
                                 -------     -----        -----              -----               -----     ------        ------

Earnings from Continuing
  Operations                      $47.5       $0.6         $0.0              $48.1                $5.3      $6.0)         $47.4
                                 ======      =====        =====              =====               =====     ======        ======

Earnings per Share of Common
  Stock from Continuing
  Operations                      $1.00      $0.05                           $0.98(5)                                      $0.97(5)
                                 =======     =====                           =====                                       =======

Weighted Average Common Stock
  and Equivalent Common Stock      47.4       12.3                            49.1(5)                                      49.1(5)
                                 =======     =====                           =====                                       ======

____________________

See accompanying notes to pro forma combined condensed financial statements.


                                                        -63-


                                 PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                                                 FOR THE YEAR ENDED
                                                 DECEMBER 31, 1993
                                        (in millions, except per share data)

                                     General         Data                                   Pro Forma
                                     Signal          Switch         Adjustments(1)          Combined
                                     -------         ------         -----------             ---------
Net Sales                            $1,354.2          $95.1                                 $1,449.3
                                     --------          -----              -----              --------
Cost of Sales                           959.0           55.0                                  1,014.0
Selling, General and Adminis-
  trative                               259.3           25.2               14.9                 299.4
Engineering and Development                __           13.0              (13.0)                   --
Restructuring Charge                       --            1.8               (1.8)                   --
Transaction and Consolidation
  Charges                                13.2             --                                     13.2
Disposition of Businesses
  and Special Items                     (33.0)            --                                    (33.0)
                                     --------          -----              ------             --------
   Total Operating Costs
   and Expenses                       1,198.5           95.0                0.1               1,293.6
                                     --------          -----              ------             --------

Operating Earnings                      155.7            0.1               (0.1)                155.7

Interest Expense, Net                    16.6            2.1                                     18.7
Other, Net                                 --            0.1               (0.1)                   --
                                     --------          -----              ------             --------

Earnings from Continuing
  Operations before Income
  Taxes                                 139.1           (2.1)                --                 137.0

Income Taxes                             41.0           (0.1)                --                  40.9
                                        -----          -----              ------             --------

Earnings from Continuing
  Operations                            $98.1          $(2.0)                --                 $96.1
                                        =====         =======                ==                 =====

Earnings per Share of Common
  Stock from Continuing
  Operations                            $2.17         $(0.16)                --                 $2.05
                                        =====         =======                ==                 =====

Weighted Average Common Stock
  and Equivalent Common Stock            45.2           12.1                 --                  46.9
                                         ====           ====                 ==                  ====

____________________

See accompanying notes to pro forma combined condensed financial statements.

                                                         -64-


                                 PRO FORMA COMBINED CONDENSED STATEMENT OF EARNINGS

                                                 FOR THE YEAR ENDED
                                                 DECEMBER 31, 1992
                                        (in millions, except per share data)

                                     General         Data                                   Pro Forma
                                     Signal          Switch         Adjustments(1)          Combined
                                     -------         ------         -----------             ---------
Net Sales                            $1,477.8          $84.0                                $1,561.8
                                     --------          -----              -----             --------

Cost of Sales                         1,070.2           42.7                                 1,112.9
Selling, General and Adminis-
 trative                                287.7           26.9               13.0                327.6
Transaction and Consolidation
  Charges                                  --             --
Engineering and Development                --           12.7              (12.7)                  --
Disposition of Businesses
  and Special Items                      85.6                                                   85.6
                                     --------          -----              -----             --------
   Total Operating Costs
   and Expenses                       1,443.5           82.3                0.3              1,526.1
                                     --------          -----              -----             --------

Operating Earnings                       34.3            1.7               (0.3)                35.7

Interest Expense, Net                   (24.8)          (2.6)                                  (27.4)
Foreign Exchange Gain/(Loss)               --           (0.2)               0.2                   --
Other, Net                                 --           (0.1)               0.1                   --
                                     --------          -----              -----             --------

Earnings from Continuing
  Operations before Income
  Taxes                                   9.5           (1.2)                --                  8.3

Income Taxes                              3.2           (0.2)                                    3.0
                                     --------          -----              -----             --------

Earnings from Continuing
  Operations                             $6.3          ($1.0)                --                 $5.3
                                         ====           ====                 ==                =====

Earnings per Share of Common
  Stock from Continuing
  Operations                            $0.15         ($0.08)                --                $0.12
                                        =====         =======                ==                =====

Weighted Average Common Stock
  and Equivalent Common Stock            41.8           12.0                 --                 43.5
                                        =====           =====                ==                 ====

____________________

See accompanying notes to pro forma combined condensed financial statements.

                                                         -65-


                                     PRO FORMA COMBINED CONDENSED BALANCE SHEET

                                                as of June 30, 1995
                                                   (in millions)

                                      General           Data              Adjust-            Pro Forma
                                      Signal          Switch              ments               Combined
                                      -------         ------              -------             --------

     Assets
Cash and Cash Equivalents                $2.6          $13.0             $0.5 (2)               $16.1
Accounts Receivable                     284.4           19.4             (0.5)(4)               303.3
Inventories                             232.4           13.7             (2.2)(4)               243.9
Prepaid Expenses and Other
  Current Assets                         38.7            0.9                                     39.6
Assets Held for Sale at
  Estimated Realizable Value            105.1                                                   105.1
Deferred Income Taxes                    80.8                                                    80.8
                                     --------          -----             -----               --------

Total Current Assets                    744.0           47.0             (2.2)                  788.8
                                     --------          -----             -----               --------

Property, Plant and Equipment           298.8            9.0             (0.9)(4)               306.9
Intangibles                             339.6                                                   339.6
Other Assets                            148.7            5.1                                    153.8
Deferred Income Taxes                    16.7                                                    16.7
                                     --------          -----             -----               --------

Total Assets                         $1,547.8          $61.1            ($3.1)               $1,605.8
                                     ========          =====             =====               ========

Liabilities and
Shareholders' Equity

Short-term Borrowings and Current
  Maturities of Long-term Debt           $5.6           $1.8                                     $7.4
Accounts Payable                        137.6           11.0              1.8(4)                151.0
                                                                          0.6(8)
Accrued Expenses                        172.0                             0.7(1)                178.6
                                                                          5.9(9)
Income Taxes                             40.8            1.2                                     42.0
Other Taxes Payable                                      0.7             (0.7)(1)                 0.0
                                     --------          -----             -----               --------

Total Current Liabilities               356.0           14.7              8.3                   379.0
                                     --------          -----             -----               --------

Long-term Debt, less Current
  Maturities                            487.2           21.7                                    508.9
Accrued Postretirement
  and Post Employment Benefits          153.1                                                   153.1
Other Liabilities                        17.9                                                    17.9
                                     --------          -----             -----               --------

Total Long-term Debt                    658.2           21.7              0.0                   679.9
                                     --------          -----             -----               --------

                                                          -66-

Shareholders' Equity:
---------------------
Common Stock
  (General Signal pro forma
  -- authorized 150.0 shares,
  issued 64.2 shares)                    77.8            0.1              (0.1)(3)               77.8
Additional Paid-in-Capital              293.4           51.1              43.5(3)               301.0
Retained Earnings/
  (Accumulated Deficit)                 598.9          (25.8)            (11.9)                 561.2
Cumulative Translation Adjustment       (10.7)                                                  (10.7)
Note Receivable from Shareholder                        (0.5)              0.5(2)                --
Common Stock in Treasury, at cost
  (15.0 pro forma shares
  of General Signal)                   (425.8)          (0.2)             43.6(3)              (382.4)
                                     --------          -----             -----               --------

Total Shareholders' Equity              533.6           24.7             (11.4)                 546.9
                                     --------          -----             -----               --------

Total Liabilities and
  Shareholders' Equity               $1,547.8          $61.1             ($3.1)              $1,605.8
                                     ========          =====             =====               ========

__________________________

See accompanying notes to pro forma combined condensed financial statements.

         Notes to Pro Forma Combined Condensed Financial
                        Statements (Unaudited)


(1) Certain reclassifications have been made to conform presentations of items in the balance sheet and statements of earnings.

(2) Data Switch's note receivable from Richard E. Greene will be collected upon completion of the Merger.

(3) The pro forma combined condensed financial data reflect the issuance of approximately 1.7 million shares of General Signal Common Stock for an aggregate of 13.9 million shares of Data Switch Common Stock in connection with the Merger based on an exchange ratio of 0.12133 shares of General Signal Common Stock, based on a purchase price of $56.875 million and an average share price of General Signal Common Stock of $37.50. In the thirty trading days ended September __, 1995, the price of General Signal Common Stock ranged from ________ to ________. The actual number of shares of General Signal Common Stock to be issued will be determined at the Effective Time of the Merger based on the actual number of shares of Data Switch Common Stock then outstanding and issuable upon exercise of warrants and options to purchase Data Switch Common Stock. The entry reflects the elimination of Data Switch Common Stock acquired in the Merger and the issuance of General Signal Common Stock at par value from shares held in treasury.

(4) Adjustments have been made to properly value the assets and liabilities of Data Switch to conform with General
      Signal accounting policies and reflect changes in estimates.

(5) The exchange ratio of General Signal Common Stock issued for each share of Data Switch Common Stock has been fixed from a low of .10581 to a high of .14677 based on the average market price of General Signal Common Stock for the thirty trading days prior to the effective date.
      While this has no effect on the purchase price, the number of shares of General Signal Common Stock to be issued will range from 1.5 million shares to 2.0 million shares.

(6) Interest expense was recognized as if the $195 million of debt issued to acquire Best had been outstanding from the beginning of the period. The debt is assumed to carry a financing rate of 6 percent per year.

(7) Goodwill and other identified intangibles are expected to range from $150 to $160 million. The pro forma statement of earnings reflects amortization of $150 million of goodwill and intangibles over 30 years since the preliminary valuation is subject to final determination of fair values and related lives. The amortization is reflected in the pro forma statement of earnings as if the goodwill were amortized from the beginning of the period.

(8)   Transaction costs incurred by General Signal and Data
      Switch. These costs include investment banker and professional fees.

(9) Combination and integration costs -- primarily severance costs at Data Switch.

                         CERTAIN TAX CONSEQUENCES

General

            The following discussion of certain federal income tax consequences of the Merger is included for general information only and is not intended to be a complete discussion of all potential tax effects that might be relevant to a decision on whether to vote in favor of the Merger. The tax treatment of a stockholder may vary depending upon such stockholder's particular situation, and certain stockholders (including insurance companies, tax-exempt organizations, financial institutions or broker-dealers, persons who are not citizens or residents of the United States or who are foreign corporations, foreign partnerships or foreign estates or trusts as to the United States and employees with respect to options received in connection with their employment) may be subject to special rules not discussed below. The effects of any applicable state, local, foreign or other tax laws are not addressed herein. This summary is based on the Internal Revenue Code of 1986, as amended, and regulations, rulings and judicial decisions in effect at the date of this Prospectus/Proxy Statement; however, legislative, judicial or administrative changes or interpretations may be forthcoming. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences described herein. No rulings have been nor will be requested from the Internal Revenue Service ("IRS") with respect to any of the matters discussed herein.

Federal Income Tax Consequences of the Merger

            In the opinion of Cahill Gordon & Reindel, counsel to General Signal, for federal income tax purposes the Merger will be treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and both General Signal and Data Switch will be a "party" to such reorganization within the meaning of Section 368(b) of the Code, and accordingly: (i) no gain or loss will be recognized by the stockholders of Data Switch on the exchange of their Data Switch Common Stock for General Signal Common Stock; (ii) the tax basis of the General Signal Common Stock received by a stockholder of Data Switch in the exchange (including any fractional share interest to which such stockholder may be entitled) will be the same as the tax basis of the Data Switch Common Stock surrendered in exchange therefor; (iii) the holding period of the General Signal Common Stock received by a stockholder of Data Switch in the exchange

(including any fractional share interest to which it may be entitled) will include the holding period of the Data Switch Common Stock to be surrendered in exchange therefor, provided the shares of Data Switch Common Stock are held as capital assets in the hands of the stockholder of Data Switch at the Effective Time; and (iv) a Data Switch stockholder who receives cash in lieu of a fractional share of General Signal Common Stock will be treated as if the fractional share were distributed as part of the exchange and then redeemed by General Signal with the cash being received in full payment for the fractional share, resulting in the recognition of gain or loss for federal income tax purposes measured by the difference between the cash received and the portion of the tax basis of the Data Switch Common Stock surrendered in the exchange allocable to such fractional share, provided that such redemption is not essentially equivalent to a dividend (such gain or loss will be a capital gain or loss if the shares of Data Switch Common Stock were held as capital assets in the hands of the Data Switch stockholder at the Effective Time).

            If for any reason the Merger were not treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, each Data Switch stockholder would recognize gain or loss equal to the difference between the fair market value at the Effective Time of the General Signal Common Stock received by such Data Switch stockholder and the tax basis of the Data Switch Common Stock surrendered by such Data Switch stockholder. Such gain or loss would be long-term capital gain or loss to the Data Switch stockholder if the shares of Data Switch Common Stock were held by the Data Switch stockholder for more than one year and were capital assets in the hands of such Data Switch stockholder at the Effective Time.

            THIS SUMMARY DOES NOT DISCUSS ALL ASPECTS THAT MAY BE RELEVANT TO DATA SWITCH STOCKHOLDERS IN LIGHT OF THEIR
PARTICULAR INDIVIDUAL CIRCUMSTANCES. DATA SWITCH STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE
PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, THE
OWNERSHIP AND DISPOSITION OF GENERAL SIGNAL COMMON STOCK AND
THE APPLICABILITY AND INAPPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX LAWS.

                DESCRIPTION OF GENERAL SIGNAL CAPITAL STOCK

            The authorized capital stock of General Signal consists of 150,000,000 shares of Common Stock, par value $1.00 per share, and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "Preferred Stock"). The Board of Directors of General Signal is empowered to cause shares of Preferred Stock to be issued in one or more series, with the number of shares in each series and the rights, preferences and limitations of each series determined by it. As of the date of this Prospectus/Proxy Statement, no shares of the Preferred Stock were outstanding.

            Common Stock.  Subject to any limitations prescribed
            ------------
in connection with the issuance of any outstanding shares of Preferred Stock, dividends, as determined by the Board of Directors of General Signal, may be declared and paid on General Signal Common Stock from time to time out of any funds legally available therefor. The holders of General Signal Common Stock are entitled to one vote per share and do not have cumulative voting rights or preemptive rights. The General Signal Common Stock is not subject to further calls and all of the outstanding shares of General Signal Common Stock are fully paid and non-assessable. Under Section 630 of the NYBCL, the ten largest stockholders of General Signal, as determined by the fair value of their respective beneficial interests, may under certain circumstances be held personally liable for certain debts of General Signal.

            Rights Plan.  On March 7, 1986, the Board of
            -----------
Directors of General Signal declared a dividend distribution of one common stock purchase right (a "General Signal Purchase Right") for each share of General Signal Common Stock outstanding on March 21, 1986. General Signal Common Stock issued subsequent to March 21, 1986 automatically receives these General Signal Purchase Rights. A more detailed description of the terms of the General Signal Rights is contained in three of General Signal's Current Reports on Form 8-K dated March 7, 1986, June 21, 1990 and June 17, 1993, respectively, each of which is incorporated herein by reference.

            The Board of Directors of General Signal is divided into three classes having staggered three-year terms, so that the terms of approximately one-third of the Directors will expire each year. General Signal's Certificate of Incorporation requires the affirmative vote of two-thirds of all outstanding shares entitled to vote to (1) remove
Directors, (2)
adopt, amend or repeal any By-law, or any provision of the Certificate of Incorporation, relating to (i) the number, classification and terms of office of Directors, (ii) the quorum of Directors required for the transaction of business, (iii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iv) the removal of Directors, or (v) the power of the Board of Directors to adopt, amend or repeal By-laws of General Signal or the vote of the Board of Directors required for any such adoption, amendment or repeal or (3) amend or repeal the section of its Certificate of Incorporation requiring such action.

            The Transfer Agent and Registrar for General Signal
Common Stock is The Bank of New York.

                    COMPARATIVE RIGHTS OF STOCKHOLDERS


            The following is a summary of certain of the material differences between the rights of holders of General Signal Common Stock and the rights of holders of Data Switch Common Stock. As General Signal is organized under the laws of New
York and Data Switch is organized under the laws of Delaware, some of these differences arise from differences between various provisions of the corporate laws of those states.
Others arise from differences in the provisions of the respective certificates of incorporation and by-laws of General Signal and Data Switch. As of June 30, 1995, there were 47,460,612 shares of General Signal Common Stock outstanding. Assuming an Exchange Ratio of 0.12133 (based on an Average
Market Value of General Signal Common Stock of $37.50 per share), if the Merger were consummated on June 30, 1995 approximately 1,519,585 shares of General Signal Common Stock would be issued for 12,524,400 shares of Data Switch Common
Stock outstanding, comprising approximately 3.1% of the total number of shares of General Signal Common Stock outstanding.

Amendments to Certificate of Incorporation

            Under New York law, except for certain specified matters, an amendment or change to the General Signal Certificate of Incorporation must be authorized by vote of the General Signal Board of Directors, followed by a vote of the holders of a majority of all outstanding shares entitled to vote thereon at a meeting of stockholders.

            Under Delaware Law, amendments to the Data Switch Restated Certificate of Incorporation require the approval of stockholders holding a majority of the outstanding shares entitled to vote on such amendment and a majority of the outstanding stock of each class entitled to vote on such amendment as a class, unless a greater proportion is specified in the certificate of incorporation or by the provisions of the DGCL.

Amendments to By-Laws

            Under New York law, by-laws may be adopted, amended or repealed by a majority vote of all stockholders entitled to vote in the election of directors. When provided by the certificate of incorporation or a bylaw adopted by the stockholders, as is the case with General Signal, the board of directors may also adopt, amend or repeal by-laws. Any bylaw adopted by the board of directors without stockholder approval, may be amended or repealed by a majority of votes cast at a meeting of stockholders.

            Delaware law provides that after a corporation has received any payment for its stock, the power to adopt, amend or repeal by-laws resides with the stockholders entitled to vote. A corporation may, however, grant to its board of directors in its certificate of incorporation concurrent power to adopt, amend or repeal by-laws. The Data Switch Restated Certificate of Incorporation expressly authorizes the Data Switch Board of Directors to make, alter or repeal the Data Switch By-Laws.

Directors

            Under New York law, a corporation's board of directors must consist of at least three directors, unless the shares of the corporation are beneficially owned by less than three stockholders, in which case the number of directors may be less than three but shall not be less than the number of stockholders. Under the General Signal By-Laws, the number of directors constituting the General Signal Board of Directors shall be determined by the General Signal Board of Directors, but, under the current By-laws, shall not be less than 9 or more than 15 (which number shall be increased to 18 at the Effective Time). The General Signal Board of Directors is classified into three classes of directors. Each class has a three-year term expiring on the date of the third annual meeting of stockholders succeeding their election.

            Under Delaware law, a corporation's board of directors must consist of one or more members, with the number fixed by the corporation's by-laws or the certificate of incorporation. Under the Data Switch By-Laws, the Board of
Directors shall have a minimum of 3 and a maximum of 9 members.

            Under New York law, directors, when taking action, including action which may relate to a change in control of the corporation, are entitled to consider both the long-term and the short-term interests of the corporation and its stockholders and the effects that any such actions may have on the short-term or the long-term or the corporation's prospects, current employees, customers and creditors. Delaware has no comparable statutory provision.

Removal of Directors

            Under New York law, any or all directors may be removed for cause by vote of the stockholders. A director may be removed without cause by stockholder vote only if the certificate of incorporation or the by-laws so provide. The General Signal Certificate of Incorporation provides that directors may be removed for cause only by the affirmative vote
of two-thirds of all outstanding shares entitled to vote.   The
General Signal Certificate of Incorporation and the General Signal By-Laws do not provide for the removal of directors without cause by a stockholder vote.

            Delaware law allows any director or the entire board of directors to be removed, with or without cause, by the vote of the holders of a majority of the shares entitled to vote.

Newly Created Directorships and Vacancies

            Under New York law, newly created directorships resulting from an increase in the number of directors and vacancies occurring for any reason, other than the removal of a director without cause, may be filled by vote of the board of directors. If the number of directors then in office is less than a quorum, any vacancies may be filled by vote of a majority of the directors then in office. Unless a provision of the certificate of incorporation or a bylaw adopted by the stockholders provides otherwise, vacancies occurring in the board of directors through removal of directors without cause must be filled by a vote of stockholders. The General Signal By-Laws provide that newly created directorships or vacancies resulting from any cause may be filled only by the General Signal Board of Directors. If a quorum of directors is not then in office, a majority of the directors then in office, or a sole remaining director, may fill any vacancy. Pursuant to New York law, any director elected by the vote of the General Signal Board of Directors is not assigned to a particular class and will serve only until the next annual meeting of stockholders.

            Delaware law provides that unless otherwise provided in the certificate of incorporation or by-laws, vacancies, including those due to removal without cause, and newly created directorships may be filled by majority vote of the directors then in office, even if the number of directors then in office is less than a quorum, or by a sole remaining director. In addition, if, at the time of filling any vacancy or newly created directorship the directors then in office constitute less than a majority of the whole board, the Delaware Court of Chancery may, upon application of stockholders holding at least 10% of the shares outstanding at the time and entitled to vote, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. Such elections are to be conducted in accordance with the procedures provided by Delaware law for holding stockholder meetings.

Vote Required for Certain Transactions

            New York law generally requires the authorization of a corporation's board of directors and the affirmative vote of two-thirds of a corporation's outstanding shares entitled to vote in order to effect a merger, a consolidation, a share exchange or the sale, lease, or other disposition of all or substantially all of a corporation's assets. Delaware law requires approval of the board of directors and the affirmative vote of a majority of the outstanding stock entitled to vote thereon to authorize any such action, except that, unless required by its certificate of incorporation, no stockholder vote is required of a corporation surviving a merger if (i) such corporation's certificate of incorporation is not amended by the merger, (ii) each share of stock of such corporation will be an identical share of the surviving corporation after the merger and (iii) either no shares are to be issued by the surviving corporation or the number of shares to be issued in the merger does not exceed 20% of such corporation's outstanding common stock immediately prior to the effective date of the merger. Both New York and Delaware law contain provisions allowing mergers and consolidations of domestic with foreign corporations, so long as the other jurisdiction allows such a combination and the domestic corporation follows the procedures applicable to it.

            Under New York law, a vote of a majority of the stockholders is required for a corporation to redeem more than 10% of its stock from stockholders at a price above the market price. Delaware does not have a comparable statutory provision.

Business Combinations

            New York law regulates tender offers for the equity securities of New York corporations having principal offices or significant business operations within New York. The Security Takeover Disclosure Act (the "Takeover Act") applies to offers with respect to which, after acquisition of the shares, the offeror would be the owner of more than five percent of any class of the target company's issued equity securities. In such cases, no tender offer may be made unless the offeror files with the New York attorney general at his New York City office a registration statement containing information required by certain sections of the Takeover Act. The Takeover Act also regulates tender offers not subject to the requirements of
Section 14(d) of the Exchange Act and sets forth, among other things, the period of time within which shares may be deposited and withdrawn pursuant to a takeover bid, the requirement that shares be purchased on a pro rata basis and the requirement that when an offeror increases the consideration offered in a takeover bid, the offeror must pay such increased consideration with respect to all shares accepted. Delaware law does not contain any comparable provision.

            New York law also provides that a "resident domestic corporation" may not engage in any business combination with any "interested stockholder" (defined as the beneficial owner of 20% or more of a corporation's voting stock) for a five-year period after the interested stockholder attains such status unless the board of directors had approved either the business combination or the transaction resulting in interested stockholder status prior to the date on which the interested stockholder became a 20% holder. Resident domestic corporations are those organized under New York law that meet various criteria regarding the loci of offices, employees, or share ownership. After five years, no resident domestic corporation may engage in a business combination with an interested stockholder other than (i) a business combination or transaction that had been approved by the board prior to the date the person became an interested stockholder, (ii) a business combination approved by the affirmative vote of the holders of a majority of the voting stock not beneficially owned by that interested stockholder at a meeting called for such purpose or (iii) the aggregate amount of cash and the market value, as of the consummation date, of consideration to be received per share by holders of outstanding shares of common stock in the business combination is at least equal to a certain "fair price" as determined by various criteria set forth in the statute, subject to certain exceptions. These provisions do not apply at all to certain corporations or transactions. Among such exceptions is one for corporations who elect in their certificates of incorporation not to be governed by these provisions. General Signal has not presently made such an election. An amendment to the General Signal Certificate of Incorporation would not be effective until eighteen months following its adoption by majority vote of the shares of non-interested stockholders and would not apply to those who were already interested stockholders.

            Delaware law prevents an "interested stockholder" (defined as a holder who acquires 15% or more of a target company's stock) from entering into a business combination within three years after the date it acquires such stock. However, a business combination is permitted (i) if prior to the date the stockholder became an interested stockholder, the board of directors of the target company approved either the business combination or such acquisition of stock, (ii) if at the time the interested stockholder acquired such 15% interest, it acquired 85% or more of the outstanding stock of the corporation, excluding shares held by directors who are also officers and shares held under certain employee stock plans or
(iii) if the business combination is approved by the target company's board of directors and two-thirds of the outstanding shares voting at an annual or special meeting of stockholders, excluding shares held by the interested stockholder. This provision applies automatically to Delaware corporations except those corporations with 2,000 or fewer stockholders of record and whose voting stock is not listed on a national securities exchange or authorized for quotation on an interdealer quotation system of a registered national securities association. Additional exceptions allow corporations, in certain instances, to adopt certificates of incorporation or by-laws that elect not to be governed by these provisions.
Data Switch has not so elected; any amendment to effect such an election would not be effective for 12 months and would not apply to those who were already interested stockholders.

Appraisal Rights

            Under New York and Delaware law, holders of shares have the right, in certain circumstances, to dissent from certain corporate reorganizations by demanding payment in cash for their shares equal to the fair value (excluding any appreciation or depreciation as a consequence or in expectation of the transaction) of such shares, as determined by agreement with the corporation or by an independent appraiser appointed by a court in an action timely brought by the corporation or the dissenters.

            New York law affords dissenters' rights of appraisal upon certain mergers, consolidations, sales and other dispositions of assets requiring stockholder approval and share exchanges. Delaware law grants dissenters' appraisal rights only in the case of certain mergers and not in the case of a sale or transfer of assets or a purchase of assets for stock regardless of the number of shares being issued. Delaware law does not grant appraisal rights in a merger in respect of shares of any class of stock (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders, unless the plan of merger converts such shares into anything other than stock of the surviving corporation or stock of another corporation which is either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 stockholders (or cash in lieu of fractional shares or some combination of the above). New York has no exceptions to such rights comparable to those afforded by Delaware law.

Limitation on Directors' Liability

            Under New York law, a corporation's certificate of incorporation may contain a provision limiting or eliminating the personal liability of directors to the corporation or its stockholders for damages for breaches of duty in such capacity. No such provision may eliminate or limit liability if a judgment or other final adjudication establishes that the director's acts or omissions (i) were in bad faith,
(ii) involved intentional misconduct or a knowing violation of law, (iii) involved financial profit or some other advantage to which the director was not legally entitled or (iv) resulted in violation of a statute prohibiting certain dividend declarations, certain payments to stockholders after dissolution, and particular types of loans. In addition, no such provision may eliminate or limit the liability of a director for acts occurring prior to adoption of the limitation of liability. The General Signal Certificate of Incorporation contains a provision limiting the liability of the directors except to the extent that such exemption from liability is not permitted under New York law.

            Delaware law allows a corporation to limit or eliminate the personal liability of directors to the corporation and its stockholders for monetary damages for breaches of a director's fiduciary duty as a director.
However, such a limitation does not affect the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for intentional or negligent payment of unlawful dividends or stock redemptions or (iv) for any transaction from which the director derived an improper personal benefit. Additionally, the corporation may not limit or eliminate liability for acts or omissions occurring prior to the effective date of such a provision in the corporate certificate of incorporation.

Indemnification

            Both New York and Delaware law contain provisions setting forth conditions under which a corporation may indemnify its directors and officers. These provisions are generally referred to as "statutory indemnification" provisions. Both also permit corporations to adopt by-laws that provide for additional indemnification of directors and officers. These non-exclusive provisions are generally referred to as "non-statutory indemnification" provisions. Non-statutory indemnification provisions are generally adopted to expand the circumstances and liberalize the conditions under which indemnification will occur. New York law contains specific restrictions on the kind of matters for which non-statutory indemnification will be permitted; Delaware law does not contain any specific restrictions.

            The General Signal By-Laws require it to indemnify to the maximum extent permissible under New York law its officers and directors for liability arising out of their actions in such capacity. No indemnification is provided to a director or officer who is finally adjudicated (i) to have committed acts in bad faith or resulting from active and deliberate dishonesty, that, in either case, were material to the cause of action adjudicated or (ii) to have personally gained a financial profit or other advantage to which such director was not legally entitled. Directors and officers are indemnified for acts occurring prior to adoption of the General Signal By-Laws.

            The Data Switch Restated Certificate of Incorporation requires it to indemnify to the maximum extent permissible under Delaware law its officers and directors for liability arising out of their actions in such capacity.

Loans to Directors and Officers

            Under New York law, a corporation may make a loan to a director only after authorization by the affirmative vote of a majority of shares other than those of the director-borrower. Under Delaware law, a corporation may make loans to, guarantee the obligations of, or otherwise assist, its officers or other employees and those of its subsidiaries, including any officer or employee who is a director of a corporation or any of its subsidiaries, when such action, in the judgment of the corporation's directors, may reasonably be expected to benefit the corporation.

Special Meetings

            Under New York and Delaware law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation's certificate of incorporation or by-laws. In addition, New York law provides that if, for a period of one month after the date fixed by or under the by-laws for the annual meeting of stockholders, or if no date has been fixed for a period of 13 months after the last annual meeting, there is a failure to elect a sufficient number of directors to conduct the business of the corporation, the board of directors shall call a special meeting for the election of directors. If the board fails to call such meeting within 14 days of expiration of that period of time, or if it is so called but there is a failure to elect such directors for a period of two months after the expiration of such period, holders of 10% of the shares entitled to vote in an election of directors may demand the call of a special meeting for the election of directors. Under Delaware law, if an annual meeting is not held within 30 days of the date designated for such a meeting, or is not held for a period of 13 months after the last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any stockholder or director. In both New York and Delaware, the number of shares represented at such meeting constitutes a quorum without regard to other provisions of law.

            The General Signal By-Laws provide that a special meeting of stockholders may be called only by the Board of Directors or the Chairman of the Board, and shall be called by the Secretary upon the written request of stockholders owning at least two-thirds of the outstanding shares of stock entitled to vote.

            The Data Switch By-Laws provide that special meetings of stockholders may be called at any time by the President or Secretary, the Board of Directors or by the holders of 20% or more of outstanding convertible preferred stock.

Stockholder Action

            Under New York and Delaware law, unless the certificate of incorporation provides otherwise, stockholder action is generally by majority vote, except under New York law, directors are elected by a plurality vote. General Signal's Certificate of Incorporation requires the affirmative vote of two-thirds of all outstanding shares entitled to vote to (1) remove directors, (2) adopt, amend or repeal any By-Law, or any provision of the Certificate of Incorporation, relating to (i) the number, classification and term of office of directors, (ii) the quorum of directors required for the transaction of business, (iii) the filling of newly created directorships and vacancies occurring in the Board of Directors, (iv) the removal of directors, or (v) the power of the Board of Directors to adopt, amend or repeal By-Laws of General Signal or the vote of the Board of Directors required for any such adoption, amendment or repeal or (3) amend or repeal the section of its Certificate of Incorporation requiring such action. Data Switch's Certificate of Incorporation permits the Board of Directors of Data Switch to vote without the assent or vote of the stockholders. Data Switch's By-Laws provide for the election of directors by a plurality vote.

Stockholder Action by Written Consent

            Under New York law, any stockholder action required or permitted to be taken by stockholder vote may be taken with the unanimous written consent of stockholders. The certificate of incorporation may provide, to the extent it is not inconsistent with New York law, that such stockholder action may be taken upon the written consent of less than all outstanding shares. The General Signal Certificate of Incorporation does not provide for written consent by less than all of the stockholders.

            Unless a certificate of incorporation provides otherwise, Delaware law allows any action required to be taken, or which may be taken, at an annual or special meeting of stockholders to be taken without a meeting without prior notice and without a vote so long as the written consent of not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted is delivered to the corporation.

Payment of Dividends

            Under both New York and Delaware law, a corporation may generally pay dividends out of surplus. New York requires a board of directors to make certain disclosures when paying dividends out of any account other than earned surplus. Delaware law also permits a corporation to pay dividends, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. Dividends out of net profits may not be paid when the capital of the corporation amounts to less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

Rights or Options

            New York law requires that a plan to issue, or the issuance of any rights or options to directors, officers and employees as an incentive to service or continued service with the corporation, a subsidiary or affiliate be approved by the vote of the holders of a majority of the outstanding shares entitled to vote thereon. Such approval is not required for the issuance of any rights or options of a corporation in substitution for rights or options issued by another corporation, in connection with such other corporation's merger or consolidation with, or the acquisition of its shares or all or part of its assets by, the corporation or its subsidiary. Under Delaware law, rights or options to purchase shares of any class of stock may be authorized by a corporation's board of directors.

            In addition, under both New York and Delaware law, a corporation may create and issue rights or options entitling the holders thereof to purchase from the corporation any shares of its capital stock on terms and conditions set by its board of directors. New York law specifically permits a "resident domestic corporation" to restrict the exercise, or transfer of any rights or options by an interested stockholder (defined as a beneficial owner of 20% or more of its outstanding voting stock). Delaware does not have a comparable statutory provision but Delaware courts have upheld rights or options which contain similar limitations.

Preemptive Rights

            Under New York law, unless a certificate of incorporation provides otherwise, stockholders have certain preemptive rights. In general, these rights allow stockholders whose unlimited dividend rights or voting rights would be adversely affected by the issuance of new stock to purchase, on terms and conditions set by the board of directors, that proportion of the new issue that would preserve the relative dividend or voting rights of such stockholders. However, the General Signal Certificate of Incorporation provides that its stockholders do not possess such preemptive rights. Instead, the General Signal Board may dispose of new issues to any persons, on such lawful terms, as it shall determine.

            Delaware law states that, absent a provision in a corporation's certificate of incorporation, a stockholder does not possess preemptive rights unless such rights arose prior to July 3, 1967 and were not terminated subsequently by appropriate action. Under Data Switch's Restated Certificate of Incorporation no holder of capital stock of Data Switch shall have any preemptive rights to subscribe to an additional issue of such class of capital stock, or to any security convertible into such class of capital stock or any other class of capital stock.

            The foregoing summary does not purport to be a complete statement of the rights of holders of Common Stock and Data Switch Common Stock under, and is qualified in its entirety by reference to, New York law and Delaware law, respectively, and the General Signal and Data Switch
Certificates of Incorporation and By-Laws.

                               LEGAL MATTERS

            Certain legal matters in connection with the Common
Stock being offered hereby will be passed upon for General
Signal by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.


                                  EXPERTS

            The consolidated financial statements and schedules of General Signal Corporation at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, appearing or incorporated by reference in General Signal

Corporation's Annual Report on Form 10-K for the year ended December 31, 1994 have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included or incorporated by reference therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

            The consolidated financial statements, including financial statement schedules, of Data Switch and consolidated subsidiaries incorporated herein by reference to the Annual Report on Form 10-K of Data Switch for the year ended December 31, 1994, have been so incorporated in reliance on the reports of Coopers & Lybrand L.L.P., independent accountants, given upon the authority of such firm as experts in accounting and auditing.

            The consolidated financial statements of Best Power Technology, Inc. at December 31, 1994 and 1993 and for each of the three years in the period ended December 31, 1994, included in General Signal Corporation's current report on Form 8-K dated June 26, 1995 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                           STOCKHOLDER PROPOSALS

            In order for stockholder proposals for the 1996 Annual Meeting of Stockholders to be eligible for inclusion in General Signals's proxy statement, they must be received by General Signal at its principal office no later than November 22, 1995.

                                                                        Annex A









                      AGREEMENT AND PLAN

                           OF MERGER

                         BY AND AMONG

                  GENERAL SIGNAL CORPORATION,

            GENERAL SIGNAL ACQUISITION CORPORATION

                              AND

                    DATA SWITCH CORPORATION

                    DATED AS OF MAY 8, 1995

                             TABLE OF CONTENTS

                                                                       Page

                                 ARTICLE I

                                THE MERGER

Section 1.01.     The Merger ........................................     2
Section 1.02.     Effective Time ....................................     2
Section 1.03.     Certificate of Incorporation and
                    By-Laws of Surviving Corporation ................     2
Section 1.04.     Directors and Officers of Surviving
                    Corporation .....................................     2
Section 1.05.     Stockholders' Meeting .............................     3
Section 1.06.     Filing of Certificate of Merger ...................     3
Section 1.07.     Further Assurances ................................     3

                                ARTICLE II

                           CONVERSION OF SHARES

Section 2.01.     Shares ............................................     3
Section 2.02.     Newco Common Stock ................................     5
Section 2.03.     Exchange of Shares ................................     5
Section 2.04.     Effect on Company Options .........................     6
Section 2.05.     Fractional Shares .................................     7
Section 2.06.     No Appraisal Rights ...............................     7

                                ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND NEWCO

Section 3.01.     Organization ......................................     7
Section 3.02.     Capitalization ....................................     8
Section 3.03.     Authority Relative to This Agree-
                    ment ............................................     8
Section 3.04.     No Violations, Etc. ...............................     9
Section 3.05.     Registration Statement; Proxy
                    Statement .......................................    10
Section 3.06.     SEC Filings .......................................    11
Section 3.07.     Financial Statements ..............................    12
Section 3.08.     Absence of Material Adverse Change ................    12
Section 3.09.     Litigation ........................................    12
Section 3.10.     Compliance with Law ...............................    13
Section 3.11.     Disclosure ........................................    13
Section 3.12      Finders or Brokers.................................    13
Section 3.13      Accounting Matters.................................    13

                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 4.01.     Organization and Qualification ....................    13
Section 4.02.     Authority Relative to This Agreement ..............    14
Section 4.03.     No Violations, Etc. ...............................    15
Section 4.04.     Board Recommendation ..............................    16
Section 4.05.     Accounting Matters ................................    16
Section 4.06.     State Antitakeover Statutes .......................    16
Section 4.07.     Fairness Opinion ..................................    16
Section 4.08.     Rights Agreement ..................................    16
Section 4.09.     Affiliates ........................................    17
Section 4.10.     Stockholder Letter Agreement ......................    17
Section 4.11.     Registration Statement; Proxy Statement ...........    17
Section 4.12.     Finders or Brokers ................................    18
Section 4.13.     SEC Filings .......................................    18
Section 4.14.     Financial Statements ..............................    19
Section 4.15.     Absence of Undisclosed Liabilities ................    19
Section 4.16.     Absence of Changes or Events ......................    19
Section 4.17.     Capitalization ....................................    21
Section 4.18.     Capital Stock of Subsidiaries .....................    22
Section 4.19.     Litigation ........................................    22
Section 4.20.     Insurance .........................................    22
Section 4.21.     Title to and Condition of Properties ..............    23
Section 4.22.     Leases; Contracts .................................    23
Section 4.23.     Contracts and Commitments .........................    24
Section 4.24.     Labor Matters .....................................    25
Section 4.25.     Compliance with Law ...............................    26
Section 4.26.     Employment and Labor Contracts ....................    26
Section 4.27.     Intellectual Property Rights ......................    26
Section 4.28.     Taxes .............................................    27
Section 4.29.     Employee Benefit Plans; ERISA .....................    29
Section 4.30.     Environmental Matters .............................    33
Section 4.31.     Directors, Officers and Compensation
                    of Employees ....................................    37
Section 4.32.     Disclosure ........................................    37

                                 ARTICLE V

                                 COVENANTS

Section 5.01.     Conduct of Business of the Company ................    38
Section 5.02.     No Solicitation ...................................    41
Section 5.03.     Access to Information .............................    42

Section 5.04.     Registration Statement and Proxy
                    Statement .......................................    43
Section 5.05.     Commercially Reasonable Efforts;
                    Other Actions ...................................    44
Section 5.06.     Public Announcements ..............................    44
Section 5.07.     Notification of Certain Matters ...................    45
Section 5.08.     Indemnification ...................................    45
Section 5.09.     Expenses ..........................................    46
Section 5.10.     Affiliates ........................................    46
Section 5.11.     Stock Exchange Listings ...........................    46
Section 5.12.     Company and Subsidiary Actions ....................    46
Section 5.13.     Environmental Matters .............................    47
Section 5.14.     Resignation of Directors ..........................    47
Section 5.15.     Stock Purchase Plan ...............................    47
Section 5.16.     Company Rights Agreement ..........................    47

                                ARTICLE VI

                       CONDITIONS TO THE OBLIGATIONS
                     OF PARENT, NEWCO AND THE COMPANY

Section 6.01.     Registration Statement ............................    48
Section 6.02.     Stockholder Approval ..............................    48
Section 6.03.     Listings ..........................................    48

                                ARTICLE VII

             CONDITIONS TO THE OBLIGATIONS OF PARENT AND NEWCO

Section 7.01.     Representations and Warranties True ...............    48
Section 7.02.     Performance .......................................    49
Section 7.03.     Certificates ......................................    49
Section 7.04.     Certain Proceedings ...............................    49
Section 7.05.     Consents and Approvals ............................    49
Section 7.06.     Material Adverse Change ...........................    49
Section 7.07.     Opinion of Counsel ................................    50
Section 7.08.     Tax Matters .......................................    50
Section 7.09.     Environmental Matters .............................    50
Section 7.10.     Average Market Value ..............................    50
Section 7.11.     Other Matters .....................................    50

                               ARTICLE VIII

               CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

Section 8.01.     Representations and Warranties True ...............    51
Section 8.02.     Performance .......................................    51
Section 8.03.     Certificates ......................................    51

Section 8.04.     Certain Proceedings ...............................    52
Section 8.05.     Opinion of Counsel ................................    52

                                ARTICLE IX

                                  CLOSING

Section 9.01.     Time and Place ....................................    52
Section 9.02.     Filings at the Closing ............................    52

                                 ARTICLE X

                        TERMINATION AND ABANDONMENT

Section 10.01.    Termination .......................................    52
Section 10.02.    Termination by Parent .............................    53
Section 10.03.    Termination by the Company ........................    54
Section 10.04.    Procedure for Termination .........................    54
Section 10.05.    Effect of Termination and
                    Abandonment .....................................    54

                                ARTICLE XI

                                DEFINITIONS

Section 11.01.    Terms Defined in This Agreement ...................    56

                                ARTICLE XII

                              MISCELLANEOUS

Section 12.01.    Amendment and Modification ........................    57
Section 12.02.    Waiver of Compliance; Consents ....................    57
Section 12.03.    Survivability; Investigations .....................    58
Section 12.04.    Notices ...........................................    58
Section 12.05.    Assignment ........................................    59
Section 12.06.    Governing Law .....................................    60
Section 12.07.    Counterparts ......................................    60
Section 12.08.    Severability ......................................    60
Section 12.09.    Interpretation ....................................    60
Section 12.10.    Entire Agreement ..................................    61

Signatures ..........................................................   S-1

EXHIBITS

      Exhibit A      Amendment No. 1 to Rights Agreement
      Exhibit B      Form of Affiliate Letter
      Exhibit C      Form of Stockholder Letter
                        Agreement
      Exhibit D-1    Form of Opinion of Parker Duryee
                        Rosoff & Haft
      Exhibit D-2    Form of Opinion of Shawn A. Smith,
                        Esq.
      Exhibit D-3    Form of Opinion of D. David Cohen,
                        Esq.
      Exhibit E      Form of Tax Opinion of Cahill
                        Gordon & Reindel
      Exhibit F      Form of Opinion of Cahill Gordon &
                        Reindel
      Exhibit G      Form of Company Officer's
                        Certificate

                       AGREEMENT AND PLAN OF MERGER
                       ----------------------------


            AGREEMENT AND PLAN OF MERGER, dated as of May 8, 1995 (the "Agreement"), by and among General Signal Corporation, a
New York corporation ("Parent"), General Signal Acquisition Corporation, a Delaware corporation ("Newco"), which is a direct wholly owned Subsidiary of Parent, and Data Switch Corporation, a Delaware corporation (the "Company"). Newco and the Company are hereinafter sometimes collectively referred to as the "Constituent Corporations."

                                 RECITALS

            WHEREAS, Newco desires to merge with the Company and the Company desires to merge with Newco, all upon the terms and subject to the conditions of this Agreement;

            WHEREAS, Parent and the Company desire that the merger of Newco and the Company and the other transactions contemplated by this Agreement result in a strategic alliance of the products, markets, people, business and assets of the Company with products, markets, people, business, assets and capital strengths of Parent and believe that the combined opportunities and prospects, in which their respective stockholders will participate, will be greater than the opportunities and prospects of the Company and the Parent separately;

            WHEREAS, it is intended that the merger of Newco and the Company be recorded for accounting purposes as a pooling of interests, and for Federal income tax purposes as a tax-free reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") in which the shareholders of the Company will receive voting shares of Parent in exchange for their voting shares of the Company and thereby continue to participate in the equity and appreciation of the combined enterprise; and

            WHEREAS, Parent, Newco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the merger of Newco and the Company.

            NOW, THEREFORE, in consideration of the premises and the mutual representations, warranties, covenants, agreements and conditions contained herein, the parties hereto agree as follows:

                                 ARTICLE I

                                THE MERGER

            Section 1.01  The Merger.  (a)  In accordance with
                          ----------
the provisions of this Agreement and the General Corporation Law of the State of Delaware (the "Delaware Act"), at the Effective Time (as hereinafter defined), Newco shall be merged (the "Merger") with and into the Company, and the Company shall be the surviving corporation (hereinafter sometimes called the "Surviving Corporation") and shall continue its corporate existence under the laws of the State of Delaware. At the election of Parent, any direct wholly owned subsidiary of Parent incorporated under the laws of the State of Delaware may be substituted for Newco as a Constituent Corporation in the Merger. The name of the Surviving Corporation shall be "Data Switch Corporation". At the Effective Time the separate existence of Newco shall cease.

            (b) The Merger shall have the effects on Newco and the Company as constituent corporations of the Merger as provided under the Delaware Act.

            Section 1.02  Effective Time.  The Merger shall
                          --------------
become effective at the time of filing of, or at such later time specified in, a certificate of merger, in the form required by and executed in accordance with the Delaware Act, with the Secretary of State of the State of Delaware in accordance with the provisions of Sec. 251 of the Delaware Act (the "Certificate of Merger"). The date and time when the Merger shall become effective is herein referred to as the "Effective Time."

            Section 1.03  Certificate of Incorporation and
                          --------------------------------
By-Laws of Surviving Corporation.  The Restated Certificate of
--------------------------------
Incorporation and By-Laws of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-Laws of the Surviving Corporation until thereafter amended as provided by law.

            Section 1.04  Directors and Officers of Surviving
                          -----------------------------------
Corporation.  The directors of Newco immediately prior to the
-----------
Effective Time will be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until their successors are elected and qualified.

            Section 1.05  Stockholders' Meeting.  The Company
                          ---------------------
will take all action necessary in accordance with applicable law and its Restated Certificate of Incorporation and By-Laws to convene a special meeting of its stockholders (the "Special Meeting") as soon as practicable to consider and vote upon the approval of this Agreement. The Company, through its Board of Directors, shall recommend to its stockholders approval of this Agreement (which recommendation shall be contained in the Proxy Statement (as hereinafter defined)) and shall use all commercially reasonable efforts to solicit from its stockholders proxies in favor of approval and adoption of this Agreement.

            Section 1.06  Filing of Certificate of Merger.  At
                          -------------------------------
the Closing (as hereinafter defined), Parent, Newco and the Company shall cause a Certificate of Merger to be executed and filed with the Secretary of State of the State of Delaware as provided in Sec. 251 of the Delaware Act, and shall take any and all other lawful actions and do any and all other lawful things to cause the Merger to become effective.

            Section 1.07  Further Assurances.  If, at any time
                          ------------------
after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Constituent Corporations acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of each of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                                ARTICLE II

                           CONVERSION OF SHARES

            Section 2.01  Shares.  (a)  At the Effective Time,
                          ------
each share of common stock, par value $.01 per share, of the

Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (except for shares owned by the Company as treasury stock or owned by any Subsidiary of the Company) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive the fraction of a share (the "Exchange Ratio") of common stock, par value $1.00 per share, of Parent ("Parent Common Stock") determined by dividing $4.55 by the Average Market Value (as hereinafter defined); provided, however, that the Exchange Ratio shall be calculated to five decimal places and shall in no event be greater than
0.14677 of a share of Parent Common Stock or less than 0.10581 of a share of Parent Common Stock. Holders of Company Common Stock shall also have the right to receive together with each share of Parent Common Stock issued in the Merger pursuant to this Section 2.01(a), an associated common stock purchase right ("Parent Purchase Right") pursuant to the Rights Agreement dated as of March 7, 1986, as amended, between Parent and the Rights Agent named therein. References herein to the Company Common Stock being converted in the Merger shall be deemed to include the associated Company Purchase Rights (as hereinafter defined) and to the Parent Common Stock issuable in the Merger shall be deemed to include the associated Parent Purchase Rights.

            The shares of Parent Common Stock and Parent Purchase Rights to be delivered by Parent in exchange for shares of Company Common Stock pursuant to this Section 2.01(a) are hereinafter sometimes called the "Closing Consideration." "Average Market Value" shall mean the arithmetic average of the closing price per share of Parent Common Stock as reported on the New York Stock Exchange (the "NYSE") composite tape for the thirty (30) consecutive trading days ending with the last trading day prior to the scheduled date of the Special Meeting specified in the Proxy Statement. In the event of any change in Parent Common Stock or Company Common Stock by reason of any stock split, readjustment, stock dividend, exchange of shares, reclassification, recapitalization or otherwise, the Exchange Ratio shall be correspondingly adjusted.

            (b) At the Effective Time, all shares of Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock shall thereafter cease to have any rights with respect to such shares of Company Common Stock, except the right to receive the Closing Consideration for such shares of Company Common Stock specified in the foregoing clause (a) upon the surrender of such certificate in accordance with Section 2.03.

            Section 2.02  Newco Common Stock.  All shares of
                          ------------------
common stock, par value $.01 per share, of Newco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted at the Effective Time into such number of newly issued shares of common stock of the Surviving Corporation as shall equal the sum of (x) the number of shares of Company Common Stock outstanding immediately prior to the Effective Time and (y) the number of shares of Company Common Stock underlying options to purchase Company Common Stock assumed by Parent pursuant to Section 2.04.

            Section 2.03  Exchange of Shares.  (a)  Promptly
                          ------------------
after the Effective Time, Parent shall mail to each record holder, as of the Effective Time, of an outstanding certificate or certificates which immediately prior to the Effective Time represented shares of Company Common Stock (the "Certificates") a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Parent or Parent's designated agent) and instructions for use in effecting the surrender of the Certificates for exchange. Upon surrender to Parent of a Certificate, together with such letter of transmittal duly executed together with any other required documents, the holder of such Certificate shall be entitled to receive from Parent in exchange therefor that number of shares of Parent Common Stock which such holder has the right to receive under this Article II, and such Certificate shall forthwith be cancelled. If any shares of Parent Common Stock are to be issued to a person other than the person in whose name the Certificate surrendered is registered, it shall be a condition of exchange that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such exchange shall pay any transfer or other taxes required by reason of the exchange to a person other than the registered holder of the Certificate surrendered or such person shall establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.03, each Certificate shall represent, for all purposes, the right to receive the Closing Consideration in respect of the number of shares of

Company Common Stock evidenced by such Certificate, without any interest thereon.

            (b) From and after the Effective Time there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be cancelled and exchanged as provided in this Article II.

            (c) Neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

            Section 2.04  Effect on Company Options.  (a)  As of
                          -------------------------
the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each option to purchase shares of Company Common Stock that is outstanding under the Company Plans (as hereinafter defined) immediately prior to the Effective Time, whether or not exercisable, shall be assumed by Parent in such manner that each such option shall be exercisable upon the same terms and conditions as under the applicable Company Plan and the applicable option agreement issued thereunder, except that (i) each such option shall be exercisable for that number of shares of Parent Common Stock (rounded up to the nearest whole share) into which the number of shares of Company Common Stock subject to such option immediately prior to the Effective Time would be converted under Section 2.01 if such option were exercised prior to the Effective Time, and (ii) the option price per share of Parent Common Stock shall be an amount equal to the option price per share of Company Common Stock subject to such option in effect immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent); provided,
                                              --------
however, that in the case of options intended to qualify as
-------
"incentive stock options" pursuant to Section 422 of the Code, any such adjustment shall be made in such a manner as not to disqualify such options as "incentive stock options."

            (b)  Prior to the Effective Time, the Company shall
(i) obtain any consents from holders of outstanding options to purchase Company Common Stock granted under the Company Plans and (ii) make any amendments to the terms of the Company Plans or any award granted thereunder that, in the case of either (i) or (ii), are necessary to give effect to the transactions contemplated by this Section 2.04; provided, however, that any
                                   --------  -------
such consents and amendments shall not change the vesting of such options in accordance with their current terms.

            Section 2.05  Fractional Shares.  Notwithstanding any
                          -----------------
other provision of this Agreement, each holder of shares of Company Common Stock who upon surrender of Certificates would be entitled to receive a fraction of a share of Parent Common Stock shall not be entitled to receive dividends on or vote such fractional share and shall receive, in lieu of such fractional share, cash in an amount equal to such fraction multiplied by the Average Market Value. The fractional share interests of each Company stockholder will be aggregated, and no Company stockholder will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock. The parties hereto agree that the total cash consideration that will be paid to the Company stockholders in the Merger instead of issuing fractional shares of Parent
Common Stock will not exceed one percent of the total consideration that will be issued in the Merger to the Company stockholders in exchange for their shares of Company Common Stock. All references in this Agreement to shares of Parent Common Stock to be issued as Closing Consideration shall be deemed to include any cash in lieu of fractional shares payable pursuant to this Section 2.05.

            Section 2.06  No Appraisal Rights.  This Agreement
                          -------------------
provides that the stockholders of the Company shall be entitled to notice of the Special Meeting. The Company Common Stock is designated as a national market system security on NASDAQ and the Parent Common Stock is listed on the NYSE and is contemplated to be so designated and listed at the record date for the Special Meeting. Therefore, in accordance with Sec. 262(b) of the Delaware Act, no holder of shares of Company Common Stock shall be entitled to appraisal rights.

                                ARTICLE III

                      REPRESENTATIONS AND WARRANTIES
                            OF PARENT AND NEWCO

            Each of Parent and Newco jointly and severally represents and warrants to the Company as follows:

            Section 3.01  Organization.  Parent is a corporation
                          ------------
duly organized, validly existing and in good standing under the laws of the state of New York. Newco is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. Newco has not engaged in any business since it was incorporated other than in connection with the transactions contemplated by this Agreement. Parent owns directly all of the outstanding capital stock of Newco.

            Section 3.02  Capitalization.  The authorized capital
                          --------------
stock of Parent consists of 150,000,000 shares of Parent Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share ("Parent Preferred Stock"). As of April 30, 1995, there are 47,256,691 shares of Parent Common Stock issued and outstanding (excluding treasury shares), 16,680,568 shares of Parent Common Stock held in Parent's treasury, and no shares of Parent Preferred Stock outstanding. As of April 30, 1995 there were 2,891,245 shares of Parent Common Stock reserved for issuance upon the exercise of outstanding options and options or restricted stock which may be granted under the stock incentive plans of Parent (the "Parent Plans"), 2,532,000 shares of Parent Common Stock reserved for issuance upon the conversion of the outstanding $100,000,000 aggregate principal amount of 5 3/4% Convertible Subordinated Notes due 2002 of Parent (the "Convertible Notes"), 118,675 shares of Parent
Common Stock reserved for issuance upon the exercise of the outstanding warrants with an exercise price of $96.54 per share and an expiration date of June 2, 1995 (the "1995 Warrants"), and 442,542.812 shares of Parent Common Stock reserved for issuance upon the exercise of the outstanding warrants with an exercise price of $65.9406 per share and an expiration date of April 23, 2002 (the "2002 Warrants"). Each share of Parent Common Stock is, and each share of Parent Common Stock to be issued at the Effective Time will be, when issued, accompanied by one Parent Purchase Right. Except for the Parent Purchase Rights, the Convertible Notes, the 1995 Warrants, the 2003 Warrants and the options granted under the Parent Plans, there are not as of the date hereof any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating Parent to issue, transfer or sell any shares of its capital stock or any other securities convertible into or evidencing the right to subscribe for any such shares. All issued and outstanding shares of Parent Common Stock are, and all shares of Parent Common Stock to be issued at the Effective Time shall be, when issued, duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

            Section 3.03  Authority Relative to This Agreement.
                          ------------------------------------
Each of Parent and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of each of Parent and Newco and by Parent as the sole stockholder of Newco and no other corporate proceedings on the part of Parent or Newco are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Parent and Newco and, assuming the due authorization and delivery hereof by the Company, constitutes a valid and binding agreement of each of Parent and Newco, enforceable against each of them in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

            Section 3.04  No Violations, Etc.  (a)  Assuming that
                          ------------------
all filings, permits, authorizations, consents and approvals have been duly made or obtained as contemplated by this Section 3.04, the execution and delivery of this Agreement and the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby will not (i) violate any provision of the Certificate of Incorporation or By-Laws of either Parent or Newco, (ii) violate any statute, rule, regulation, order or decree of any public body or authority by which Parent, Newco or any of their properties is bound, or
(iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default under, any license, franchise, permit, indenture, agreement or other instrument to which Parent or Newco is a party, or by which Parent, Newco or any of their properties is bound, excluding from the foregoing clauses (ii) and (iii) violations, breaches and defaults (x) which, either individually or in the aggregate, would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger or the other transactions contemplated hereby or have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or results of operations of Parent and its Subsidiaries taken as a whole ("Parent Material Adverse Effect") or (y) for which Parent or Newco prior to the Merger shall have received appropriate consents or waivers.

            (b)  No filing or registration with, or
authorization, consent or approval of, or notification to, any governmental entity is required by Parent or Newco in connection with the execution and delivery of this Agreement or the consummation by Parent and Newco of the Merger and the other transactions contemplated hereby, except (i) in connection with the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) in connection, or in compliance, with the provisions of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), (iii) the filing of appropriate merger documents as required by Sec. 251 of the Delaware Act, (iv) such filings and consents as may be required under any Environmental Law (as hereinafter defined) pertaining to any notification, disclosure or required approval triggered by the Merger or other transactions contemplated hereby, (v) filings with, and approval of, the NYSE and the Pacific Stock Exchange ("PSE") in connection with obligations of Parent under Section 5.11,
(vi) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under the corporation, takeover or blue sky laws of various states and (vii) such other consents, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made, either individually or in the aggregate, would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

            Section 3.05  Registration Statement; Proxy
                          -----------------------------
Statement.  None of the information supplied by either Parent
---------
or Newco for inclusion or incorporation by reference in (i) the registration statement registering under the Securities Act the Parent Common Stock to be issued at the Effective Time (such registration statement as amended by any amendments thereto being referred to herein as the "Registration Statement") or
(ii) the proxy statement/prospectus to be sent to the stockholders of the Company in connection with the Special Meeting, including all amendments and supplements thereto (the "Proxy Statement") shall, in the case of the Registration Statement, at (i) the time the Registration Statement becomes effective and (ii) the Effective Time, and in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading. If at any time prior to the Effective Time any event with respect to Parent or Newco shall occur which is required to be described in the Registration Statement or Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the Securities and Exchange Commission (the "SEC") and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and Proxy Statement will (with respect to Parent and Newco) comply as to form in all material respects with the applicable provisions of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder
(the "Exchange Act"), as the case may be.

            Section 3.06  SEC Filings.  (a)  Parent has filed
                          -----------
with the SEC all required forms, reports and documents required to be filed by it with the SEC since January 1, 1993 (collectively, the "Parent SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be. As of their respective dates the Parent SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Parent will deliver to the Company as soon as they become available true and complete copies of any report or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by the Company, as to which Parent and Newco make no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of Parent as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

            Section 3.07  Financial Statements.  The audited
                          --------------------
consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in Parent's forms, reports and documents filed with the SEC since January 1, 1993 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of Parent and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited consolidated financial statements have been certified as such (without exception) by Parent's independent accountants.

            Section 3.08  Absence of Material Adverse Change.
                          ----------------------------------
Since December 31, 1994, except as set forth in the Parent SEC Reports furnished to the Company prior to the delivery of this Agreement, there has been no change, or any development involving a prospective change, in the business, operations, assets, financial condition or results of operations of Parent and its Subsidiaries taken as a whole that would have a Parent Material Adverse Effect.

            Section 3.09  Litigation.  There is no (a) claim,
                          ----------
action, suit or proceeding pending or, to the best knowledge of Parent, threatened against or relating to Parent or any of its subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or (b) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which Parent, any subsidiary of Parent or any of their respective assets was or is a party except, in the case of clauses (a) and (b) above, such as would not, individually or in the aggregate, either materially impair or preclude Parent's ability to consummate the Merger or the other transactions contemplated hereby or have a Parent Material Adverse Effect.

            Section 3.10  Compliance with Law.  Neither Parent
                          -------------------
nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Parent Material Adverse Effect. Parent and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            Section 3.11  Disclosure.  No representation or
                          ----------
warranty by Parent and no statement or information relating to Parent or any of its Subsidiaries contained herein, or in any certificate furnished by or on behalf of Parent or Newco to the Company in connection herewith, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

            Section 3.12  Finders or Brokers.  Except for
                          ------------------
Donaldson, Lufkin & Jenrette Securities Corporation, neither Parent nor Newco has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

            Section 3.13  Accounting Matters.  Parent has not
                          ------------------
taken or agreed to take any action that would prevent Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

                                ARTICLE IV

               REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Parent and Newco that:

            Section 4.01  Organization and Qualification.  Each
                          ------------------------------
of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction (as listed in Section 4.01 of the disclosure statement being delivered confidentially to Parent by the Company to Parent concurrently with the execution and delivery of this Agreement (the "Disclosure Statement")) where the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except for failures to be so qualified or in good standing which would not, individually or in the aggregate, have a material adverse effect on the business, operations, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole (a "Company Material Adverse Effect"); provided, however, the matters described in Section
          --------  -------
4.01 of the Disclosure Statement shall not constitute, of themselves individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in violation of any of the provisions of its Restated Certificate of Incorporation (or other applicable charter document) or By-laws. Set forth in Section 4.01 of the Disclosure Statement are accurate and complete copies of the Restated Certificate of Incorporation (or other applicable charter document) and By-laws, as currently in effect, of each of the Company and its Subsidiaries.

            Section 4.02  Authority Relative to This Agreement.
                          ------------------------------------
The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger and the other transactions contemplated hereby (other than, with respect to the Merger, the approval of a majority of the outstanding shares of Company Common Stock at the Special Meeting or any adjournment thereof as required by the Delaware
Act). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Newco, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally or by general equitable or fiduciary principles.

            Section 4.03  No Violations, Etc.  Except for the
                          ------------------
filings of the Certificate of Merger and the Proxy Statement, the filing and effectiveness of the Registration Statement and the filings required under and in compliance with the HSR Act and as set forth in Section 4.03 of the Disclosure Statement, no filing with, notification to and no permit, authorization, consent or approval of, any governmental entity is necessary for the consummation by the Company of the Merger or the other transactions contemplated hereby, excluding from the foregoing, permits, authorizations, consents, approvals and notices which if not obtained, made or given, either individually or in the aggregate, would not either (a) materially impair or preclude the Company's ability to consummate the Merger or the other transactions contemplated hereby, (b) otherwise materially restrict Parent's or the Surviving Corporation's exercise of full rights to own and operate the business of the Company or
(c) have a Company Material Adverse Effect. Neither the execution and delivery of this Agreement nor the consummation of the Merger or the other transactions contemplated hereby nor compliance by the Company with any of the provisions hereof will (i) subject to obtaining the approval of a majority of the outstanding shares of Company Common Stock at the Special
Meeting or any adjournment thereof as required by the Delaware Act, conflict with or result in any breach of any provision of the Restated Certificate of Incorporation (or other comparable charter documents) or By-Laws of the Company or any of its Subsidiaries, (ii) other than as set forth in Section 4.03 of the Disclosure Statement, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, acceleration, redemption or repurchase) under, any of the terms, conditions or provisions of any (x) note, bond, mortgage, indenture, or deed of trust or (y) license, lease, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound or
(iii) violate any order, writ, injunction or decree applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses
(ii)(y) and (iii) violations, breaches or defaults which, either individually or in the aggregate, would not either materially impair or preclude the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Company Material Adverse Effect.

            Section 4.04  Board Recommendation.  The Board of
                          --------------------
Directors of the Company has, by a unanimous vote at a meeting of such Board duly held on, or by unanimous written consent of such Board dated, May 5, 1995, approved and adopted this Agreement, the Merger and the other transactions contemplated hereby, determined that the consideration to be received by the holders of shares of Company Common Stock pursuant to the Merger is fair to the holders of such shares and recommended that the holders of such shares approve and adopt this Agreement, the Merger and the other transactions contemplated hereby.

            Section 4.05  Accounting Matters.  The Company has
                          ------------------
not taken or agreed to take any action that would prevent
Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests."

            Section 4.06  State Antitakeover Statutes.  The
                          ---------------------------
Company has granted all approvals and taken all other steps necessary to exempt the Merger and the other transactions contemplated hereby (including, without limitation, the execution and delivery to Parent of the Stockholder Letter Agreements (as hereinafter defined)) from the requirements and provisions of Sec. 203 of the Delaware Act and any other applicable state antitakeover statute or regulation such that none of the provisions of such Sec. 203 or any other "business combination," "moratorium," "control share" or other state antitakeover statute or regulation (x) prohibits or restricts the Company's ability to perform its obligations under this Agreement or its ability to consummate the Merger and the other transactions contemplated hereby, (y) would have the effect of invalidating or voiding this Agreement, any provision hereof or any Stockholder Letter Agreement, or (z) would subject Parent or Newco to any material impediment or condition in connection with the exercise of any of their respective rights under this Agreement.

            Section 4.07  Fairness Opinion.  The Company has
                          ----------------
received the opinion of Needham & Company to the effect that as of the date hereof the financial terms of the Merger are fair to the Company's stockholders from a financial point of view.

            Section 4.08  Rights Agreement.  The Rights Agreement
                          ----------------
dated as of June 21, 1988 between the Company and Manufacturers
Hanover Trust Company (now Chemical Bank), as Rights Agent (the

"Company Rights Agreement"), has been amended in the manner provided in Exhibit A hereto to provide that none of Parent, Newco or any of their affiliates will become an "Acquiring Person" and that no "Triggering Event,", "Distribution Date" or "Unapproved Transaction" (as such terms are defined in the Company Rights Agreement) will occur as a result of the approval, execution or delivery of this Agreement or the consummation of the Merger or the other transactions contemplated hereby, including without limitation the execution and delivery to Parent of the Stockholder Letter Agreements.

            Section 4.09  Affiliates.  Section 4.09 of the
                          ----------
Disclosure Statement identifies all persons who, as of the date hereof, may be deemed to be "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("Affiliates") and the Company has delivered to Parent the written agreement of each such person, substantially in the form of Exhibit B hereto.

            Section 4.10  Stockholder Letter Agreement.  On or
                          ----------------------------
prior to the date hereof, Richard E. Greene has delivered to Parent a letter substantially in the form of Exhibit C hereto
(such letter a "Stockholder Letter Agreement").

            Section 4.11  Registration Statement; Proxy
                          -----------------------------
Statement.  None of the information supplied by the Company for
---------
inclusion or incorporation by reference in the Registration Statement or Proxy Statement shall, in the case of the Registration Statement, at the time the Registration Statement becomes effective and the Effective Time, and in the case of the Proxy Statement, at the date the Proxy Statement is first mailed to stockholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If at any time prior to the Effective Time any event with respect to the Company or any of its Subsidiaries shall occur which is required to be described in the Registration Statement or Proxy Statement, such event shall be so described, and an amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the stockholders of the Company. The Registration Statement and Proxy Statement will (with respect to the Company and its Subsidiaries) comply as to form in all material respects with the applicable provisions of the Securities Act and Exchange Act, as the case may be.

            Section 4.12  Finders or Brokers.  Except for Needham
                          ------------------
& Company, neither the Company nor any Subsidiary of the Company has employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission the receipt of which is conditioned upon consummation of the Merger.

            Section 4.13  SEC Filings.  (a)  The Company has
                          -----------
filed with the SEC all required forms, reports and documents required to be filed by it with the SEC since January 1, 1993 (collectively, the "Company SEC Reports"), all of which complied as to form when filed in all material respects with the applicable provisions of the Securities Act or the Exchange Act, as the case may be. As of their respective dates the Company SEC Reports (including all exhibits and schedules thereto and documents incorporated by reference therein) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) The Company will deliver to Parent as soon as they become available true and complete copies of any report or statement mailed by it to its securityholders generally or filed by it with the SEC, in each case subsequent to the date hereof and prior to the Effective Time. As of their respective dates, such reports and statements (excluding any information therein provided by Parent or Newco, as to which the Company makes no representation) will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading and will comply in all material respects with all applicable requirements of law. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries to be included or incorporated by reference in such reports and statements will be prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved and will fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flow for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements).

            Section 4.14  Financial Statements.  The audited
                          --------------------
consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in the Company's forms, reports and documents filed with the SEC since December 31, 1990 have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved, and fairly present the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and consolidated cash flows for the periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end adjustments and to the extent they may not include footnotes or may be condensed or summary statements) and such audited financial statements have been certified as such (without exception) by the Company's independent accountants.

            Section 4.15  Absence of Undisclosed Liabilities.
                          ----------------------------------
Neither the Company nor its Subsidiaries has any liabilities or obligations of any nature, whether absolute, accrued, unmatured, contingent or otherwise, or any unsatisfied judgments or any leases of personalty or realty or unusual or extraordinary commitments, except (a) the liabilities recorded on the Balance Sheet (as hereinafter defined) and the notes thereto, and (b) the liabilities or obligations incurred since December 31, 1994 in the ordinary course of business and consistent with past practice that would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 4.16  Absence of Changes or Events.  Since
                          ----------------------------
December 31, 1994 (except with respect to the matters specified in clause (a) which shall be since December 31, 1992):

            (a) except as set forth in Section 4.16(a) of the Disclosure Schedule, there has not been any direct or indirect redemption, purchase or other acquisition of any shares of capital stock of the Company or any of its Subsidiaries, or any declaration, setting aside or payment of any dividend or other distribution by the Company or any of its Subsidiaries in respect of their capital stock (other than dividends or other distributions payable solely to the Company or a wholly owned Subsidiary of the Company);

            (b) except as set forth in Section 4.16(b) of the Disclosure Schedule or except in the ordinary course of business and consistent with past practice, neither the Company nor any of its Subsidiaries has incurred any indebtedness for borrowed money, or assumed, guaranteed, endorsed or otherwise as an accommodation become responsible for the obligations of any other individual, firm or corporation, made any loans or advances to any other individual, firm or corporation or entered into any commitment or transaction material to the Company and its Subsidiaries taken as a whole;

            (c) there has not been any change in accounting methods, principles or practices of the Company;

            (d) except in the ordinary course of business and consistent with past practice and in amounts that are immaterial, there has not been any revaluation by the Company or any of its Subsidiaries of any of their respective assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivables;

            (e) there has not been any damage, destruction or loss, whether covered by insurance or not, except for such as would not, individually or in the aggregate, have a Company Material Adverse Effect;

            (f) there has been no change, or any development involving a prospective change, in the general affairs, business, operations, condition (financial or otherwise) or prospects of the Company and its Subsidiaries, except for changes or prospective changes that would not, individually or in the aggregate, have a Company Material Adverse Effect; and

            (g) there has not been any agreement by the Company or any of its Subsidiaries to (i) do any of the things described in the preceding clauses (a) through (f) other than as expressly contemplated or provided for in this Agreement or (ii) take, whether in writing or otherwise, any action which, if taken prior to the date of this Agreement, would have made any representation or warranty in this Article IV untrue or incorrect in any material respect.

As of the date hereof (i) Richard E. Greene has unconditionally committed to repay in full in cash all outstanding loans owed by him to the Company, in an aggregate principal amount of approximately $593,000, and thereupon the Company will have no security interest in, option to purchase or right of first refusal or other right or interest with respect to, any shares of Company Common Stock owned by Mr. Greene and (ii) all options to purchase shares of Company Common Stock issued by the Company in November, 1994 to directors of the Company have been cancelled and are of no further force or effect.

            Section 4.17  Capitalization.  The authorized capital
                          --------------
stock of the Company consists of 20,000,000 shares of Company Common Stock and 100,000 shares of Convertible Preferred Stock, par value $10.00 per share (the "Company Preferred Stock"). As of the date hereof, there are 12,485,929 shares of Company
Common Stock and no shares of Company Preferred Stock outstanding and 48,429 shares of Company Common Stock held in the Company's treasury. As of the date hereof (i) 1,577,546 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options, and 340,454 shares of Company Common Stock were reserved for issuance upon the exercise of options which may be granted under the stock option plans of the Company listed in Section 4.29 of the Disclosure Statement (the "Company Plans"), (ii) 110,112 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding warrants to purchase Company Common Stock and
(iii) 2,682,948 shares of Company Common Stock were reserved for issuance upon the conversion of the Company's outstanding
9% Convertible Subordinated Debentures due 1996 and 8 1/4% Convertible Subordinated Debentures due 2002, all of which options, plans, warrants and convertible debt securities are listed and described in Section 4.17 of the Disclosure
Statement (the "Company Common Stock Equivalents"). Each share of Company Common Stock is accompanied by one Purchase Right
(the "Company Purchase Rights") pursuant to the Company Rights Agreement. Except for the Company Purchase Rights and the Company Common Stock Equivalents there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries or any other securities convertible into or evidencing the right to subscribe for any such shares. There are no outstanding stock appreciation rights with respect to the capital stock of the Company or any of its Subsidiaries. All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, non-assessable and free of preemptive rights with respect thereto.

            Section 4.18  Capital Stock of Subsidiaries.  The
                          -----------------------------
only direct or indirect subsidiaries of the Company are those listed in Section 4.18 of the Disclosure Statement ("Subsidiaries"). The Company is directly or indirectly the record (except for directors' qualifying shares as reflected in Section 4.18 of the Disclosure Statement) and beneficial owner (including all such qualifying shares) of all of the outstanding shares of capital stock of each of its Subsidiaries, there are no proxies with respect to such shares, and there are not any existing options, warrants, calls, subscriptions, or other rights or other agreements or commitments obligating any of such Subsidiaries to issue, transfer or sell any shares of capital stock of such Subsidiary or any other securities convertible into or evidencing the right to subscribe for any such shares. Other than as set forth in Section 4.18 of the Disclosure Statement, all of such shares so owned by the Company are duly authorized and validly issued, fully paid, nonassessable and free of preemptive rights with respect thereto and are owned by the Company free and clear of any claim, lien or encumbrance of any kind with respect thereto. Except as disclosed in Section 4.18 of the Disclosure Statement, the Company does not directly or indirectly own any interest in any corporation, partnership, joint venture or other business association or entity.

            Section 4.19  Litigation.  There is no (i) claim,
                          ----------
action, suit or proceeding pending or, to the best knowledge of the Company, threatened against or relating to the Company or any of its Subsidiaries before any court or governmental or regulatory authority or body or arbitration tribunal, or
(ii) outstanding judgment, order, writ, injunction or decree, or application, request or motion therefor, of any court, governmental agency or arbitration tribunal in a proceeding to which the Company, any Subsidiary of the Company or any of their respective assets was or is a party except, in the case of clauses (i) and (ii) above, such as would not, individually or in the aggregate, either materially impair or preclude the Company's ability to consummate the Merger or the other transactions contemplated hereby or have a Company Material Adverse Effect.

            Section 4.20  Insurance.  Section 4.20 of the
                          ---------
Disclosure Statement lists all material insurance policies in force on the date hereof covering the businesses, properties and assets of the Company and its Subsidiaries and all outstanding claims against such policies. All such policies are currently in effect and true and complete copies of all such policies have been delivered to Parent. Except as set forth in Section 4.20 of the Disclosure Statement, the Company has not received notice of the cancellation of any of such insurance in effect on the date of this Agreement.

            Section 4.21  Title to and Condition of Properties.
                          ------------------------------------
Except as set forth in Section 4.21 of the Disclosure Statement, the Company and its Subsidiaries have good title to all of the real property and own outright all of the personal property which is reflected on the Company's and its Subsidiaries' December 31, 1994 audited consolidated balance sheet contained in the Company's Form 10-K for the fiscal year ended December 31, 1994 filed with the SEC (the "Balance Sheet") except for property since sold or otherwise disposed of in the ordinary course of business and consistent with past practice. Except as set forth in Section 4.21 of the Disclosure Statement, no such real or personal property is subject to claims, liens or encumbrances, whether by mortgage, pledge, lien, conditional sale agreement, charge or otherwise, except for those which would not, individually or in the aggregate, either materially impair or preclude the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Company Material Adverse Effect.

            Section 4.22  Leases; Contracts.  (a)  There have
                          -----------------
been delivered to Parent true and complete copies of each lease requiring the payment of rentals aggregating at least $100,000 per annum pursuant to which either (i) real or personal property is held under lease by the Company or any of its Subsidiaries or (ii) the Company or any of its Subsidiaries leases real or personal property to others. A true and complete list of all such leases is set forth in Section 4.22
(a) of the Disclosure Statement. All of the leases so listed are valid and subsisting and in full force and effect with respect to the Company and its Subsidiaries, as the case may be, and, to the Company's knowledge, with respect to any other party thereto, and the leased real property is in good and satisfactory condition.

            (b) Except as set forth in Section 4.22(b) of the Disclosure Statement, the Company has not breached any material term of, or any applicable regulations with respect to, any contract with, or any contract constituting a subcontract with respect to, the General Services Administration or any other governmental agency or authority.

            Section 4.23  Contracts and Commitments.  Except as
                          -------------------------
are listed in Section 4.23 of the Disclosure Statement, the Company is not a party to any existing contract, obligation or commitment of any type (other than those referred to in Section 4.22, 4.24, 4.26 or 4.27 of the Disclosure Statement) in any of the following categories:

            (a) any sales contract, including any open bid or quotation, which is of an open-end or blanket nature or contains warranties in excess of those consistent with industry practice, or contains unusual penalty provisions for late performance, or was incurred other than in the ordinary course of business and consistent with past practice;

            (b) contracts for the purchase of materials, supplies or equipment which have not been entered into in the ordinary course of business and consistent with past practice or which provide for purchase prices substantially greater than those presently prevailing for such materials, supplies or equipment, or contracts for capital expenditures in excess of $100,000;

            (c) contracts with distributors, manufacturers' representatives or sales agents, except those which are terminable at the option of the Company or its assignees on 60 days' notice or less without incurring any liability thereby;

            (d) contracts under which the Company has, except by way of endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice, become absolutely or contingently or otherwise liable for (i) the performance of any other person, firm or corporation under a contract, or (ii) the whole or any part of the indebtedness or liabilities of any other person, firm or corporation;

            (e) powers of attorney outstanding from the Company other than as issued in the ordinary course of business and consistent with past practice with respect to customs, insurance, patent, trademark or tax matters, or to agents for service of process;

            (f) contracts under which any amount payable by the Company is dependent upon the revenues or profits of the Company;

            (g) contracts with any director, officer or employee of the Company other than in such person's capacity as a director, officer or employee of the Company;

            (h) contracts which limit or restrict where the Company or any of its Subsidiaries may conduct its or their business or the type or line of business which the Company or any of its Subsidiaries may engage in;

            (i) material contracts containing any provisions with respect to any change of control;

            (j) contracts with any party for the loan of money or availability of credit to or from the Company or any of its Subsidiaries (except credit extended by the Company or any of its Subsidiaries to its or their customers in the ordinary course of business and consistent with past practice); or

            (k) any hedging, option, derivative or other similar transaction.

True and complete copies of all contracts, obligations and commitments listed in Section 4.23 of the Disclosure Statement have been delivered to Parent.

            Section 4.24  Labor Matters.  None of the Company or
                          -------------
any of its Subsidiaries is a party to any union contract or other collective bargaining agreement, other than those set forth in Section 4.24 of the Disclosure Statement, true and complete copies of which contracts have been delivered to Parent. Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice. There is no labor strike, slowdown or stoppage pending (or, to the best knowledge of the Company, any labor strike or stoppage threatened) against or affecting the Company or any of its Subsidiaries. No petition for certification has been filed and is pending before the National Labor Relations Board with respect to any employees of the Company or any of its Subsidiaries who are not currently organized.

            Section 4.25  Compliance with Law.  Neither the
                          -------------------
Company nor any of its Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule or order of any foreign, federal, state or local government or any other governmental department or agency, or any judgment, decree or order of any court, applicable to its business or operations, except where any such violation or failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries have all permits, licenses and franchises from governmental agencies required to conduct their businesses as now being conducted, except for such permits, licenses and franchises the absence of which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 4.26  Employment and Labor Contracts.
                          ------------------------------
Neither the Company nor any of its Subsidiaries is a party to any employment, management services, consultation or other contract or agreement with any past or present officer, director or employee or, to the best of the Company's knowledge, any entity affiliated with any past or present officer, director or employee other than those set forth in
Section 4.26 of the Disclosure Statement, in each case true and complete copies of which contracts have been delivered to Parent, and other than the agreements executed by employees generally, the forms of which have been provided to Parent.

            Section 4.27  Intellectual Property Rights.  The
                          ----------------------------
Company or its Subsidiaries own or have the right to use all Intellectual Property Rights (as defined below in this Section 4.27) necessary to the conduct of their respective businesses.
Section 4.27 of the Disclosure Statement contains a worldwide list of all patents, trade names, registered and unregistered copyrights, trademarks and service marks, mask works and applications for the foregoing owned by the Company or its Subsidiaries. The Company and/or its Subsidiaries have clear and unencumbered title to the Intellectual Property Rights set forth in Section 4.27 of the Disclosure Statement which are listed as owned by the Company and/or its Subsidiaries and such title has not been challenged (pending or, to the knowledge of the Company, threatened) by others except for the encumbrances listed in Section 4.27 of the Disclosure Statement. No rights or licenses to use Intellectual Property Rights have been granted or acquired by the Company or its Subsidiaries except those listed in Section 4.27 of the Disclosure Statement. Except as listed in Section 4.27 of the Disclosure Statement, to the knowledge of the Company, there have been (a) no claims or assertions made by others that the Company has infringed any Intellectual Property Rights of others by the sale of products or any other activity in the preceding six year period and
(b) no infringements by the Company during this period. Except as listed in Section 4.27 of the Disclosure Statement, the Company has no knowledge of any infringement of Intellectual Property Rights of the Company by others. All such patents, registered trademarks, service marks, and copyrights owned by the Company or its Subsidiaries are in good standing, and are recorded on the public record in the name of the Company or its Subsidiaries except for those failures to be in good standing and so recorded that would not, individually or in the aggregate, have a Company Material Adverse Effect. True and complete copies of all material listed in Section 4.27 of the Disclosure Statement have been delivered to Parent.

            "Intellectual Property Rights" shall mean and include rights relating to patents, trademarks, service marks, trade names, copyrights, mask works, inventions, processes, trade secrets, know-how, confidentiality agreements, consulting agreements, software and any documentation relating to the manufacture, marketing and maintenance of products.

            Section 4.28  Taxes.  Except as disclosed in Section
                          -----
4.28 of the Disclosure Statement: (i) the Company and its Subsidiaries have prepared and timely filed or will timely file with the appropriate governmental agencies all material franchise, income and all other material Tax (as hereinafter defined) returns and reports (Tax returns and reports are hereinafter collectively referred to as "Tax Returns") required to be filed for any period on or before the Effective Time, taking into account any extension of time to file granted to or obtained on behalf of the Company and/or its Subsidiaries
(copies of which for the past three fiscal years have been delivered to Parent); (ii) all material Taxes of the Company and its Subsidiaries (whether or not reported) in respect of the pre-Merger period have been paid in full to the proper authorities or fully accrued for with respect to fiscal periods for which there are publicly available financial statements in such statements and otherwise on the books at the Company, other than such Taxes as are being contested in good faith by appropriate proceedings and are adequately reserved for in accordance with generally accepted accounting principles;
(iii) all deficiencies resulting from Tax examinations of federal, state and foreign income, sales and franchise and all other material Tax Returns filed by the Company and its Subsidiaries have either been paid or adequately reserved for in accordance with generally accepted accounting principles; (iv) to the Company's knowledge, no deficiency has been asserted or assessed against the Company or any of its Subsidiaries and is pending, and no examination of the Company or any of its Subsidiaries is pending or threatened for any material amount of Tax by any taxing authority (with respect to any such action, Section 4.28 of the Disclosure Statement sets forth the periods at issue and the category of Tax, and the examining authority's and any corresponding revenue agents' reports relating to the issue have been delivered to Parent);
(v) no extension of the period for assessment or collection of any material Tax is currently in effect and no extension of time within which to file any material Tax Return has been requested, which Tax Return has not since been filed; (vi) no material Tax liens have been filed with respect to any Taxes;
(vii) the Company and each of its Subsidiaries have not agreed to make any adjustment by reason of a change in their accounting methods that would affect the taxable income or deductions of the Company or any of its Subsidiaries for any period ending after the Effective Time; (viii) the Company and its Subsidiaries have made timely payments of the Taxes required to be deducted and withheld from the wages paid to their employees; (ix) there are no Tax sharing agreements or arrangements under which the Company or any Subsidiary will have any obligation or liability on or after the Effective
Time; (x) the Company and its Subsidiaries have the net operating loss carryforwards set forth in Section 4.28 of the Disclosure Statement; (xi) the Company and its Subsidiaries have no overall foreign losses as defined in Section 904(f)(2) of the Code; (xii) neither the Company nor any of its Subsidiaries has unused foreign tax credits; (xiii) to the Company's knowledge, all payments, other than payments of dividends (including any payments deemed to be the equivalent of a dividend) or Taxes, made or incurred by the Company or any of its Subsidiaries since December 31, 1993 will be deductible or capitalizable for Tax purposes including any payments made by the Company or any of its Subsidiaries pursuant to any transaction contemplated by this Agreement, except for any payments the failure of which to be deductible or capitalizable would not, individually or in the aggregate, have a Company
Material Adverse Effect; (xiv) to the Company's knowledge, no income under any arrangement or understanding to which the Company or any of its Subsidiaries is a party will be attributed to the Company or any of its Subsidiaries which is not represented by income to which the Company or the Subsidiary is legally entitled; (xv) to the Company's knowledge, there are no transfer pricing agreements made with any taxation authority; (xvi) no assets of the Company or any of its

Subsidiaries is held in an arrangement for which partnership Tax Returns are being filed and neither the Company nor any of its Subsidiaries is a partner in any partnership; (xvii) neither the Company nor any of its Subsidiaries owns any interest in any "controlled foreign corporation" (within the meaning of Section 957 of the Code), "passive foreign investment company" (within the meaning of Section 1296 of the Code) or other entity the income of which is required to be included in the income of the Company or such Subsidiary, whether or not distributed;
(xviii) neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code; and (xix) the Company is not obligated to make any payments that would constitute excess parachute payments within the meaning of Section 280G of the Code.

            "Tax" or "Taxes" shall mean all federal, state, local and foreign taxes, duties, levies, charges and assessments of any nature, including social security payments and deductibles relating to wages, salaries and benefits and payments to subcontractors (to the extent required under applicable Tax law), and also including all interest, penalties and additions imposed with respect to such amounts.

            Section 4.29  Employee Benefit Plans; ERISA.  (a)
                          -----------------------------
Except as set forth in Section 4.29 of the Disclosure Statement, there are no "employee pension benefit plans" as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any of its Subsidiaries or any of their ERISA Affiliates (as hereinafter defined), or to which the Company or any of its Subsidiaries or any of their ERISA Affiliates contributes or is obligated to make payments thereunder or otherwise may have any liability ("Pension Benefits Plans"). For purposes of this Agreement, "ERISA Affiliate" shall mean any person (as defined in Section 3(9) of ERISA) that is a member of any group of persons described in
Section 414(b), (c), (m) or (o) of the Code of which the Company or a Subsidiary is a member.

            (b) The Company has delivered to Parent true and complete copies of all "welfare benefit plans" (as defined in Section 3(1) of ERISA) covering employees (or former employees) employed in the United States, maintained or contributed to by the Company or any of its Subsidiaries ("Welfare Plans"), all multiemployer plans (as defined in Section 3(37) of ERISA) covering employees (or former employees) employed in the United

States to which the Company or any of its Subsidiaries or any of their ERISA Affiliates is required to make contributions or otherwise may have any liability, and, to the extent covering employees (or former employees) employed in the United States, all stock bonus, stock option, restricted stock, stock appreciation right, stock purchase, bonus, incentive, deferred compensation, severance and vacation plans maintained or contributed to by the Company or a Subsidiary of the Company.

            (c) Except as otherwise set forth in Section 4.29 of the Disclosure Statement, the Company and each of its Subsidiaries, and each of the Pension Benefit Plans and Welfare
Plans, are in compliance with the applicable provisions of ERISA and other applicable laws except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (d) All contributions to, and payments from, the Pension Benefit Plans which are required to have been made in accordance with the Pension Benefit Plans and, when applicable,
Section 302 of ERISA or Section 412 of the Code have been timely made except where the failure to make such contributions or payments on a timely basis would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (e) The Pension Benefit Plans intended to qualify under Section 401 of the Code have been determined by the Internal Revenue Service ("IRS") to be so qualified and, to the Company's knowledge, nothing has occurred with respect to the operation of such Pension Benefit Plans which would cause the loss of such qualification or exemption or the imposition of any material liability, penalty or tax under ERISA or the Code. Such plans have been or will be amended on a timely basis to comply with changes to the Code made by the Tax Reform Act of 1986 and other applicable legislative, regulatory or administrative requirements.

            (f) There are (i) no investigations pending, to the best knowledge of the Company, by any governmental entity involving the Pension Benefit Plans or Welfare Plans, (ii) no termination proceedings involving the Pension Benefit Plans and
(iii) no pending or, to the best of the Company's knowledge, threatened claims (other than routine claims for benefits), suits or proceedings against any Pension Benefit or Welfare Plan, against the assets of any of the trusts under any Pension Benefit or Welfare Plan or against any fiduciary of any Pension Benefit or Welfare Plan with respect to the operation of such plan or asserting any rights or claims to benefits under any Pension Benefit Plan or against the assets of any trust under such plan, except for those which would not, individually or in the aggregate, give rise to any liability which would have a Company Material Adverse Effect, nor, to the best of the Company's knowledge, are there any facts which would give rise to any liability except for those which would not, individually or in the aggregate, have a Company Material Adverse Effect in the event of any such investigation, claim, suit or proceeding.

            (g) To the Company's knowledge, none of the Company, any of its Subsidiaries or any employee of the foregoing, nor any trustee, administrator, other fiduciary or any other "party in interest" or "disqualified person" with respect to the Pension Benefit Plans or Welfare Plans, has engaged in a "prohibited transaction" (as such term is defined in Section 4975 of the Code or Section 406 of ERISA) which would be reasonably likely to result in a tax or penalty on the Company or any of its Subsidiaries under Section 4975 of the Code or Section 502(i) of ERISA, except any such event which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (h) Neither the Pension Benefit Plans subject to Title IV of ERISA nor any trust created thereunder has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to either thereof, except any such event which would not, individually or in the aggregate, have a Company Material Adverse Effect nor has there been any event with respect to any Pension Benefit Plan requiring disclosure under Section 4063(a) of ERISA or any event with respect to any Pension Benefit Plan requiring disclosure under
Section 4041(c)(3)(C) of ERISA, except any such event which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (i) Neither the Company nor any Subsidiary of the Company nor any ERISA Affiliate has incurred any currently outstanding liability to the Pension Benefit Guaranty Corporation (the "PBGC") or to a trustee appointed under
Section 4042(b) or (c) of ERISA other than for the payment of premiums, all of which have been paid when due. No Pension Benefit Plan has applied for, or received, a waiver of the minimum funding standards imposed by Section 412 of the Code. The information supplied to the actuary by the Company or any of its Subsidiaries for use in preparing the most recent actuarial report for

Pension Benefit Plans is complete and accurate in all material respects.

            (j) Neither the Company, any of its Subsidiaries nor any of their ERISA Affiliates has any liability (including any contingent liability under Section 4204 of ERISA) with respect to any multiemployer plan, within the meaning of Section 3(37) of ERISA, covering employees (or former employees) employed in the United States.

            (k) Except as disclosed in Section 4.29 of the Disclosure Statement, with respect to each of the Pension Benefit and Welfare Plans, true, correct and complete copies of the following documents have been delivered to Parent: (i) the current plans and related trust documents, including amendments thereto, (ii) any current summary plan descriptions, (iii) the most recent Forms 5500, financial statements and actuarial reports, if applicable, and (iv) the most recent IRS determination letter, if applicable.

            (l) Neither the Company, any of its Subsidiaries, any organization to which the Company is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, nor any of their ERISA Affiliates has engaged in any transaction, within the meaning of Section 4069(a) of ERISA, except where the liability for which would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (m) Except as disclosed in Section 4.29 of the Disclosure Statement, none of the Welfare Plans maintained by the Company or any of its Subsidiaries are retiree life or retiree health insurance plans which provide for continuing benefits or coverage for any participant or any beneficiary of a participant following termination of employment, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), or except at the expense of the participant or the participant's beneficiary. The Company and each of its Subsidiaries which maintain a "group health plan" within the meaning of Section 5000(b)(1) of the Code have complied with the notice and continuation requirements of Section 4980B of the Code, COBRA,
Part 6 of Subtitle B of Title I of ERISA and the regulations thereunder except where the failure to comply would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (n) No liability under any Pension Benefit or Welfare Plan has been funded nor has any such obligation been satisfied with the purchase of a contract from an insurance company as to which the Company or any of its Subsidiaries has received notice that such insurance company is in rehabilitation.

            (o)  Except pursuant to the agreements listed in
Section 4.29 of the Disclosure Statement, the consummation of the transactions contemplated by this Agreement will not result in an increase in the amount of compensation or benefits or accelerate the vesting or timing of payment of any benefits or compensation payable to or in respect of any employee of the Company or any of its Subsidiaries.

            (p)  The Company has disclosed to Parent in Section
4.29 of the Disclosure Statement each material Foreign Plan (as hereinafter defined) to the extent the benefits provided thereunder are not mandated by the laws of the applicable foreign jurisdiction. To the Company's knowledge, the Company and each of its Subsidiaries and each of the Foreign Plans are in compliance with applicable laws and all required contributions have been made to the Foreign Plans, except where the failure to comply or make contributions would not, individually or in the aggregate, have a Company Material Adverse Effect. For purposes hereof, the term "Foreign Plan" shall mean any plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, the Company or any Subsidiary with respect to employees (or former employees) employed outside the United States.

            Section 4.30  Environmental Matters.  (a)  The
                          ---------------------
Company and its Subsidiaries and the properties and assets used in their respective businesses (including the Real Properties (as hereinafter defined)) are in substantial compliance with all applicable Environmental Laws (as hereinafter defined), which compliance includes, without limitation, the possession of all licenses, permits, registrations and other governmental authorizations (collectively, "Environmental Authorizations") required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Since December 31, 1989, neither the Company nor any of its Subsidiaries has received any communication, whether from a Governmental Authority (as hereinafter defined), citizen group, employee or otherwise, that alleges that the Company or any of its Subsidiaries or any of the properties or assets used in their respective businesses (including the Real Properties) is not in full compliance with Environmental Laws. All Environmental Authorizations currently held by the Company and its Subsidiaries pursuant to Environmental Laws are identified in Section 4.30 of the Disclosure Statement and represent all Environmental Authorizations necessary for the conduct of the businesses of the Company and its Subsidiaries at the Closing Date. Neither the Company nor any of its Subsidiaries has been notified by any Governmental Authority since December 31, 1989 or has, to the Company's knowledge, any basis to believe, that any such Environmental Authorizations will be modified, suspended or revoked or cannot be renewed or otherwise maintained in the ordinary course of business, and no Environmental Authorization will be modified, suspended or revoked, or denied renewal in the ordinary course of business.

            (b) There is no Environmental Notice (as hereinafter defined) that (i) is pending or, to the best knowledge of the Company, threatened against the Company or any of its Subsidiaries, (ii) is pending or, to the best knowledge of the Company, threatened against any person or entity whose liability for such Environmental Notice may have been retained or assumed contractually or otherwise by the Company or its Subsidiaries, or to the Company's knowledge, (iii) could subject Parent or Newco to any material risk of loss or damages.

            (c) Except as set forth in Section 4.30 of the Disclosure Statement, and to the Company's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents arising out of, based upon, resulting from or relating to the operation, ownership or use of any properties or assets (including the Real Properties) currently or formerly owned, operated, leased or used by the Company or any of its Subsidiaries (or any of their respective predecessors in interest), including, without limitation, the emission, discharge, disposal or other release of any Hazardous Material (as hereinafter defined) in or into the Environment (as hereinafter defined), that (i) could reasonably be expected to result in the incurrence of costs under Environmental Laws,
(ii) could reasonably be expected to form the basis of any Environmental Notice against or with respect to the Company or any of its Subsidiaries, or against any person or entity whose liability for any Environmental Notice may have been retained or assumed by or could be imputed or attributed by law or contract to the Company or any of its Subsidiaries or
(iii) could subject Parent or Newco to any material risk of loss or damages.

            (d) Without in any way limiting the generality of the foregoing, to the Company's knowledge, and except as set forth in Section 4.30 of the Disclosure Statement, (1) there are and have been no underground or above ground storage tanks or other storage receptacles, or related piping, located on, at or under property (including the Real Properties) owned, operated, leased or used by the Company or any of its Subsidiaries (or any of their respective predecessors in interest), (2) there are and have been no polychlorinated biphenyls used or stored by the Company or any of its Subsidiaries, (3) there are and have been no properties (including the Real Properties) currently or formerly owned, operated, managed, leased or used by the Company or any of its Subsidiaries (or any of their respective predecessors in interest) at which Hazardous Materials generated, used, owned, managed, stored or controlled by the Company or any of its Subsidiaries (or any of their respective predecessors in interest) may have been disposed of or otherwise released into the Environment and (4) there is no asbestos contained in or forming part of any building, building component, structure or office space owned, operated, leased or used by the Company or any of its Subsidiaries.

            (e) No lien has been recorded under Environmental Laws with respect to any properties, assets or facilities (including the Real Properties) owned, operated, managed, leased or used by the Company or any of its Subsidiaries.

            (f) Prior to the Closing, the Company shall have made all environmental notifications, registrations and filings as required by all applicable state and local real property disclosure requirements, including those requirements pursuant to Section 22a-134a of the Connecticut General Statutes (the "Connecticut Transfer Act") and the regulations promulgated thereunder.

            (g) In accordance with Section 5.03, the Company has given Parent, Newco and their authorized representatives access to all records and files in its possession or otherwise available to the Company and its Subsidiaries relating to actual or potential compliance or liability issues of the Company and its Subsidiaries under Environmental Laws, including, without limitation, all reports, studies, analyses, tests or monitoring results pertaining to the existence of Hazardous Material or any other environmental concern relating to properties, assets or facilities (including the Real Properties) currently or formerly owned, operated, managed, leased, used or controlled by the Company or any of its Subsidiaries, or otherwise concerning compliance with or liability under Environmental Laws.

            (h) To the Company's knowledge, there has been no disposal, release, discharge, spillage, uncontrolled loss, seepage or filtration of Hazardous Material on-site at any properties, assets or facilities (including the Real Properties) located in the State of Connecticut at which business operations of the Company or any of its Subsidiaries are or have been conducted (the "Properties") and except as set forth in Section 4.30 of the Disclosure Statement, any Hazardous Material which remains on-site is being managed in accordance with state and Federal law and the regulations adopted thereunder.

            (i) Except as set forth in Section 4.30 of the Disclosure Statement, neither the Company nor any of its Subsidiaries has filed any forms pursuant to the Connecticut Transfer Act with respect to the Properties or with respect to any prior transfer thereof by the Company or any of its Subsidiaries or their respective predecessors in interest.

            (j)  For purposes of this Agreement:

            (i)  "Environment" shall mean any surface water,
                  -----------
ground water, or drinking water supply, land surface or subsurface strata, or ambient air and includes, without limitation, any indoor location.

           (ii)  "Environmental Laws" shall mean all federal,
                  ------------------
state, local and foreign laws, codes, regulations, ordinances, requirements, directives, orders, common law, and administrative or judicial interpretations thereof that may be enforced by any Governmental Authority or court, relating to pollution, the protection of human health, the protection of the Environment, or the emission, discharge, disposal or other release or threatened release of Hazardous Materials in or into the Environment.

          (iii)  "Environmental Notice" shall mean any notice or
                  --------------------
claim by any Governmental Authority or other third party alleging liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental costs, compliance costs or harm, injuries or damages to any person, property, natural resources, or any fines or penalties) arising out of, based upon, resulting from or relating to any Environmental Law.

           (iv)  "Governmental Authority" shall mean any
                  ----------------------
government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of either, or any court, tribunal, grand jury or arbitrator, in each case whether foreign or domestic.

            (v)  "Hazardous Materials" shall mean all pollutants,
                  -------------------
contaminants, or chemical, industrial, hazardous or toxic materials, substances, constituents or wastes, including, without limitation, asbestos or asbestos-containing materials, polychlorinated biphenyls and petroleum, oil, or petroleum or oil products, derivatives or constituents, including, without limitation, crude oil or any fraction thereof.

           (vi)  "Real Property" shall mean all right, title and
                  -------------
interest of the Company or any of its Subsidiaries (including any leasehold estate) in and to a parcel of real property owned or operated by the Company or any of its Subsidiaries together with, in each case, all improvements and appurtenant fixtures, equipment, personal property, easements and other property and rights incidental to the ownership, lease or operation thereof.

            Section 4.31  Directors, Officers and Compensation of
                          ---------------------------------------
Employees.  There is set forth in Section 4.31 of the
---------
Disclosure Statement a true and complete list showing (a) the names and addresses of all directors and officers of the Company and its Subsidiaries; (b) the names of all salaried persons (other than salespersons) whose aggregate compensation for purposes of tax reporting from the Company and its Subsidiaries in the fiscal year ended December 31, 1994 was, or in the fiscal year ending December 31, 1995 is expected to be, $100,000 or more per year, together with a statement of the full amount expected to be paid to each such person for services in all capacities to be rendered in the fiscal year ending December 31, 1995, and the basis thereof, separately including the amounts paid or payable, or expected to be paid or payable, under bonus or incentive arrangements, if any; and
(c) the names and titles of all salespersons whose aggregate compensation for purposes of tax reporting from the Company and its Subsidiaries in the fiscal year ended December 31, 1994 was, or in the fiscal year ending December 31, 1995 is expected to be, $100,000 or more per year, together with a statement of the base salary, the commission and any amount or amounts under bonus or other incentive arrangements, expected to be paid to each such person in the fiscal year ending December 31, 1995.

            Section 4.32  Disclosure.  No representation or
                          ----------
warranty by the Company and no statement or information relating to the Company or any of its Subsidiaries contained herein, or in any certificate furnished by or on behalf of the Company to Parent or Newco in connection herewith contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

                                ARTICLE V

                                COVENANTS

            Section 5.01  Conduct of Business of the Company.
                          ----------------------------------
Except as expressly contemplated by this Agreement or as expressly agreed to in writing by Parent, during the period from the date of this Agreement to the Effective Time, the Company and its Subsidiaries each will conduct its operations according to its ordinary course of business and consistent with past practice, and will use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with suppliers, distributors, customers and others having business relationships with it and will take no action which would materially impair or preclude its ability to consummate the Merger or the other transactions contemplated hereby. Without limiting the generality of the foregoing, and except as otherwise expressly provided in this Agreement, prior to the Effective Time, neither the Company nor any of its Subsidiaries will, without the prior written consent of Parent:

            (a)  amend its Restated Certificate of Incorporation
      (or other applicable charter document) or By-Laws;

            (b) authorize for issuance, issue, sell, deliver, grant any options for, or otherwise agree or commit to issue, sell or deliver any shares of any class of capital stock of the Company or its Subsidiaries (except for options to employees who are not executive officers not to exceed 60,000 shares in the aggregate for all such employees) or any securities convertible into or exchangeable or exercisable for shares of any class of capital stock of the Company or its Subsidiaries, other than pursuant to and in accordance with the terms of the Company Common Stock Equivalents listed in Section 4.17 of the Disclosure Statement;

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or purchase, redeem or otherwise acquire any shares of its own capital stock or that of any of its Subsidiaries;

            (d) except in the ordinary course of business and consistent with past practice (i) create, incur, assume, maintain or permit to exist any long-term debt or any short-term debt for borrowed money other than under
      (x) existing loans or replacements thereof on terms no less favorable than, and in amounts not exceeding, existing loans or (y) existing lines of credit or replacements thereof on terms no less favorable than existing lines of credit, provided that in no event shall borrowings under such replacement line of credit, whether or not in the ordinary course, exceed $8 million;
      (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any person (other than wholly owned Subsidiaries of the Company) in the ordinary course of business and consistent with past practices, except for endorsements of negotiable instruments for deposit in the ordinary course of business and consistent with past practice; or (iii) make any loans, advances or capital contributions to, or investments in, any other person;

            (e) (i) (x) except pursuant to written agreements existing on the date of execution of this Agreement, increase in any manner the compensation of any of its directors or officers, or (y) except in the ordinary course of business and consistent with past practice any of its other employees; (ii) pay or agree to pay any pension, retirement allowance or other employee benefit not required, or enter into or agree to enter into any agreement or arrangement with any of its past or present employees relating to any such pension, retirement allowance or other employee benefit, except as required under currently existing agreements, plans or arrangements set forth in Section 4.29 of the Disclosure Statement;
      (iii) grant any severance or termination pay (other than as required under currently existing agreements, plans or arrangements set forth in Section 4.29 of the Disclosure Statement) to, or enter into any employment or severance agreement with, any of its past or present employees;
      (iv) except to the extent permitted by the foregoing clause (i), enter into any contract, agreement or understanding with any of its past or present directors or officers; or (v) except in the ordinary course of business and consistent with past practice or as may be required to comply with applicable law, become obligated (other than pursuant to any new or renewed collective bargaining agreement) under any new pension plan, welfare plan, multiemployer plan, employee benefit plan, benefit arrangement, or similar plan or arrangement which was not in existence on the date hereof, including any bonus, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other benefit plan, agreement or arrangement, or employment or consulting agreement with or for the benefit of any person, or amend any of such plans or any of such agreements in existence on the date hereof;

            (f) except in the ordinary course of business and consistent with past practice or as otherwise expressly contemplated hereby, sell, transfer, lease, license, pledge, mortgage, or otherwise dispose of, or encumber, or agree to sell, transfer, lease, license, pledge, mortgage or otherwise dispose of or encumber, any material properties, real, personal or mixed;

            (g) except as otherwise expressly contemplated hereby, enter into any other agreements, commitments or contracts, except agreements, commitments or contracts for the purchase, sale or lease of goods or services in the ordinary course of business and consistent with past practice and having a term of no more than one year;

            (h) authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into any agreement in principle or an agreement with respect to, any plan of liquidation or dissolution, any acquisition of a material amount of assets or securities, any disposition of a material amount of assets or securities or any material change in its capitalization, or any entry into a material contract or any amendment or modification of any material contract or any release or relinquishment of any material contract rights not in the ordinary course of business and consistent with past practice except as expressly contemplated by this Agreement;

            (i) except as previously approved by the Board of Directors of the Company prior to the date hereof and as identified to Parent prior to the date hereof, authorize or commit to make capital expenditures in excess of $100,000;

            (j) knowingly undertake any act, or suffer to exist any condition, causing any insurance policy naming it as a beneficiary or a loss payee to be cancelled or terminated, except in the ordinary course of business and consistent with past practice and following written notice to Parent;

            (k) maintain its books and records in a manner not in the ordinary course of business and consistent with past practice;

            (l) enter into any hedging, option, derivative or other similar transaction;

            (m) change any assumption underlying, or method of calculating, any bad debt, contingency, provision or other reserve;

            (n)  pay, discharge or satisfy any claims,
      liabilities or obligations (absolute, accrued, contingent or otherwise), other than the payment, discharge or satisfaction of liabilities (including accounts payable) in the ordinary course of business and consistent with past practice, or collect, or accelerate the collection of, any amounts owed (including accounts receivable) other than the collection in the ordinary course of business; or

            (o)  agree to do any of the foregoing.

            Section 5.02  No Solicitation.  (a) The Company
                          ---------------
agrees that, prior to the Effective Time, it and its Subsidiaries shall not, and shall not give authorization or permission to any of its or its Subsidiaries' directors, officers, employees, agents or representatives to, and shall use all commercially reasonable efforts to see that such persons do not, directly or indirectly, solicit, initiate, facilitate or encourage (including by way of furnishing or disclosing information) any merger, consolidation, other business combination involving the Company or its Subsidiaries, acquisition of all or any substantial portion of the assets or capital stock of the Company and its Subsidiaries taken as a whole, or inquiries or proposals concerning or which may reasonably be expected to lead to, any of the foregoing (an "Acquisition Transaction") or negotiate, explore or otherwise communicate in any way with any third party (other than Parent or its affiliates) with respect to any Acquisition Transaction or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions expressly contemplated by this Agreement, or contemplated to be a material part thereof. The Company shall immediately advise Parent in writing of any inquiries or proposals relating to an Acquisition Transaction.

            (b) Notwithstanding the foregoing, in the event that there is an unsolicited written proposal for an Acquisition Transaction from a bona fide financially capable third party
                   ---- ----
that contains no financing contingency, the Company, in its discretion, shall be permitted to furnish to and communicate with any such party all publicly available information requested by such party. In the event that such party requests information in addition to that which is publicly available, the Company may furnish to and communicate with such third party non-public information only if (i) five business days' written notice shall have been given to Parent; and (ii)(A) the Company's Board of Directors shall have been advised in writing by its investment banker that such third party is financially capable, without any financing contingency, of consummating an Acquisition Transaction that would yield a higher value to the Company's stockholders than will the Merger, (B) the Company's Board of Directors shall have been advised, by the written opinion of outside counsel to the Company, that any failure to provide such non-public information to such party would constitute a breach of the fiduciary responsibilities of the Board of Directors to the stockholders of the Company and
(C) the Board of Directors, after weighing such advice, determines that taking such action is more likely than not to lead to an Acquisition Transaction with such third party that would yield a higher value to the Company's stockholders than will the Merger and that failing to furnish such information would constitute a breach of the Board's fiduciary duties.

            Section 5.03  Access to Information.  (a)  From the
                          ---------------------
date of this Agreement until the Effective Time, the Company will give Parent and Newco and their authorized representatives (including counsel, environmental and other consultants, accountants, auditors, and intellectual property counsel and agents) full access during normal business hours to all facilities, personnel and operations and to all books and records of the Company and its Subsidiaries, will permit Parent and Newco to make such inspections as they may reasonably require (including without limitation any air, water or soil testing or sampling deemed necessary by them) and will cause its officers and those of its Subsidiaries to furnish Parent with such financial and operating data and other information with respect to the businesses and properties of the Company and its Subsidiaries as Parent may from time to time reasonably request.

            (b) Parent will permit the Company and its agents, including its counsel, auditors, investment bankers and consultants to have full access to Parent's books and records and personnel (including senior executives) for the purpose of conducting customary due diligence regarding the accuracy and completeness of the Parent SEC Reports and the Registration Statement and other information with respect to the business of Parent as the Company may from time to time reasonably request.

            (c) Each of Parent and Newco will hold and will cause their respective authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement dated April 19, 1995 between Parent and the Company (the "Confidentiality Agreement") all documents and information concerning the Company and its Subsidiaries furnished to Parent or Newco in connection with the transactions contemplated by this Agreement. The Company will hold and will cause its authorized representatives, including consultants and advisors, to hold in strict confidence pursuant to the Confidentiality Agreement all documents and information (whether oral or written) concerning Parent and its subsidiaries furnished to the Company in connection with the transactions contemplated by this Agreement. Notwithstanding any provision of Article X hereof, nothing herein shall relieve any party of liabilities for any and all damages to the other party by reason of any breach of this Section 5.03(c).

            Section 5.04  Registration Statement and Proxy
                          --------------------------------
Statement.    The Company shall file with the SEC as soon as is
---------
reasonably practicable after the date hereof the Proxy Statement and Parent shall file the Registration Statement in which the Proxy Statement shall be included. Parent and the Company shall use all commercially reasonable efforts to have the Registration Statement declared effective by the SEC and the Proxy Statement cleared by the staff of the SEC as promptly as practicable. Parent shall also take any action required to be taken under applicable state blue sky or securities laws in connection with shares of Parent Common Stock to be issued as Closing Consideration. Parent and the Company shall promptly furnish to each other all information, and take such other actions (including without limitation using all commercially reasonable efforts to provide any required consents of their respective independent auditors), as may reasonably be requested in connection with any action by any of them in connection with the preceding sentences of this Section 5.04(a).

            Section 5.05  Commercially Reasonable Efforts; Other
                          --------------------------------------
Actions.  (a)  Subject to the terms and conditions herein
-------
provided, Parent, Newco and the Company shall use all commercially reasonable efforts to take, or cause to be taken, all other actions and do, or cause to be done, all other things necessary, proper or appropriate under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation,
(i) the filing of Notification and Report Forms under the HSR Act with the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and using all commercially reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or documentation, (ii) the taking of any actions required to qualify the Merger for pooling-of-interests accounting treatment and as a tax-free reorganization within the meaning of Section 368(a) of the Code, (iii) the obtaining of all necessary consents, approvals or waivers, and (iv) the lifting of any legal bar to the Merger. Parent shall cause
Newco to perform all of its obligations under this Agreement and provide Newco the resources necessary to perform Newco's obligations under this Agreement and shall not take any action which would cause the Company to fail to perform its obligations hereunder. The Company shall not take any action which would cause Parent or Newco to fail to perform its obligations hereunder.

            (b) Prior to the Effective Time, the Company shall cooperate with Parent in taking such actions as are reasonably appropriate or necessary in connection with any redemption, prepayment, modification, satisfaction or elimination of any outstanding indebtedness of the Company or any of its Subsidiaries with respect to which a consent is required to be obtained to effectuate the Merger or other transactions contemplated hereby and has not been so obtained; provided that
                                                  --------
any such restructuring shall become effective at the Effective
Time.

            Section 5.06  Public Announcements.  Before issuing
                          --------------------
any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated hereby, Parent, Newco and the Company will consult with, and obtain the consent of, each other as to its form and substance and shall not issue any such press release or make any such public statement prior to obtaining such consent, except as may be required by law.

            Section 5.07  Notification of Certain Matters.  The
                          -------------------------------
Company shall give prompt notice to Parent of any notice of, or other communication asserting, a default or event which, with notice or lapse of time or both, would become a default, received by the Company or any of its Subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the general affairs, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole to which the Company or any of its Subsidiaries is a party or is subject. Each of the Company and Parent shall give prompt notice to the other party of (a) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the Merger or other transactions contemplated hereby, (b) any material adverse change in their respective general affairs, business, operations, assets, condition (financial or otherwise) or prospects or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in any such change or (c) the occurrence or existence of any event which would, or could with the passage of time or otherwise, make any representation or warranty contained herein untrue in any material respect.

            Section 5.08  Indemnification.  (a)  Parent shall
                          ---------------
cause the Surviving Corporation to indemnify, defend and hold harmless the present and former directors and officers of the Company against all losses, claims, damages, expenses or liabilities arising out of actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time to the extent permitted or required under applicable law and the Company's Restated Certificate of Incorporation and By-Laws in effect at the date hereof (to the extent consistent with applicable law).

            (b) For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however, that the Surviving
                --------  -------
Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed an amount equal to 150% of the annual premiums paid as of the date hereof by the Company for such insurance, in which case the Surviving Corporation shall purchase policies in such amounts and with such coverage as reasonably can be purchased for such amounts.

            (c) The provisions of this Section 5.08 are intended to be for the benefit of, and shall be enforceable by, each person indemnified pursuant to this Section 5.08, his or her heirs and his or her representatives.

            Section 5.09  Expenses.  Except as set forth in
                          --------
Section 10.05, Parent and Newco, on the one hand, and the Company, on the other hand, shall bear their respective expenses incurred in connection with the Merger, including, without limitation, the preparation, execution and performance of this Agreement and the transactions contemplated hereby and all fees and expenses of investment bankers, finders, brokers, agents, representatives, counsel and accountants, except that expenses incurred in printing, mailing and filing (including without limitation, SEC filing fees and stock exchange listing application fees) the Proxy Statement shall be shared equally by the Company and Parent.

            Section 5.10  Affiliates.  The Company shall advise
                          ----------
Parent in writing of any person who becomes an Affiliate after the date hereof and prior to the Effective Time and shall use all commercially reasonable efforts to have each such person deliver to Parent, no later than the date such person becomes an Affiliate, a written agreement substantially in the form of Exhibit B hereto.

            Section 5.11  Stock Exchange Listings.  Parent shall
                          -----------------------
use all commercially reasonable efforts to list on the NYSE and the PSE, upon official notice of issuance, any newly-issued
Parent Common Stock (and the accompanying Parent Purchase
Rights) to be issued in connection with the Merger.

            Section 5.12  Company and Subsidiary Actions.  The
                          ------------------------------
Company shall not take or omit to take, and shall not cause or permit any of its Subsidiaries to take or omit to take, any action which would cause a breach of any representation or warranty of the Company contained in this Agreement such that the

Closing condition set forth in Section 7.01 would not be satisfied.

            Section 5.13  Environmental Matters.  The Company
                          ---------------------
shall make all filings and use all commercially reasonable efforts to take all actions necessary to comply with the provisions and requirements of all Environmental Laws (including, without limitation, the Connecticut Transfer Act) applicable to the Merger and other transactions contemplated hereby, including without limitation, any assets or property of the Company or any of its Subsidiaries located in the State of Connecticut. The Company shall keep Parent informed of all actions taken in connection with the foregoing and all such actions shall be on terms and conditions satisfactory to Parent.

            Section 5.14  Resignation of Directors.  Prior to the
                          ------------------------
Effective Time, the Company shall take all commercially reasonable efforts to enable the Company to deliver to Parent at the Closing at no cost the resignation of such directors of the Company and, to the extent the Company has the power to remove directors, its Subsidiaries as Parent shall specify, effective at the Effective Time. In connection with any such resignation, the directors shall simultaneously reconvey their directors' qualifying shares, if any, to the applicable Subsidiary or such other persons as Parent shall specify at no additional expense to Parent, Newco or any such Subsidiary other than customary expenses directly relating to the transfer and issuance of directors' qualifying shares, if any.

            Section 5.15  Stock Purchase Plan.  The Company
                          -------------------
shall, on or before the Effective Time, terminate its 1991 Employee Stock Purchase Plan and distribute to the participants thereunder the entire balance in shares of Company Common Stock and monies of any outstanding stock purchase accounts. Such shares shall be entitled to be exchanged pursuant to this Agreement.

            Section 5.16  Company Rights Agreement.  The Company
                          ------------------------
shall not redeem, amend or otherwise modify the rights issued under the Company Rights Agreement (other than to delay any "distribution date" thereon or to render the rights inapplicable to the Merger or any action permitted under this Agreement) or terminate the Company Rights Agreement prior to the earlier of (i) a vote by the holders of Company Common
Stock at the Special Meeting (including any adjournments thereof) which shall not have been sufficient to satisfy the requirements of Section 6.02, (ii) the termination of this Agreement in accordance with its terms or (iii) the Effective Time, unless required to do so by a court of competent jurisdiction.

                               ARTICLE VI

CONDITIONS TO THE OBLIGATIONS OF PARENT, NEWCO AND THE COMPANY

            The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

            Section 6.01  Registration Statement.  The
                          ----------------------
Registration Statement shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Registration
Statement shall have been issued by the SEC and remain in effect. All necessary state securities or blue sky authorizations shall have been received.

            Section 6.02  Stockholder Approval.  The approval of
                          --------------------
a majority of the outstanding shares of Company Common Stock cast at the Special Meeting or any adjournment thereof shall have been obtained.

            Section 6.03  Listings.  The Parent Shares (and the
                          --------
accompanying Parent Purchase Rights) issuable in the Merger shall have been authorized for listing on the NYSE and the PSE subject to official notice of issuance.

                               ARTICLE VII

        CONDITIONS TO THE OBLIGATIONS OF PARENT AND NEWCO

            The obligation of Parent and Newco to effect the Merger and to perform their other obligations to be performed at or subsequent to the Closing shall be subject to the fulfillment at or prior to the Closing of the following additional conditions, any one or more of which may be waived by Parent or Newco:

            Section 7.01  Representations and Warranties True.
                          -----------------------------------
The representations and warranties of the Company contained herein (without regard to any materiality exceptions or provisos therein) shall be true and correct in all respects on the date of this Agreement and the Closing Date as though such representations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which individually or in the aggregate would not either materially impair or preclude the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Company Material Adverse Effect and (ii) for changes expressly permitted or contemplated by this Agreement.

            Section 7.02  Performance.  The Company shall have
                          -----------
performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date except for those failures to so perform or comply which individually or in the aggregate would not either materially impair or preclude the Company's ability to consummate the Merger and the other transactions contemplated hereby or have a Company Material Adverse Effect.

            Section 7.03  Certificates.  The Company shall
                          ------------
furnish such certificates of its officers to evidence compliance with the conditions set forth in Sections 7.01 and
7.02 as may be reasonably requested by Parent or Newco.

            Section 7.04  Certain Proceedings.  No writ, order,
                          -------------------
decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Parent, Newco or the Company which, and no proceedings therefor shall have been threatened or commenced by any governmental entity which seek to, prohibit or restrict the consummation of the Merger or would otherwise restrict Parent's or the Surviving Corporation's exercise of full rights to own and operate the business of the Company.

            Section 7.05  Consents and Approvals.  All necessary
                          ----------------------
consents and approvals of any United States or any other governmental authority or any other third party required for the consummation of the Merger and the other transactions contemplated hereby (including without limitation any such consents and approvals required under any Environmental Law) shall have been obtained, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            Section 7.06  Material Adverse Change.  There shall
                          -----------------------
not have occurred since December 31, 1994 any material adverse change in the general affairs, management, business, operations, assets, condition (financial or otherwise) or prospects of the Company and its Subsidiaries taken as a whole.

            Section 7.07  Opinion of Counsel.  (a)  Parent shall
                          ------------------
have received the opinions of Parker Duryee Rosoff & Haft, counsel to the Company, with respect to Delaware, New York and U.S. federal law, Shawn A. Smith, Esq., counsel to the Company with respect to Connecticut and U.S federal law and D. David Cohen, Esq., counsel to the Company, each substantially in the form of Exhibits D-1, D-2 and D-3, respectively.

            (b) Parent shall have received the opinions of U.K., Canadian and German counsel, each reasonably acceptable to Parent, respectively, with respect to the corporate existence and share ownership of the Company's Subsidiaries formed in the U.K., Canada and Germany substantially in the form of paragraphs (a) and (b) of Exhibit D-1.

            (c)  Parent shall have received the opinion of Pepe &
Hazard, Connecticut counsel to the Company with respect to the Connecticut Transfer Act and the matters referred to in
Section 7.09.

            Section 7.08  Tax Matters.  Parent shall have
                          -----------
received from the Company an Officer's Certificate dated the Closing Date in the form of Exhibit G.

            Section 7.09  Environmental Matters.  The Company,
                          ---------------------
after consultation with Parent, shall have delivered to Parent in accordance with the requirements of the Connecticut Transfer Act (i) a fully executed Form I Negative Declaration, or (ii) a fully executed Form II Negative Declaration, or (iii) a fully executed Form III Declaration, which Form III shall provide that the Company shall be responsible for such ongoing environmental requirements as are set forth in such Form III. If the Company delivers to Parent a Form I or Form II Negative Declaration, Company shall also have delivered to Parent such affidavits and other documentation as are reasonably sufficient to support the Company's conclusion to provide such Form I or Form II.

            Section 7.10  Average Market Value.  The Average
                          --------------------
Market Value of Parent Common Stock shall be equal to or greater than $31 per share.

            Section 7.11  Other Matters.  At least 30 days prior
                          -------------
to the scheduled date of the Special Meeting, Richard E. Greene shall have repaid in full in cash, all outstanding loans to him by the Company, in an aggregate principal amount of approximately $593,000, and the Company shall have, directly and indirectly, no security interest in, option to purchase, or other right or interest with respect to, any shares of Company Common Stock owned by Mr. Greene; or Parent shall have received a letter from its independent auditors, Ernst & Young LLP, stating the failure to so repay all such loans and/or the Company continuing to have such an interest would not prevent Parent from accounting for the Merger as a "pooling of interests."

                              ARTICLE VIII

           CONDITIONS TO THE OBLIGATIONS OF THE COMPANY

            The obligations of the Company under this Agreement to effect the Merger shall be subject to the fulfillment on or before the Closing Date of each of the following additional conditions, any one or more of which may be waived by the
Company:

            Section 8.01  Representations and Warranties True.
                          -----------------------------------
The representations and warranties of Parent and Newco contained herein (without regard to any materiality exceptions or provisos therein) shall be true and correct in all material respects on the date of this Agreement and the Closing Date as though such representations and warranties were made at and on such date, except (i) for those untruths or inaccuracies which individually or in the aggregate would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect and (ii) for changes permitted or contemplated by this Agreement.

            Section 8.02  Performance.  Parent and Newco shall
                          -----------
have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by them on or prior to the Closing Date except for those failures to so perform or comply which individually or in the aggregate would not either materially impair or preclude the ability of Parent or Newco to consummate the Merger and the other transactions contemplated hereby or have a Parent Material Adverse Effect.

            Section 8.03  Certificates.  Parent and Newco shall
                          ------------
furnish such certificates of their respective officers to evidence compliance with the conditions set forth in Sections
8.01 and 8.02 as may be reasonably requested by the Company.

            Section 8.04  Certain Proceedings.  No writ, order,
                          -------------------
decree or injunction of a court of competent jurisdiction or governmental entity shall have been entered against Parent, Newco or the Company which prohibits the consummation of the Merger, and any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

            Section 8.05  Opinion of Counsel.  The Company shall
                          ------------------
have received the opinions of Cahill Gordon & Reindel, counsel to Parent, substantially in the forms of Exhibits E and F hereto.

                               ARTICLE IX

                                 CLOSING

            Section 9.01  Time And Place.  Subject to the
                          --------------
provisions of Articles VI, VII, VIII and X, the closing of the Merger (the "Closing") shall take place at the offices of Cahill Gordon & Reindel, as soon as practicable but in no event later than 9:30 A.M., local time, on the first business day after the date on which each of the conditions set forth in Articles VI, VII and VIII have been satisfied or waived by the party or parties entitled to the benefit of such conditions; or at such other place, at such other time, or on such other date as Parent, Newco and the Company may mutually agree. The date on which the Closing actually occurs is herein referred to as the "Closing Date."

            Section 9.02  Filings at the Closing.  Subject to the
                          ----------------------
provisions of Articles VI, VII, VIII and X hereof, the Company, Parent and Newco shall cause to be executed and filed at the Closing the Certificate of Merger and shall cause the Certificate of Merger to be recorded in accordance with the applicable provisions of the Delaware Act and shall take any and all other lawful actions and do any and all other lawful things necessary to cause the Merger to become effective.

                                ARTICLE X

                     TERMINATION AND ABANDONMENT

            Section 10.01  Termination.  In connection with the
                           -----------
structure of the transactions as described in the recitals to this Agreement, the parties have agreed that this Agreement shall not be terminated, nor the Merger abandoned, except in accordance with the provisions of this Article X, all strictly construed against the party seeking such termination. This Agreement may be terminated and the Merger may be abandoned any time prior to the Effective Time, whether before or after approval by the stockholders of the Company:

            (a) by mutual consent of the Boards of Directors of Parent and the Company;

            (b) by either Parent or the Company if, without fault of such terminating party, the Merger shall not have been consummated on or before December 31, 1995, which date may be extended by mutual consent of the parties hereto;

            (c) by either Parent or the Company, if any court of competent jurisdiction in the United States or other governmental body in the United States shall have issued an order (other than a temporary restraining order), decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; or

            (d) by either Parent or the Company, if the approval of a majority of the outstanding shares of Company Common
      Stock cast at the Special Meeting (including any adjournment thereof) is not obtained.

            Section 10.02  Termination by Parent.  This Agreement
                           ---------------------
may be terminated and the Merger may be abandoned by action of the Board of Directors of Parent, at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, if (a) the Company shall have
failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by the Company at or prior to such date of termination, (b) there exists a breach or breaches of any representation or warranty of the Company contained in this Agreement such that the Closing condition set forth in Section 7.01 would not be satisfied; provided,
                                              --------
however, that if such failure, breach or breaches are capable
-------
of being cured prior to the Effective Time, such failure, breach or breaches shall not have been cured within 15 days of delivery to the Company of written notice of such failure, breach or breaches, or (c) the Company shall furnish or disclose non-public information to a third party with respect to any Acquisition

Transaction, or shall have resolved to do the foregoing and publicly disclosed such resolution.

            Section 10.03  Termination by the Company.  This
                           --------------------------
Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of the Company, by action of the Board of the Directors of the Company, if (a) Parent or Newco shall have failed to comply in any material respect with any of the covenants or agreements contained in Articles I and V of this Agreement to be complied with or performed by Parent or Newco at or prior to such date of termination or (b) there exists a breach or breaches of any representation or warranty of Parent or Newco contained in this Agreement such that the Closing condition set forth in Section 8.01 would not be satisfied; provided, however, that if such failure, breach or
           --------  -------
breaches are capable of being cured prior to the Effective Time, such failure, breach or breaches shall not be cured within 15 days of delivery to Parent of written notice of such failure, breach or breaches.

            Section 10.04  Procedure for Termination.  In the
                           -------------------------
event of termination and abandonment of the Merger by Parent or the Company pursuant to this Article X, written notice thereof shall forthwith be given to the other.

            Section 10.05  Effect of Termination and Abandonment.
                           -------------------------------------
(a) In the event of termination of this Agreement and abandonment of the Merger pursuant to this Article X, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement, except as provided in Section 5.03(c) and this
Section 10.05 and except that nothing herein shall relieve any party from liability for any breach of this Agreement.

            (b) In the event of (i) a termination of this Agreement pursuant to Section 10.01(b), (c) or (d) and if prior to any such termination any person shall have made a bona fide proposal concerning a Business Combination Transaction (as defined hereinafter) to the Company or its stockholders or
(ii) any termination of this Agreement by Parent pursuant to
Section 10.02, then the Company shall promptly pay Parent by wire transfer of immediately available funds to an account specified by Parent up to $1.5 million for all documented fees and expenses incurred by Parent (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with this Agreement and the transactions contemplated hereby. In the event of a termination of this Agreement pursuant to Section 10.02(c), the Company shall promptly pay Parent by wire transfer of immediately available funds to an account specified by Parent an additional fee of $2.4 million. If an additional fee has not already become payable and if prior to any termination pursuant to
Section 10.01(b), (c) or (d) or 10.02(a) or (b), any person shall have made a bona fide proposal concerning a Business Combination Transaction and within twelve months after the execution of this Agreement the Company or any of its Subsidiaries enters into a definitive agreement with a third party with respect to a Business Combination Transaction or a Business Combination Transaction is effected, then the Company, prior to entering into any such definitive agreement or any such Business Combination Transaction being effected, shall promptly pay Parent by wire transfer of immediately available funds to an account specified by Parent an additional fee of $2.4 million. As used in this Section 10.05, the term "Business Combination Transaction" shall mean any of the following involving the Company or any Subsidiary, that is material to the business, results of operation, prospects or financial condition of the Company and its Subsidiaries taken as whole: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the Merger); (2) any sale, lease, exchange, transfer or other disposition of 25% or more of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a person or entity, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 33 1/3% or more of the Company Common Stock, whether by tender offer, exchange offer or otherwise.

            (c) In the event of a termination of this Agreement by the Company pursuant to Section 10.03, then Parent shall promptly pay the Company by wire transfer of immediately available funds to an account specified by the Company up to $1.5 million for all documented fees and expenses incurred by the Company (including the fees and expenses of counsel, accountants, consultants and advisors) in connection with this Agreement and the transactions contemplated hereby.

                               ARTICLE XI

                               DEFINITIONS

            Section 11.01  Terms Defined in This Agreement.  The
                           -------------------------------
following capitalized terms used herein shall have the meanings ascribed in the indicated sections.

      Acquisition Transaction.........................   5.02
      Affiliates......................................   4.09
      Agreement.......................................   First Paragraph
      Antitrust Division..............................   5.05
      Average Market Value............................   2.01
      Balance Sheet...................................   4.21
      Business Combination Transaction................   10.05(b)
      Certificates....................................   2.03
      Certificate of Merger...........................   1.02
      Closing.........................................   9.01
      Closing Consideration...........................   2.01
      Closing Date....................................   9.01
      COBRA...........................................   4.29
      Code............................................   Recitals
      Company.........................................   First Paragraph
      Company Common Stock............................   2.01
      Company Common Stock Equivalents................   4.17
      Company Material Adverse Effect.................   4.01
      Company Plans...................................   4.17
      Company Preferred Stock.........................   4.17
      Company Purchase Rights.........................   4.17
      Company Rights Agreement........................   4.08
      Company SEC Reports.............................   4.13
      Confidentiality Agreement.......................   5.03
      Connecticut Transfer Act........................   4.30
      Constituent Corporations........................   First Paragraph
      Convertible Notes...............................   3.02
      Delaware Act....................................   1.01
      Disclosure Statement............................   4.01
      Effective Time..................................   1.02
      Environment.....................................   4.30
      Environmental Authorizations....................   4.30
      Environmental Laws..............................   4.30
      Environmental Notice............................   4.30
      ERISA...........................................   4.29
      ERISA Affiliate.................................   4.29
      Exchange Act....................................   3.05
      Exchange Ratio..................................   2.01
      Foreign Plan....................................   4.29

      FTC.............................................   5.05
      Governmental Authority..........................   4.30
      Hazardous Materials.............................   4.30
      HSR Act.........................................   3.04
      IRS.............................................   4.29
      Intellectual Property Rights....................   4.27
      Merger..........................................   1.01
      Newco...........................................   First Paragraph
      NYSE............................................   2.01
      Parent..........................................   First Paragraph
      Parent Common Stock.............................   2.01
      Parent Material Adverse Effect..................   3.04
      Parent Plans....................................   3.02
      Parent Preferred Stock..........................   3.02
      Parent Purchase Right...........................   2.01
      Parent SEC Reports..............................   3.06
      PBGC............................................   4.29
      Pension Benefit Plans...........................   4.29
      Proxy Statement.................................   3.05
      PSE.............................................   3.04
      Real Property...................................   4.30
      Registration Statement..........................   3.05
      SEC.............................................   3.05
      Securities Act..................................   3.04
      Special Meeting.................................   1.05
      Stockholder Letter Agreement....................   4.10
      Subsidiaries....................................   4.18
      Surviving Corporation...........................   1.01
      Tax Returns.....................................   4.28
      Taxes...........................................   4.28
      Welfare Plans...................................   4.29

                               ARTICLE XII

                              MISCELLANEOUS

            Section 12.01  Amendment and Modification.  Subject
                           --------------------------
to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Parent, Newco and the Company at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that
                                   --------  -------
after this Agreement is adopted by the stockholders of the Company, no such amendment or modification shall change the amount or form of the Closing Consideration.

            Section 12.02  Waiver of Compliance; Consents.  Any
                           ------------------------------
failure of Parent or Newco, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company or Parent or Newco, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 12.02.

            Section 12.03  Survivability; Investigations.  The
                           -----------------------------
respective representations and warranties of Parent, Newco and the Company contained herein or in any certificates or other documents delivered prior to or at the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto and shall not survive the Closing. Representations and warranties to a party's knowledge shall mean such party shall have made due inquiry and investigation, except with respect to the Former Locations for which the parties acknowledge that no such inquiry or investigation has been undertaken by the Company. For purposes of this section, Former Locations shall mean all locations owned, leased, or subleased by the Company and where the Company operated or had a principal place of business, but excluding its present locations, specifically One Enterprise Drive, Shelton, Connecticut 06484, 12 Cascade Boulevard, Orange, Connecticut 06477, One Waterview Drive, Shelton, Connecticut 06484, and 540 New Haven Avenue, Milford, Connecticut 06460.

            Section 12.04  Notices.  All notices and other
                           -------
communications hereunder shall be in writing and shall be delivered personally, by next-day courier or mailed by registered or certified mail (return receipt requested), first class postage prepaid, or telecopied with written confirmation of receipt, to the parties at the addresses specified below (or at such other address for a party as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof). Any such notice shall be effective upon receipt, if personally delivered or telecopied, one day after delivery to a courier for next-day delivery, or three days after mailing, if deposited in the U.S. mail, first class postage prepaid.

            (a)  if to the Company, to

                        Data Switch Corporation
                        One Enterprise Drive
                        Shelton, Connecticut  06484
                        Telecopy:  (203) 926-9879

                        Attention:  Shawn A. Smith, Esq.
                                      Secretary and Corporate Counsel

                  with copies to

                        D. David Cohen, Esq.
                        Expressway Plaza Two
                        Suite 200
                        Roslyn Heights, New York  11577
                        Telecopy:  (516) 621-3516

                        Parker Duryee Rosoff & Haft
                        529 Fifth Avenue
                        New York, New York  10017
                        Telecopy:  (212) 972-9487

                        Attention:  Ira Roxland, Esq.

            (b)  if to Parent, or Newco, to

                        General Signal Corporation
                        One High Ridge Park
                        Stamford, Connecticut  06904
                        Telecopy:  (203) 329-4396

                        Attention:  Signe S. Gates, Esq.
                                      Assistant General Counsel

                  with a copy to

                        Cahill Gordon & Reindel
                        80 Pine Street
                        New York, New York  10005
                        Telecopy:  (212) 269-5420

                        Attention:  W. Leslie Duffy, Esq.

            Section 12.05  Assignment.  This Agreement and all of
                           ----------
the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns (including, without limitation, any wholly owned subsidiary of Parent incorporated under the laws of Delaware and substituted for Newco as provided in
Section 1.01), but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, nor is this Agreement intended to confer any rights or remedies hereunder upon any other person except the parties hereto and, with respect to Section 5.08, the officers and directors of the Company.

            Section 12.06  Governing Law.  Except as the laws of
                           -------------
the State of Delaware are by their terms applicable, this Agreement shall be governed by the laws of the State of New
York (regardless of the laws that might otherwise govern under applicable New York principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

            Section 12.07  Counterparts.  This Agreement may be
                           ------------
executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            Section 12.08  Severability.  In case any one or more
                           ------------
of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect against a party hereto, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby and such invalidity, illegality or unenforceability shall only apply as to such party in the specific jurisdiction where such judgment shall be made.

            Section 12.09  Interpretation.  The article and
                           --------------
section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement,
(i) the term "person" shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unin-corporated organization and a government or any department or agency thereof; and (ii) the term "Subsidiary" of any specified corporation shall mean any corporation of which a majority of the outstanding securities having ordinary voting power to elect a majority of the board of directors is directly or indirectly owned by such specified corporation or any other person of which a majority of the equity interests therein is, directly or indirectly, owned by such specified corporation.

            Section 12.10  Entire Agreement.  This Agreement,
                           ----------------
including the exhibits hereto and the documents and instruments referred to herein (including the Confidentiality Agreement, the Non-Solicitation Agreement, dated May 5, 1995, and Disclosure Statement), embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements and understandings between the parties with respect to such subject matter. There are no representations, promises, warranties, covenants, or undertakings, other than those expressly set forth or referred to herein and therein.

            IN WITNESS WHEREOF, Parent, Newco and the Company have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.


                                    GENERAL SIGNAL CORPORATION


                                    By:  /s/ Philip A. Goodrich
                                        -----------------------------------
                                        Name:  Philip A. Goodrich
                                        Title: Vice President - Corporate
                                               Development


                                    GENERAL SIGNAL ACQUISITION
                                      CORPORATION


                                    By:   /s/ Michael D. Lockhart
                                        -----------------------------------
                                        Name:  Michael D. Lockhart
                                        Title: President


                                    DATA SWITCH CORPORATION


                                    By:  /s/ William J. Lifka
                                        -----------------------------------
                                        Name:  William J. Lifka
                                        Title: Chairman of the Board and
                                               Chief Executive Officer

                                                       Annex B

                               Needham & Company, Inc.
                               400 Park Avenue
                               New York, NY 10022-4406
                               (212) 371-8300


                                               September 5, 1995


     Board of Directors
     Data Switch Corporation
     One Enterprise Drive
     Shelton, CT 06484

     Gentlemen:

         We understand that Data Switch Corporation ("Data Switch"), General Signal Corporation ("General Signal") and Data Switch Acquisition, Inc., a wholly owned subsidiary of General Signal ("Merger Sub"), have entered into an Agreement and Plan of Merger, dated as of May 8, 1995 (the "Merger Agreement"), pursuant to which Merger Sub will be merged with and into Data Switch and Data Switch, as the surviving corporation, will become a wholly owned subsidiary of General Signal (the "Merger"). The terms of the Merger are set forth more fully in the Merger Agreement.

         Pursuant to the Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each share of common stock, par value $.01 per share, of Data Switch ("Data Switch Common Stock") issued and outstanding immediately prior to the Effective Time (except for shares owned by Data Switch as treasury stock or owned by any subsidiary of Data Switch) will be converted into the right to receive a fraction of a share (the "Exchange Ratio") of common stock, par value $1.00 per share, of General Signal ("General Signal Common Stock") determined by dividing $4.55 by the Average Market Value (as defined in the Merger Agreement); provided, however that the Exchange Ratio will be calculated to five decimal places and will in no event be greater than 0.14677 of a share of General Signal Common Stock or less than 0.10581 of a share of General Signal Common Stock.

         You have asked us to advise you as to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Data Switch. Needham & Company, Inc. as part of its investment banking business is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to Data Switch in connection with the Merger and will receive a fee for our services that is contingent on the consummation of the Merger. In addition, Data Switch has agreed to indemnify us for certain liabilities arising out of the rendering of this opinion.

----------------------------------------------------------------------------
Data Switch Corporation
September 5, 1995
Page 2
-----------------------------------------------------------------------------
                                                       Needham & Company, Inc.

    For purposes of this opinion we have, among other things: (i) reviewed the Merger Agreement; (ii) reviewed certain other documents related to the Merger, including drafts of the Proxy Statement/Prospectus; (iii) reviewed certain publicly available information concerning Data Switch and General Signal and certain other relevant financial and operating data of Data Switch and General Signal made available from the internal records of Data Switch and General Signal; (iv) visited Data Switch's facilities and held discussions with members of senior management of Data Switch and General Signal concerning their current and future business prospects; (v) reviewed certain financial forecasts and projections prepared by Data Switch's and General Signal's respective managements; (vi) reviewed the historical stock prices and trading volumes of the Data Switch Common Stock and General Signal Common Stock; (vii) compared publicly available financial data of public companies, which we deemed generally comparable to Data Switch, to similar data for Data Switch; (viii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (ix) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

    In connection with our review and in arriving at our opinion, we have not assumed any responsibility to independently verify any of the foregoing information, have relied on such information, and have assumed that all such information is complete and accurate in all material respects. With respect to Data Switch's and General Signal's financial forecasts provided to us by their respective managements, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of Data Switch and General Signal. We have not assumed any responsibility for or made or obtained an independent evaluation, appraisal or physical inspection of the assets or liabilities of Data Switch or General Signal. Further, our opinion is based on economic, monetary and market conditions existing as of the date hereof, and in rendering this opinion, we have relied without independent verification on the accuracy, completeness and fairness of all historical financial and other information which was either publicly available or furnished to us by Data Switch and General Signal. Our opinion as expressed herein is limited to the fairness, from a financial point of view, of the Exchange Ratio to the stockholders of Data Switch and does not address Data Switch's underlying business decision to sell Data Switch.

    In the ordinary course of our business, we may actively trade the equity securities of Data Switch and General Signal for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

----------------------------------------------------------------------------
Data Switch Corporation
September 5, 1995
Page 3
------------------------------------------------------------------------------
                                                     Needham & Company, Inc.

    This letter and the opinion expressed herein are solely for the benefit of the Board of Directors of Data Switch and may not be quoted or referred to or used for any other purpose without prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement. In addition, we hereby consent to the references to Needham & Company in the Registration Statement in connection with the Merger.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio pursuant to the Merger Agreement is fair to the stockholders of Data Switch from a financial point of view.

                              Very truly yours,

                              By: /s/ John C. Michaelson
                              -----------------------------
                              John C. Michaelson
                              for, and on behalf of
                              NEEDHAM & COMPANY, INC.



JCM:ce

                              Annex C

                                        CONFIDENTIAL, FOR USE OF
                                        THE COMMISSION ONLY



                               DATA SWITCH CORPORATION

                                 One Waterview Drive
                             Shelton, Connecticut  06484
             This Proxy is Solicited on behalf of the Board of Directors


               The undersigned shareholder of Data Switch Corporation (herein the "Company") hereby appoints William J. Lifka, W. James Whittle and Shawn A. Smith the proxy of the undersigned (with power of substitution) to vote at the Special Meeting of the Shareholders of the Company to be held on October __, 1995 and at any adjournment thereof, all the present, or the following proposals more fully described in the Proxy Statement for the Meeting in the manner specified and on any other business that may properly come before the meeting.


                  PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD
                         PROMPTLY USING THE ENCLOSED ENVELOPE


                                        (Continued on reverse side)

          THE DIRECTORS RECOMMEND A VOTE FOR THE PROPOSAL SET FORTH BELOW



          1. Approval of Merger of General Signal Acquisition Corporation with and into Data Switch Corporation.


                         FOR       AGAINST        ABSTAIN


                         / /         / /            / /


          If no instructions are indicated, your shares will be voted FOR approval of the Merger and, at the discretion of the proxy holder, as to any other matter which may properly come before the Special Meeting.

          In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.




          ________________________________
          Signature



          ________________________________
          Signature if held jointly



          Dated:__________________________


          Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                 PART II

               INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20.    Indemnification of Directors and Officers.

            Article V, Section 1, Paragraph 1 of the By-Laws of
General Signal reads as follows:

            "SECTION 1: Except to the extent expressly prohibited by the New York Business Corporation
      Law, the Corporation shall indemnify each person made or threatened to be made a party to any action or proceeding, whether civil or criminal, and whether by or in the right of the Corporation or otherwise, by reason of the fact that such person or such person's testator or intestate is or was a director or officer of the Corporation, or serves or served at the request of the Corporation or any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity while he or she was such a director or officer (hereinafter referred to as 'Indemnified Person'), against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys' fees, incurred in connection with such action or proceeding, or any appeal therein, provided that no such indemnification shall be made if a judgment or other final adjudication adverse to such Indemnified Person establishes that either (a) his or her acts were committed in bad faith, or were the result of active and deliberate dishonesty, and were material to the cause of action so adjudicated, or (b) that he or she personally gained in fact a financial profit or other advantage to which he or she was not legally entitled."

            General Signal also has entered into individual contracts with its directors, Chief Financial Officer and General Counsel providing for indemnification similar to the indemnification provisions in General Signal's By-Laws. A copy of General Signal's By-Laws has been filed with the Securities and Exchange Commission as an exhibit to General Signal's Quarterly Report on Form 10-Q/A for the three months ended March 31, 1994.

            Sections 721 through 726 of the New York Business Corporation Law ("BCL") contain provisions for indemnification by General Signal, under certain circumstances, of officers and directors of General Signal for certain liabilities which may be incurred by them in their capacities as such.

            General Signal has purchased insurance to indemnify General Signal and all of its directors, officers and certain other employees who hold management positions in General Signal and its operating divisions and subsidiaries for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York.

            Limitation on Directors' Liability. General Signal's Certificate of Incorporation includes a provision eliminating directors' liability to General Signal and stockholders of General Signal in certain circumstances authorized by New York law. This provision, which is authorized by Section 402(b) of the BCL, provides that a director shall not be personally liable to General Signal or its stockholders for monetary damages for breach of duty as a director unless the director's acts or omissions (a) were in bad faith, (b) involved intentional misconduct or a knowing violation of law, (c) resulted in the director deriving an improper personal benefit, or (d) resulted in the paying of a dividend, the approval of a stock repurchase, the distribution of corporate assets upon dissolution, or the making of a loan to a director in violation of Section 714 of the BCL.

Item 21.    Exhibits and Financial Statement Schedules.

      (a)   Exhibits.

Exhibit No.                Description

      2         -  Agreement and Plan of Merger, dated as
                   of May 8, 1995, among General Signal,
                   General Signal Acquisition Corporation
                   and Data Switch Corporation (attached
                   as Annex A to the Prospectus and Proxy
                   Statement included in this Registration
                   Statement).

      3.1       -  Restated Certificate of Incorporation
                   of General Signal, as amended through
                   April 21, 1994, previously filed as
                   Exhibit 3.1 to the Registrant's Form
                   10-Q/A for the three months ended March
                   31, 1994 filed June 10, 1994.

      3.2       -  By-Laws of General Signal, as amended
                   through March 16, 1995, previously
                   filed as Exhibit 3.2 to the
                   Registrant's 1994 Form 10-K.

      4.1       -  Copies of the instruments with respect
                   to the Registrant's long-term debt are
                   available from the Securities and
                   Exchange Commission upon request.

      4.2       -  Copies of the Credit Agreements among
                   the Registrant and various Commercial
                   Banking Institutions, as amended
                   through December 31, 1994, as described
                   in the Notes to the General Signal
                   Financial Statements herein, are
                   available from the Securities and
                   Exchange Commission upon request.

      5*        -  Opinion of Cahill Gordon & Reindel
                   regarding the legality of the
                   securities being registered.

      8*        -  Form of Opinion of Cahill Gordon &
                   Reindel regarding certain federal
                   income tax consequences.

      10.1*     -  Form of Affiliate Letter.

      10.2*     -  Form of Stockholder Letter.

      12        -  Calculation of Ratios of Earnings to
                   Fixed Charges.  Previously filed as
                   Exhibit 12.0 to the Registrant's Form
                   10-Q for the three months ended March
                   31, 1995.

      23.1*     -  Consents of Ernst & Young LLP.

      23.2*     -  Consent of Coopers & Lybrand L.L.P.

      23.4*     -  Consent of Cahill Gordon & Reindel
                   (included in Exhibit 5).

      23.5*     -  Consent of Needham & Co. (included in
                   Annex B to the Prospectus/Proxy
                   Statement included in this Registration
                   Statement)

      24        -  Powers of Attorney (see signature
                   page).

      99.1*     -  Form of Proxy Card (attached as Annex C
                   to the Prospectus and Proxy Statement
                   included in this Registration
                   Statement).

      (b)       -  Financial Statement schedules and
                   reports of independent auditors.

                      Not applicable.

      (c)       -  Reports, Opinions or Appraisals

      1.1       -  Form of Opinion of Needham & Co.
                   (attached as Annex B to the Prospectus
                   and Proxy Statement included in this
                   Registration Statement).

*     Filed herewith.

Item 22.    Undertakings.
            ------------

            (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (b) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule
145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

            (c)   The Registrant undertakes that every prospectus:
(i) that is filed pursuant to paragraph (b) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

            (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

            (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                SIGNATURES

            Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement or amendment thereto to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Stamford, State of Connecticut, on the 6th day of September, 1995.

                                    GENERAL SIGNAL CORPORATION


                                    BY: /s/ Edgar J. Smith, Jr.
                                       --------------------------
                                          Edgar J. Smith, Jr.
                                          Vice President, General
                                          Counsel and Secretary

                            Powers of Attorney

            Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby constitutes Terence D. Martin and Edgar J. Smith, Jr. and each of them singly, such person's true and lawful attorneys, each with full power of substitution to sign for such person and in such person's name and capacity indicated below, any and all amendments to this Registration Statement, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming such person's signature as it may be signed by said attorneys to any and all amendments.


      SIGNATURE                     TITLE                    DATE
      ---------                     -----                    ----
         *
--------------------
(Edmund M. Carpenter)         Chairman and Chief            September 6, 1995
                              Executive Officer
                              and Director
                              (Principal Executive
                              Officer)

         *
____________________
(Michael D. Lockhart)         President and                 September 6, 1995
                              Chief Operating
                              Officer and
                              Director

         *
---------------------
(Terence D. Martin)           Executive Vice                September 6, 1995
                              President and Chief
                              Financial Officer
                              (Principal Financial
                              Officer)

         *
--------------------
(Terry J. Mortimer)           Vice President and            September 6, 1995
                              Controller (Principal
                              Accounting Officer)

         *
--------------------
(Ralph E. Bailey)             Director                      September 6, 1995

         *
--------------------
(Van C. Campbell)             Director                      September 6, 1995

         *
--------------------
(Ursula F. Fairbairn)         Director                      September 6, 1995

         *
--------------------
(Ronald E. Ferguson)          Director                      September 6, 1995

         *
--------------------
(John P. Horgan)              Director                      September 6, 1995

         *
--------------------
(C. Robert Kidder)            Director                      September 6, 1995

         *
--------------------
(Richard J. Kogan)            Director                      September 6, 1995

         *
--------------------
(Roland W. Schmitt)           Director                      September 6, 1995

         *
--------------------
(John R. Selby)               Director                      September 6, 1995



*By:   /s/ Edgar J. Smith, Jr.
    ---------------------------------
           Edgar J. Smith, Jr.
           Attorney-in-Fact